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TABLE OF CONTENTS
Index To Consolidated Financial Statements

As filed with the Securities and Exchange Commission on May 1, 2007

Registration No. 333-140503

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

AMENDMENT NO. 5
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TECHTARGET, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	7389 (Primary Standard Industrial Classification Code Number)	04-3483216 (I.R.S. Employer Identification Number)
117 Kendrick Street, Suite 800 Needham, Massachusetts 02494 (781) 657-1000 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Greg Strakosch
Chief Executive Officer
TechTarget, Inc.
117 Kendrick Street, Suite 800
Needham, Massachusetts 02494
(781) 657-1000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
John J. Egan, III, Esq. Goodwin Procter LLP Exchange Place Boston, Massachusetts 02109 (617) 570-1000	Mark G. Borden, Esq. Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109 (617) 526-6000

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

Subject to Completion, dated May 1, 2007
Prospectus

The information contained in this prospectus is not complete and may be changed. Neither we nor the selling stockholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

7,700,000 Shares

COMMON STOCK

        TechTarget, Inc. is offering 6,427,152 shares of its common stock and the selling stockholders are offering 1,272,848 shares of common stock. We will not receive any proceeds from the sale of shares by the selling stockholders. This is our initial public offering and no public market currently exists for our shares.

        We have applied to have our common stock listed on the NASDAQ Global Market under the symbol "TTGT." We anticipate that the initial public offering price will be between $12.00 and $14.00 per share.

        TCV V, L.P. and TCV Member Fund, L.P., or the TCV Funds, which beneficially own approximately 32% of our outstanding common stock, have indicated to us that they currently intend to purchase from the underwriters shares of our common stock with an aggregate purchase price of $25 million in this offering at the initial price to the public. Jay C. Hoag, a member of our board of directors, is a member of the general partner of the TCV Funds. The TCV Funds have the right to purchase these shares, but are under no obligation to purchase any shares in this offering and their interest in purchasing shares in this offering is not a commitment to do so.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 10.

	Per Share	Total
Price to the public	$	$
Underwriting discounts and commissions	$	$
Proceeds to TechTarget (before expenses)	$	$
Proceeds to the selling stockholders (before expenses)	$	$

        We and certain selling stockholders have granted the underwriters the right to purchase up to an additional 1,155,000 shares to cover over-allotments.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the shares to purchasers on            , 2007.

MORGAN STANLEY	LEHMAN BROTHERS

COWEN AND COMPANY	RBC CAPITAL MARKETS

                        , 2007

The Most Targeted IT Media *Reaching IT Buyers in Specific Markets*

White Papers
Webcasts
Podcasts
List Rentals
Contextual Advertising
Opt-in E-Newsletters
Banner Advertising
Software Comparisons
Events
Print
TechTarget
CIO and IT Management
CIO Decisions magazine
CIO Decisions Conference
SearchCIO.com
SearchSMB.com
IT Resources
Whatis.com
Bitpipe.com
Channel
SearchITChannel.com
SearchStorageChannel.com
SearchSecurityChannel.com
SearchSystemsChannel.com
SearchNetworkingChannel.com
ITChannel seminars
Storage
Storage magazine
SearchStorage.com
Storage Decisions conference and seminars
Data Center
SearchDataCenter.com
SearchServerVirtualization.com
Search400.com
SearchEnterpriseLinux.com
Data Center Decisions conference and seminars
Vertical Software (2020software.com)
Retail
Construction
Accounting
Manufacturing
Medical
HR
Windows and Distributed Computing
SearchWinIT.com
SearchExchange.com
SearchSQLServer.com
SearchWindowsSecurity.com
SearchWinComputing.com
SearchDomino.com
LabMice.net
Windows Decisions seminars
Enterprise Applications
SearchCRM.com
SearchDataManagement.com
SearchOracle.com
SearchSAP.com
Enterprise Applications seminars
Application Development
TheServerSide.com
TheServerSide.NET
Ajaxian.com
SearchSoftwareQuality.com
SearchWebServices.com
SearchVB.com
TheServerSide Java Symposium
The Ajax Experience conference
Networking
SearchNetworking.com
SearchVoIP.com
SearchMobileComputing.com
SearchNetworking.com seminars
Security
Information Security Magazine
SearchSecurity.com
Information Security Decisions conference and seminars

The diagram above provides a representation of TechTarget's media products provided by our platform and the media groups we currently use to categorize our content offerings.

        You should rely only on the information contained in this prospectus, any free writing prospectus prepared by us or on behalf of us or any information to which we have referred you. Neither we nor the selling stockholders have authorized anyone to provide you with information different from that contained in this prospectus. We and the selling stockholders are offering to sell, and are seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock.

        Until            (25 days after the commencement of this offering), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

        All references in this prospectus to the number of websites we operate are exclusive of those acquired after March 31, 2007.

i

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors" beginning on page 10, and the consolidated financial statements and notes to those consolidated financial statements, before making an investment decision. Unless the context requires otherwise, we use the terms "TechTarget," "we," "us" and "our" in this prospectus to refer to TechTarget, Inc. and its subsidiaries.

TECHTARGET, INC.

Our Company

        We are a leading provider of specialized online content that brings together buyers and sellers of corporate information technology, or IT, products. We sell customized marketing programs that enable IT vendors to reach corporate IT decision makers who are actively researching specific IT purchases. We operate a network of 36 websites, each of which focuses on a specific IT sector, such as storage, security or networking. IT professionals rely on our websites for key decision support information tailored to their specific areas of responsibility. We complement our online offerings with targeted in-person events and three specialized IT magazines that enable advertisers to engage buyers throughout their decision-making process for IT purchases.

        As IT professionals have become increasingly specialized, they have come to rely on our sector-specific websites for purchasing decision support. Our content enables IT professionals to navigate the complex and rapidly changing IT landscape where purchasing decisions can have significant financial and operational consequences. We employ over 100 full-time editors who create more than 20,000 pieces of original content per year tailored for specific audiences. We complement this content with targeted information from our network of more than 225 outside industry experts, member- generated content and extensive vendor-supplied information. We have a large and growing base of registered members, which totaled approximately 4.9 million as of March 31, 2007.

        The targeted nature of our user base enables IT vendors to reach a specialized audience efficiently because our content is highly segmented and aligned with the IT vendors' specific products. Since our founding in 1999, we have developed a broad customer base that now comprises more than 1,000 active advertisers, defined as customers who placed business with us in 2006, including Cisco, Dell, EMC, Hewlett Packard, IBM, Intel, Microsoft, Oracle, Research In Motion, SAP and Symantec. We delivered more than 3,400 advertising campaigns in 2006, and our average quarterly advertising renewal rate for our 100 largest customers was 92% in 2006. We also supplied more than 1.1 million sales leads to IT vendors in 2006.

        We generated revenues of $79 million in 2006, up from $67 million in 2005. Over the same period, we grew our operating income from $6 million to $13 million.

Industry Background

        There is an ongoing shift from traditional print and broad-based advertising to targeted online advertising, causing advertisers to reallocate substantial portions of marketing budgets to online advertising. We believe there are three major trends driving this shift. First, advertisers' desire to reach customers efficiently has led to the development of market-specific content channels, in particular, market-specific websites, which increase advertising efficiency by enabling advertisers to market specifically to the audience they are trying to reach. Second, the Internet is improving advertisers' ability to measure and increase return on investment, or ROI, by enabling advertisers to track individual user responses to their marketing programs. Third, the Internet is increasingly critical in researching large, complex and costly purchases, as both the quantity of information and the availability of search engines and directories on the Internet enable potential purchasers to obtain information efficiently from many sources.

        Corporate IT professionals increasingly are demanding specialized websites, events and print publications tailored to the sub-sectors of IT solutions that they purchase. Similarly, IT advertisers seek high-ROI marketing platforms that provide access to the specific sectors of IT buyers that align with the solutions they sell. We believe that traditional IT media companies with primarily print-based revenue models have encountered difficulties in responding to these trends. These companies typically offer print publications with large circulations and broad content, associated websites with a similarly broad content focus, and large industry trade shows. We believe these offerings do not enable IT professionals to search efficiently for information related to their specialized IT purchase requirements, and minimize the likelihood of a vendor reaching a buyer while he or she is actively researching the purchase of a solution that falls within the vendor's particular market sector. Consequently, there is a need on the part of both IT buyers and IT vendors for highly specialized media offerings that increase efficiency for both parties.

Our Solution

        Our specialized content enables IT vendors to reach corporate IT professionals who are actively researching purchases in specific IT sectors. Our solution benefits from the following competitive advantages:

  •
  Large and Growing Community of Registered Members.  We have built a registered member database with detailed business information on approximately 4.9 million IT professionals. We have collected detailed business and technology profiles on all of our registered members, which allows us to provide them with more specialized content and provide our advertisers with highly targeted audiences and sales leads.

  •
  Strong Advertiser Relationships.  Since our founding in 1999, we have developed a broad customer base that now comprises more than 1,000 active advertisers, including Cisco, Dell, EMC, Hewlett Packard, IBM, Intel, Microsoft, Oracle, Research In Motion, SAP and Symantec.

  •
  Substantial Experience in Online Media.  We have over seven years of experience in developing our online media content, with a focus on providing targeted information to IT professionals and a targeted audience to vendors. Our experience enables us to develop new online properties rapidly, and to acquire, and efficiently integrate, select properties that further serve IT professionals. We have also developed an expertise in implementing integrated, targeted marketing campaigns designed to maximize the measurability of, and improvement in, ROI.

  •
  Significant Brand Recognition Among Advertisers and IT Professionals.  Our brand is well-recognized by advertisers who value our integrated marketing capabilities and high-ROI advertising programs. At the same time, our sector-specific websites command brand recognition among IT professionals, who rely on these websites because of their specificity and depth of content.

  •
  Proprietary Lead Management Technology.  Our proprietary lead management technology enables IT vendors to prioritize and manage efficiently the leads we provide, improving the efficacy of their sales teams and optimizing the ROI on their marketing expenditures with us.

        Our solution increases efficiency for both IT professionals and IT vendors. It facilitates the ability of IT professionals to find specific information related to their purchase decisions, while enabling IT vendors to reach IT buyers that are actively researching specific solutions related to vendors' products and services. Set forth below are several ways our solution benefits both IT professionals and IT vendors:

  Benefits to IT Professionals

  •
  Provides Access to Integrated, Sector-Specific Content.  Our websites provide IT professionals with sector-specific content from the three fundamental sources they value in researching IT purchasing decisions: industry experts, peers and vendors. Our in-house staff of editors creates content specific to the sectors we serve and the key sub-sectors within them. This content is integrated with other content generated by our network of third-party industry experts, member-generated content and content from IT vendors.

  •
  Increases Efficiency of Purchasing Decisions.  By accessing targeted and specialized information, IT professionals are able to research important purchasing decisions more effectively. Furthermore, we provide this specialized, targeted content through a variety of media that together address all stages of the purchase decision process.

  Benefits to IT Vendors

  •
  Targets Active Buyers Efficiently.  Our highly targeted content attracts specific, targeted audiences that are actively researching purchasing decisions. Advertising to only a targeted audience minimizes advertiser expenditures on irrelevant audiences, increasing advertising efficiency.

  •
  Generates Measurable, High ROI.  Our targeted online content offerings enable us to generate and collect valuable business information about each registered member and his or her technology preferences. As users access sponsored content, we register and process this information, and deliver qualified actionable leads in real-time. As a result, our advertisers are able to measure and improve the ROI on their advertising expenditures with us.

  •
  Generates and Prioritizes Qualified Sales Leads.  Our IT vendors also use our detailed member database and integrated advertising campaigns to identify and market to the audience members they consider to have the highest potential value. Once the leads have been delivered, our proprietary lead management technology enables customers to categorize, prioritize and market more effectively to these leads.

  •
  Maximizes Awareness and Shortens the Sales Cycle.  By distributing proprietary content and reaching their target audiences via our platform, IT vendors can educate audiences, demonstrate their product capabilities and proactively brand themselves as specific product leaders. As a result, an IT professional is knowledgeable about the vendors' specifications and product by the time he or she engages with the vendor, which reduces time and cost expended by the vendor's sales force.

  •
  Reaches IT Professionals at All Stages of the Purchase Decision Process.  Because our content platform encompasses online, event and print offerings, IT vendors can market to IT professionals at all stages of the purchase decision process through multiple touch points.

Our Strategy

        Our goal is to deliver superior performance by enhancing our position as a leading provider of specialized content that connects IT professionals with IT vendors in the sectors and sub-sectors that we serve. In order to achieve this goal, we intend to:

  •
  Continue to Develop Our Content Platform and Product Offerings.  We intend to continue to develop our platform in order to capitalize on the ongoing shift from traditional broad-based media toward more focused online content that increases the efficiency of advertising spending.

  •
  Expand into Complementary Sectors.  We intend to complement our current offerings by expanding our business to capitalize on strategic opportunities in existing, adjacent, or new sectors that we believe to be well-suited to our business model and core competencies. For example, we are expanding our platform to address the needs of additional sectors in the IT industry, such as value-added resellers and vertical industry software applications.

  •
  Expand Our International Presence.  We intend to expand our addressable market by increasing our presence in countries outside the United States.

  •
  Selectively Acquire or Partner with Complementary Businesses.  We intend to continue to pursue selected acquisition or partnership opportunities in our core markets and in adjacent markets for products with similar characteristics.

Recent Development

        On April 26, 2007, we acquired for an aggregate purchase price of approximately $15.0 million substantially all of the assets of TechnologyGuide.com, Inc., a company engaged in the business of developing and operating a portfolio of proprietary Internet content sites that provide product reviews, price comparisons and user forums for mobile technology products such as laptops, PDAs, and tablet PCs. We funded this acquisition through existing cash balances and by drawing $12.0 million from our existing revolving credit facility.

Risk Factors

        Investing in our common stock involves a high degree of risk. You should carefully read the section entitled "Risk Factors" beginning on page 10 for an explanation of these risks before investing in our common stock. In particular, the following considerations, among others, may have a negative effect on our business, financial condition and results of operations:

  •
  Fluctuations in advertising spending could have an adverse effect on our operating results.

  •
  Because all of our customers are in the IT industry, our revenues are subject to many of the same fluctuations and risks associated with the IT industry, including exposure to corporate spending and increases in revenue concentration as a result of ongoing industry consolidation.

  •
  Our revenues are primarily derived from short-term contracts that may not be renewed.

  •
  If we are unable to deliver content and services that attract and retain users, our ability to attract and retain advertisers may be adversely affected.

  •
  Competition for advertisers is intense, and we may not compete successfully.

Our Corporate Information

        We were incorporated in Delaware on September 14, 1999 under the name Search Hitech.com, Inc. and changed our name to TechTarget.com, Inc. on September 17, 1999 and to TechTarget, Inc. on October 16, 2003. Our corporate headquarters are located at 117 Kendrick Street, Suite 800, Needham, Massachusetts 02494, and our telephone number is (781) 657-1000. Our website is www.techtarget.com. Information contained on our website does not constitute a part of this prospectus.

        TechTarget® and the TechTarget logo are registered trademarks of TechTarget, Inc. This prospectus also includes the registered and unregistered trademarks of other persons or entities.

THE OFFERING

Common stock offered by TechTarget	6,427,152 shares
Common stock offered by the selling stockholders	1,272,848 shares
Total	7,700,000 shares
Common stock to be outstanding after this offering	39,059,535 shares
Over-allotment option offered by TechTarget and certain selling stockholders	1,155,000 shares
Use of proceeds
We expect our net proceeds from the offering to be approximately $75.2 million, assuming an initial offering price of $13.00 per share, which is the midpoint of the range listed on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated fees and expenses payable by us. We will not receive any proceeds from the sale of shares by the selling stockholders. We intend to use the net proceeds to us from this offering primarily according to the following priority of use: repayment of $12.0 million under our revolving credit facility, working capital and other general corporate purposes (including financing the development of new offerings), sales and marketing activities, and capital expenditures. We may use a portion of the net proceeds to us to expand our current business through acquisitions of other businesses, products and technologies. See "Use of Proceeds" for more information. Our Chief Executive Officer and other members of our management will receive a portion of the proceeds of this offering if the underwriters exercise their over-allotment option. See "Principal and Selling Stockholders."
Risk factors	You should read the "Risk Factors" section of this prospectus for a discussion of factors that you should consider carefully before deciding to invest in shares of our common stock.
Proposed NASDAQ Global Market symbol	"TTGT"

        The number of shares of our common stock to be outstanding following this offering is based on 32,632,383 shares of our common stock outstanding as of March 31, 2007 assuming conversion of all outstanding shares of preferred stock, and excludes:

  •
  7,612,910 shares of common stock issuable upon exercise of options outstanding as of March 31, 2007, at a weighted average exercise price of $5.13 per share;

  •
  2,911,667 shares of common stock reserved for future issuance under our stock-based compensation plan; and

  •
  73,003 shares of common stock issuable upon the exercise of warrants outstanding as of March 31, 2007 at a weighted average exercise price of $2.27 per share.

        Unless otherwise indicated, this prospectus reflects and assumes the following:

  •
  the automatic conversion of all outstanding shares of our preferred stock into 24,372,954 shares of common stock, upon the closing of this offering;

  •
  no exercise of outstanding options or outstanding warrants after March 31, 2007;

  •
  the filing of our amended and restated certificate of incorporation and the adoption of our amended and restated bylaws immediately prior to the effectiveness of this offering;

  •
  no exercise by the underwriters of their over-allotment option; and

  •
  a 1-for-4 reverse split of our common stock effected on April 26, 2007.

SUMMARY CONSOLIDATED FINANCIAL DATA

        The tables below summarize our consolidated financial information for the periods indicated. You should read the following information together with the more detailed information contained in "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and the accompanying notes included elsewhere in this prospectus.

	Years Ended December 31,			Three Months Ended March 31,
	2004	2005	2006	2006	2007
				(unaudited)
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Revenues:
Online	$31,342	$43,662	$51,176	$10,375	$13,709
Events	9,647	14,595	19,708	2,327	2,939
Print	5,738	8,489	8,128	2,209	1,697

Total revenues	46,727	66,746	79,012	14,911	18,345
Cost of revenues:
Online(1)	7,632	10,476	12,988	2,621	3,525
Events(1)	5,948	6,202	6,493	1,274	1,372
Print(1)	3,073	5,322	5,339	1,407	1,129

Total cost of revenues	16,653	22,000	24,820	5,302	6,026
Gross profit	30,074	44,746	54,192	9,609	12,319
Operating expenses:
Selling and marketing(1)	15,138	18,174	20,305	4,432	6,152
Product development(1)	4,111	5,756	6,295	1,564	1,748
General and administrative(1)	11,756	7,617	8,756	1,791	2,610
Depreciation	1,168	1,792	1,144	218	330
Amortization of intangible assets	1,304	5,172	5,029	1,084	759

Total operating expenses	33,477	38,511	41,529	9,089	11,599

Operating income (loss)	(3,403)	6,235	12,663	520	720
Interest income (expense), net	143	(30)	321	96	(67)

Income (loss) before income taxes (benefit)	(3,260)	6,205	12,984	616	653
Provision for (benefit from) income taxes	32	(2,681)	5,811	175	336

Net income (loss)	$(3,292)	$8,886	$7,173	$441	$317

Net loss per common share:
Basic and diluted(2)	$(1.34)	$(0.24)	$(0.46)	$(0.29)	$(0.28)

Weighted average common shares outstanding:
Basic and diluted	7,594	7,371	7,824	7,639	8,174

Unaudited:
Pro forma net income per common share(3):
Basic			$0.22		$0.01

Diluted			$0.20		$0.01

Pro forma weighted average common shares outstanding(3):
Basic			33,190		33,540

Diluted			35,933		36,290

Other Data:
Adjusted EBITDA (unaudited)(4)	$5,352	$13,277	$20,086	$1,850	$2,880

		Years Ended December 31,				Three Months Ended March 31,
		2004		2005	2006	2006	2007
						(unaudited)
		(in thousands)
(1)	Amounts include stock-based compensation expense as follows:
	Cost of online revenue	$78		$—	$87	$—	$70
	Cost of events revenue	236		—	31	—	12
	Cost of print revenue	—		—	12	—	9
	Selling and marketing	1,025		—	606	—	536
	Product development	7		—	90	—	73
	General and administrative	4,937		78	424	28	371

	Total	$6,283	(a)	$78	$1,250	$28	$1,071

  (a)
  In May 2004, we offered to repurchase for cash (i) up to 100% of the issued and outstanding shares of our series A preferred stock; and (ii) up to 45% of the aggregate issued and outstanding shares of common stock and/or options to purchase the same (provided the option holder had either completed four years of service with us as of May 1, 2004, or had held the option for at least four years as of May 1, 2004), effected to provide certain stockholders and option holders with liquidity. We recorded stock-based compensation expense of $6,012,382 related to the purchase of 1,429,157 options.

(2)
Basic and diluted net loss per common share is computed by dividing the net loss applicable to common stockholders by the weighted-average number of common shares outstanding for the fiscal period. See "Note 2 of our Notes to Consolidated Financial Statements."

(3)
Unaudited pro forma net income per share of common stock and pro forma weighted average common shares outstanding reflect the automatic conversion of all outstanding shares of our series A preferred stock, series B preferred stock and series C preferred stock into shares of our common stock on a 1-for-4 basis, to be effectuated upon the closing of this offering plus a sufficient number of shares of common stock to be issued in this offering to fund the repayment of amounts outstanding under our revolving credit facility.

(4)
The following table reconciles net income (loss) to Adjusted EBITDA for the periods presented and is unaudited:

	Years Ended December 31,			Three Months Ended March 31,
	2004	2005	2006	2006	2007
				(unaudited)
	(in thousands)

Net income (loss)	$(3,292)	$8,886	$7,173	$441	$317
Interest income (expense), net	143	(30)	321	96	(67)
Provision for (benefit from) income taxes	32	(2,681)	5,811	175	336
Depreciation	1,168	1,792	1,144	218	330
Amortization of intangible assets	1,304	5,172	5,029	1,084	759

EBITDA	(931)	13,199	18,836	1,822	1,809
Stock-based compensation	6,283 (a)	78	1,250	28	1,071

Adjusted EBITDA	$5,352	$13,277	$20,086	$1,850	$2,880

  (a)
  In May 2004, we offered to repurchase for cash (i) up to 100% of the issued and outstanding shares of our series A preferred stock; and (ii) up to 45% of the aggregate issued and outstanding shares of common stock and/or options to purchase the same (provided the option holder had either completed four years of service with us as of May 1, 2004, or had held the option for at least four years as of May 1, 2004), effected to provide certain stockholders and option holders with liquidity. We recorded stock-based compensation expense of $6,012,382 related to the purchase of 1,429,157 options.

  Adjusted EBITDA is a metric used by management to measure operating performance. EBITDA represents net income (loss) before net interest expense, income tax expense, depreciation and amortization. Adjusted EBITDA represents EBITDA less stock-based compensation expense. We present Adjusted EBITDA as a supplemental performance measure because we believe it facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the age and book depreciation of fixed assets (affecting relative depreciation expense), and the impact of non-cash stock-based compensation expense costs. Because Adjusted EBITDA facilitates internal comparisons of our operating performance on a more consistent basis, we also use Adjusted EBITDA in measuring our performance relative to that of our competitors. We also use Adjusted EBITDA in connection with our compensation of our executive officers. Adjusted EBITDA is not a measurement of our financial performance under generally accepted accounting principles in the United States, or GAAP, and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our profitability or liquidity. We understand that although Adjusted EBITDA is frequently used by securities analysts, lenders and others in their evaluation of companies, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

  •
  Adjusted EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

  •
  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

  •
  Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

  •
  Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

  •
  Other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

        The pro forma balance sheet data in the table below reflects the conversion of our convertible preferred stock into shares of common stock and the conversion of our convertible preferred stock warrants recorded in other liabilities into common stock warrants recorded in stockholders' equity (deficit). The pro forma as adjusted balance sheet data in the table below reflects the pro forma balance sheet data, as well as our receipt of estimated net proceeds from our sale of 6,427,152 shares of common stock in this offering at an assumed public offering price of $13.00 per share, which is the midpoint of the range listed on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	As of March 31, 2007
	Actual	Pro Forma	Pro Forma As Adjusted(1)
	(unaudited) (in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$30,504	$30,504	$105,688
Total assets	93,664	93,664	168,848
Total liabilities	20,671	20,369	20,369
Total redeemable convertible preferred stock	139,379	—	—
Total stockholders' equity (deficit)	(66,386)	73,295	148,479

(1)
Does not reflect the repayment of $12.0 million under our revolving credit facility, as described in "Use of Proceeds," because the obligation arose after March 31, 2007, in connection with our purchase of TechnologyGuide.com, Inc. on April 26, 2007. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Recent Development."

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information in this prospectus, before deciding whether to invest in our common stock. If any of the following risks were to materialize, our business, financial condition and results of operations would suffer. The trading price of our common stock could decline as a result of any of these risks, and you could lose part or all of your investment in our common stock. You should read the section entitled "Forward-Looking Statements" immediately following these risk factors for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this prospectus.

Risks Related to Our Business

Because we depend on our ability to generate revenues from the sale of advertising, fluctuations in advertising spending could have an adverse effect on our operating results.

        The primary source of our revenues is the sale of advertising to our customers. Our advertising revenues accounted for approximately 99% of our total revenues for the year ended December 31, 2006. We believe that advertising spending on the Internet, as in traditional media, fluctuates significantly as a result of a variety of factors, many of which are outside of our control. These factors include:

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  variations in expenditures by advertisers due to budgetary constraints;

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  the cancellation or delay of projects by advertisers;

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  the cyclical and discretionary nature of advertising spending;

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  general economic conditions, as well as economic conditions specific to the Internet and online and offline media industry; and

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  the occurrence of extraordinary events, such as natural disasters, international or domestic terrorist attacks or armed conflict.

Because all of our customers are in the IT industry, our revenues are subject to characteristics of the IT industry that can affect advertising spending by IT vendors.

        The IT industry is characterized by, among other things, volatile quarterly results, uneven sales patterns, short product life cycles, rapid technological developments and frequent new product introductions and enhancements. As a result, our customers' advertising budgets, which are often viewed as discretionary expenditures, may increase or decrease significantly over a short period of time. In addition, the advertising budgets of our customers may fluctuate as a result of:

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  weakness in corporate IT spending resulting in a decline in IT advertising spending;

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  increased concentration in the IT industry as a result of consolidations, leading to a decrease in the number of current and prospective customers, as well as an overall reduction in advertising spending by combined entities following such consolidations;

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  the timing of advertising campaigns around new product introductions and initiatives; and

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  economic conditions specific to the IT industry.

Our quarterly operating results are subject to significant fluctuations, and these fluctuations may adversely affect the trading price of our common stock.

        We have experienced and expect to experience significant fluctuations in our quarterly revenues and operating results. Our quarterly revenues and operating results may fluctuate significantly from quarter to quarter due to a number of factors, many of which are outside of our control. In addition to the factors described elsewhere in this "Risk Factors" section, these factors include:

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  the spending priorities and advertising budget cycles of specific advertisers;

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  the addition or loss of advertisers;

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  the addition of new sites and services by us or our competitors; and

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  seasonal fluctuations in advertising spending.

        Due to such risks, you should not rely on quarter-to-quarter comparisons of our results of operations as an indicator of our future results. Due to the foregoing factors, it is also possible that our results of operations in one or more quarters may fall below the expectations of investors and/or securities analysts. In such an event, the trading price of our common stock is likely to decline.

Our revenues are primarily derived from short-term contracts that may not be renewed.

        The primary source of our revenues is the sale of advertising to our customers, and we expect that this will continue to be the case for the foreseeable future. Our advertising contracts are almost exclusively short-term, typically less than 90 days, and are subject to termination without substantial penalty by the customer at any time, generally with minimal notice requirements of 30 days or less. We cannot assure you that our current customers will fulfill their obligations under their existing contracts, continue to participate in our existing programs beyond the terms of their existing contracts or enter into any additional contracts for new programs that we offer. If a significant number of advertisers or a few large advertisers decided not to continue advertising on our websites or in our print magazines, or conducting or sponsoring events, we could experience a rapid decline in our revenues over a relatively short period of time.

If we are unable to deliver content and services that attract and retain users, our ability to attract advertisers may be affected, which could in turn have an adverse affect on our revenues.

        Our future success depends on our ability to deliver original and compelling content and services to attract and retain users. Our user base is comprised of corporate IT professionals who demand specialized websites, print publications and events tailored to the sectors of the IT products for which they are responsible and that they purchase. Our content and services may not be attractive to a sufficient number of users to attract advertisers and generate revenues consistent with our estimates. We also may not develop new content or services in a timely or cost-effective manner. Our ability to develop and produce this specialized content successfully is subject to numerous uncertainties, including our ability to:

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  anticipate and respond successfully to rapidly changing IT developments and preferences to ensure that our content remains timely and interesting to our users;

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  attract and retain qualified editors, writers and technical personnel;

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  fund new development for our programs and other offerings;

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  successfully expand our content offerings into new platform and delivery mechanisms; and

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  promote and strengthen the brands of our websites and our name.

        If we are not successful in maintaining and growing our user base, our ability to retain and attract advertisers may be affected, which could in turn have an adverse affect on our revenues.

Our inability to sustain our historical advertising rates could adversely affect our operating results.

        The market for advertising has fluctuated over the past few years. If we are unable to maintain historical pricing levels for advertising on our websites and in our print publications and for sponsorships at our events, our revenues could be adversely affected.

Competition for advertisers is intense, and we may not compete successfully which could result in a material reduction in our market share, the number of our advertisers and our revenues.

        We compete for potential advertisers with a number of different types of offerings and companies, including: broad-based media outlets, such as television, newspapers and business periodicals that are designed to reach a wide audience; general purpose portals and search engines; and offline and online offerings of media companies that produce content specifically for IT professionals, including International Data Group, CMP Media Inc. and Ziff Davis Media Inc. Advertisers may choose our competitors over us not only because they prefer our competitors' online events and print offerings to ours, but also because advertisers prefer to utilize other forms of advertising offered by our competitors that are not offered by us.

        Although less than 5% of our revenues for the year ended December 31, 2006 were derived from advertisers located outside of North America, as we continue to expand internationally, we expect to compete with many of the competitors mentioned above, as well as with established media companies based in particular countries or geographical regions. Many of these foreign-based media companies will be larger than we are and will have established relationships with local advertisers.

        Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we have. As a result, we could lose market share to our competitors in one or more of our businesses and our revenues could decline.

We depend upon Internet search engines to attract a significant portion of the users who visit our websites, and if we were listed less prominently in search result listings, our business and operating results would be harmed.

        We derive a significant portion of our website traffic from users who search for IT purchasing content through Internet search engines, such as Google, MSN and Yahoo! A critical factor in attracting users to our websites is whether we are prominently displayed in response to an Internet search relating to IT content.

        Search result listings are determined and displayed in accordance with a set of formulas or algorithms developed by the particular Internet search engine. The algorithms determine the order of the listing of results in response to the user's Internet search. From time to time, search engines revise these algorithms. In some instances, these modifications may cause our websites to be listed less prominently in unpaid search results, which will result in decreased traffic from search engine users to our websites. Our websites may also become listed less prominently in unpaid search results for other reasons, such as search engine technical difficulties, search engine technical changes and changes we make to our websites. In addition, search engines have deemed the practices of some companies to be inconsistent with search engine guidelines and have decided not to list their websites in search result listings at all. If we are listed less prominently or not at all in search result listings for any reason, the traffic to our websites likely will decline, which could harm our operating results. If we decide to attempt to replace this traffic, we may be required to increase our marketing expenditures, which also could harm our operating results.

We may not innovate at a successful pace, which could harm our operating results.

        Our industry is rapidly adopting new technologies and standards to create and satisfy the demands of users and advertisers. It is critical that we continue to innovate by anticipating and adapting to these changes to ensure that our content-delivery platforms and services remain effective and interesting to our users, advertisers and partners. In addition, we may discover that we must make significant expenditures to achieve these goals. If we fail to accomplish these goals, we may lose users and the advertisers that seek to reach those users, which could harm our operating results.

We may be unable to continue to build awareness of our brands, which could negatively impact our business and cause our revenues to decline.

        Building and maintaining recognition of our brands is critical to attracting and expanding our online user base, attendance at our events and our offline readership. We intend to continue to build existing brands and introduce new brands that will resonate with our targeted audiences, but we may not be successful. In order to promote these brands, in response to competitive pressures or otherwise, we may find it necessary to increase our marketing budget, hire additional marketing and public relations personnel or otherwise increase our financial commitment to creating and maintaining brand loyalty among our clients. If we fail to promote and maintain our brands effectively, or incur excessive expenses attempting to promote and maintain our brands, our business and financial results may suffer.

Given the tenure and experience of our Chief Executive Officer and President, and their guiding roles in developing our business and growth strategy since our inception, our growth may be inhibited or our operations may be impaired if we were to lose the services of either of them.

        Our growth and success depends to a significant extent on our ability to retain Greg Strakosch, our Chief Executive Officer, and Don Hawk, our President, both of whom were founders of our company and have developed, engineered and stewarded the growth and operation of our business since its inception. The loss of the services of either of these persons could inhibit our growth or impair our operations and cause our stock price to decline.

We may not be able to attract, hire and retain qualified personnel cost-effectively, which could impact the quality of our content and services and the effectiveness and efficiency of our management, resulting in increased costs and losses in revenues.

        Our success depends on our ability to attract, hire and retain at commercially reasonable rates qualified technical, sales and marketing, customer support, financial and accounting, legal and other managerial personnel. The competition for personnel in the industries in which we operate is intense. Our personnel may terminate their employment at any time for any reason. Loss of personnel may also result in increased costs for replacement hiring and training. If we fail to attract and hire new personnel or retain and motivate our current personnel, we may not be able to operate our businesses effectively or efficiently, serve our customers properly or maintain the quality of our content and services.

        In particular, our success depends in significant part on maintaining and growing an effective sales force. This dependence involves a number of challenges, including:

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  the need to hire, integrate, motivate and retain additional sales and sales support personnel;

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  the need to train new sales personnel, many of whom lack sales experience when they are hired; and

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  competition from other companies in hiring and retaining sales personnel.

We may fail to identify or successfully acquire and integrate businesses, products and technologies that would otherwise enhance our product offerings to our customers and users, and as a result our revenues may decline or fail to grow.

        We have acquired, and in the future may acquire or invest in, complementary businesses, products or technologies. Furthermore, following the closing of this offering, we expect that as a result of our access to the public markets, we will have enhanced opportunities to pursue acquisitions and investments in the future. Acquisitions and investments involve numerous risks including:

  •
  difficulty in assimilating the operations and personnel of acquired businesses;

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  potential disruption of our ongoing businesses and distraction of our management and the management of acquired companies;

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  difficulty in incorporating acquired technology and rights into our offerings and services;

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  unanticipated expenses related to technology and other integration;

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  potential failure to achieve additional sales and enhance our customer bases through cross-marketing of the combined company's products to new and existing customers;

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  potential litigation resulting from our business combinations or acquisition activities; and

  •
  potential unknown liabilities associated with the acquired businesses.

        Our inability to integrate any acquired business successfully, or the failure to achieve any expected synergies, could result in increased expenses and a reduction in expected revenues or revenue growth. As a result, our stock price could fluctuate or decline. In addition, we cannot assure you that we will be successful in expanding into complementary sectors in the future, which could harm our business, operating results and financial condition.

The costs associated with potential acquisitions or strategic partnerships could dilute your investment or adversely affect our results of operations.

        In order to finance acquisitions, investments or strategic partnerships, we may use equity securities, debt, cash, or a combination of the foregoing. Any issuance of equity securities or securities convertible into equity may result in substantial dilution to our existing stockholders, reduce the market price of our common stock, or both. Any debt financing is likely to have financial and other covenants that could have an adverse impact on our business if we do not achieve our projected results. In addition, the related increases in expenses could adversely affect our results of operations.

We have limited protection of our intellectual property and could be subject to infringement claims that may result in costly litigation, the payment of damages or the need to revise the way we conduct our business.

        Our success and ability to compete are dependent in part on the strength of our proprietary rights, on the goodwill associated with our trademarks, trade names and service marks, and on our ability to use U.S. and foreign laws to protect them. Our intellectual property includes, among other things, our original content, our editorial features, logos, brands, domain names, the technology that we use to deliver our products and services, the various databases of information that we maintain and make available by license, and the appearance of our websites. We claim common law protection on certain names and marks that we have used in connection with our business activities. Although we have applied for and obtained registration of many of our marks in countries outside of the United States where we do business, we have not been able to obtain registration of all of our key marks in such jurisdictions, in some cases due to prior registration or use by third parties employing similar marks. In addition to U.S. and foreign laws, we rely on confidentiality agreements with our employees and third parties and protective contractual provisions to safeguard our intellectual property.

        Policing our intellectual property rights worldwide is a difficult task, and we may not be able to identify infringing users. We cannot be certain that third party licensees of our content will always take actions to protect the value of our proprietary rights and reputation. Intellectual property laws and our agreements may not be sufficient to prevent others from copying or otherwise obtaining and using our content or technologies. In addition, others may develop non-infringing technologies that are similar or superior to ours.

        In seeking to protect our marks, copyrights, domain names and other proprietary rights, or in defending ourselves against claims of infringement that may be with or without merit, we could face costly litigation and the diversion of our management's attention and resources. These claims could result in the need to develop alternative trademarks, content or technology or to enter into costly royalty or licensing agreements, which could have a material adverse effect on our business, results of operations and financial condition.

        We may not have, in all cases, conducted formal evaluations to confirm that our technology and products do not or will not infringe upon the intellectual property rights of third parties. As a result, we cannot be certain that our technology, offerings, services or online content do not or will not infringe upon the intellectual property rights of third parties. If we were found to have infringed on a third party's intellectual property rights, the value of our brands and our business reputation could be impaired, and our business could suffer.

Our business could be harmed if we are unable to correspond with existing and potential users by e-mail.

        We use e-mail as a significant means of communicating with our existing users. The laws and regulations governing the use of e-mail for marketing purposes continue to evolve, and the growth and development of the market for commerce over the Internet may lead to the adoption of additional legislation and/or changes to existing laws. If new laws or regulations are adopted, or existing laws and regulations are interpreted and/or amended or modified, to impose additional restrictions on our ability to send e-mail to our users or potential users, we may not be able to communicate with them in a cost-effective manner.

        In addition to legal restrictions on the use of e-mail, Internet service providers and others typically attempt to block the transmission of unsolicited e-mail, commonly known as "spam." If an Internet service provider or software program identifies e-mail from us as "spam," we could be placed on a restricted list that would block our e-mail to users or potential users who maintain e-mail accounts with these Internet service providers or who use these software programs. If we are unable to communicate by e-mail with our users and potential users as a result of legislation, blockage or otherwise, our business, operating results and financial condition could be harmed.

Changes in laws and standards relating to data collection and use practices and the privacy of Internet users and other individuals could impair our efforts to maintain and grow our audience and thereby decrease our advertising revenue.

        We collect information from our users who register for services or respond to surveys. Subject to each user's permission (or right to decline, which we refer to as an "opt-out"), we may use this information to inform our users of products and services that may be of interest to them. We may also share this information with our advertising clients for registered members who have elected to receive additional promotional materials and have granted us permission to share their information with third parties. The U.S. federal and various state governments have adopted or proposed limitations on the collection, distribution and use of personal information of Internet users. Several foreign jurisdictions, including the European Union and Canada, have adopted legislation (including directives or regulations) that may limit our collection and use of information from Internet users in these jurisdictions. In addition, growing public concern about privacy, data security and the collection, distribution and use of personal information has led to self-regulation of these practices by the Internet advertising and direct marketing industry, and to increased federal and state regulation. Because many of the proposed laws or regulations are in their early stages, we cannot yet determine the impact these regulations may have on our business over time. Although, to date, our efforts to comply with applicable federal and state laws and regulations have not hurt our business, additional, more burdensome laws or regulations, including consumer privacy and data security laws, could be enacted or applied to us or our customers. Such laws or regulations could impair our ability to collect user information that helps us to provide more targeted advertising to our users, thereby impairing our ability to maintain and grow our audience and maximize advertising revenue from our advertising clients.

There are a number of risks associated with expansion of our business internationally that could adversely affect our business.

        We have 13 license arrangements in various countries and maintain a direct sales presence in the United Kingdom. In addition to facing many of the same challenges we face domestically, there are additional risks and costs inherent in expanding our business in international markets, including:

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  limitations on our activities in foreign countries where we have granted rights to existing business partners;

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  the adaptation of our websites and advertising programs to meet local needs and to comply with local legal regulatory requirements;

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  varied, unfamiliar and unclear legal and regulatory restrictions, as well as unforeseen changes in, legal and regulatory requirements;

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  more restrictive data protection regulation, which may vary by country;

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  difficulties in staffing and managing multinational operations;

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  difficulties in finding appropriate foreign licensees or joint venture partners;

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  distance, language and cultural differences in doing business with foreign entities;

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  foreign political and economic uncertainty;

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  less extensive adoption of the Internet as an information source and increased restriction on the content of websites;

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  currency exchange-rate fluctuations; and

  •
  potential adverse tax requirements.

        As a result, we may face difficulties and unforeseen expenses in expanding our business internationally and even if we attempt to do so, we may be unsuccessful, which could harm our business, operating results and financial condition.

Changes in regulations could adversely affect our business and results of operations.

        It is possible that new laws and regulations or new interpretations of existing laws and regulations in the United States and elsewhere will be adopted covering issues affecting our business, including:

  •
  privacy, data security and use of personally identifiable information;

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  copyrights, trademarks and domain names; and

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  marketing practices, such as e-mail or direct marketing.

        Increased government regulation, or the application of existing laws to online activities, could:

  •
  decrease the growth rate of the Internet;

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  reduce our revenues;

  •
  increase our operating expenses; or

  •
  expose us to significant liabilities.

        Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is still evolving. Therefore, we might be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our trademarks and other proprietary rights. Any impairment in the value of these important assets could cause our stock price to decline. We cannot be sure what effect any future material noncompliance by us with these laws and regulations or any material changes in these laws and regulations could have on our business, operating results and financial condition.

As a creator and a distributor of content over the Internet, we face potential liability for legal claims based on the nature and content of the materials that we create or distribute.

        Due to the nature of content published on our online network, including content placed on our online network by third parties, and as a creator and distributor of original content and research, we face potential liability based on a variety of theories, including defamation, negligence, copyright or trademark infringement, or other legal theories based on the nature, creation or distribution of this information. Such claims may also include, among others, claims that by providing hypertext links to websites operated by third parties, we are liable for wrongful actions by those third parties through these websites. Similar claims have been brought, and sometimes successfully asserted, against online services. It is also possible that our users could make claims against us for losses incurred in reliance on information provided on our networks. In addition, we could be exposed to liability in connection with material posted to our Internet sites by third parties. For example, many of our sites offer users an opportunity to post unmoderated comments and opinions. Some of this user-generated content may infringe on third party intellectual property rights or privacy rights or may otherwise be subject to challenge under copyright laws. Such claims, whether brought in the United States or abroad, could divert management time and attention away from our business and result in significant cost to investigate and defend, regardless of the merit of these claims. In addition, if we become subject to these types of claims and are not successful in our defense, we may be forced to pay substantial damages. Our insurance may not adequately protect us against these claims. The filing of these claims may also damage our reputation as a high quality provider of unbiased, timely analysis and result in client cancellations or overall decreased demand for our products and services.

We may be liable if third parties or our employees misappropriate our users' confidential business information.

        We currently retain confidential information relating to our users in secure database servers. Although we observe security measures throughout our operations, we cannot assure you that we will be able to prevent individuals from gaining unauthorized access to these database servers. Any unauthorized access to our servers, or abuse by our employees, could result in the theft of confidential user information. If confidential information is compromised, we could lose customers or become subject to liability or litigation and our reputation could be harmed, any of which could materially and adversely affect our business and results of operations.

Our business, which is dependent on centrally located communications and computer hardware systems, is vulnerable to natural disasters, telecommunication and systems failures, terrorism and other problems, which could reduce traffic on our networks or websites and result in decreased capacity for advertising space.

        Our operations are dependent on our communications systems and computer hardware, all of which are located in data centers operated by Verizon, Inc. These systems could be damaged by fire, floods, earthquakes, power loss, telecommunication failures and similar events. Our insurance policies have limited coverage levels for loss or damages in these events and may not adequately compensate us for any losses that may occur. In addition, terrorist acts or acts of war may cause harm to our employees or damage our facilities, our clients, our clients' customers and vendors, or cause us to postpone or cancel, or result in dramatically reduced attendance at, our events, which could adversely impact our revenues, costs and expenses and financial position. We are predominantly uninsured for losses and interruptions to our systems or cancellations of events caused by terrorist acts and acts of war.

Our systems may be subject to slower response times and system disruptions that could adversely affect our revenues.

        Our ability to attract and maintain relationships with users, advertisers and strategic partners will depend on the satisfactory performance, reliability and availability of our Internet infrastructure. Our Internet advertising revenues relate directly to the number of advertisements and other marketing opportunities delivered to our users. System interruptions or delays that result in the unavailability of

Internet sites or slower response times for users would reduce the number of advertising impressions and leads delivered. This could reduce our revenues as the attractiveness of our sites to users and advertisers decreases. Our insurance policies provide only limited coverage for service interruptions and may not adequately compensate us for any losses that may occur due to any failures or interruptions in our systems. Further, we do not have multiple site capacity for all of our services in the event of any such occurrence. We may experience service disruptions for the following reasons:

  •
  occasional scheduled maintenance;

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  equipment failure;

  •
  volumes of visits to our websites that exceed our infrastructure's capacity; and

  •
  natural disasters, telecommunications failures, power failures, other system failures, maintenance, viruses, hacking or other events.

        In addition, our networks and websites must accommodate a high volume of traffic and deliver frequently updated information. They have experienced in the past, and may experience in the future, slower response times or decreased traffic for a variety of reasons. There have been instances where our online networks as a whole, or our websites individually, have been inaccessible. Also, slower response times, which have occurred more frequently, can result from general Internet problems, routing and equipment problems involving third party Internet access providers, problems with third party advertising servers, increased traffic to our servers, viruses and other security breaches, many of which problems are out of our control. In addition, our users depend on Internet service providers and online service providers for access to our online networks or websites. Those providers have experienced outages and delays in the past, and may experience outages or delays in the future. Moreover, our Internet infrastructure might not be able to support continued growth of our online networks or websites. Any of these problems could result in less traffic to our networks or websites or harm the perception of our networks or websites as reliable sources of information. Less traffic on our networks and websites or periodic interruptions in service could have the effect of reducing demand for advertising on our networks or websites, thereby reducing our advertising revenues.

Our networks may be vulnerable to unauthorized persons accessing our systems, viruses and other disruptions, which could result in the theft of our proprietary information and/or disrupt our Internet operations making our websites less attractive and reliable for our users and advertisers.

        Internet usage could decline if any well-publicized compromise of security occurs. "Hacking" involves efforts to gain unauthorized access to information or systems or to cause intentional malfunctions or loss or corruption of data, software, hardware or other computer equipment. Hackers, if successful, could misappropriate proprietary information or cause disruptions in our service. We may be required to expend capital and other resources to protect our websites against hackers.

        Our online networks could also be affected by computer viruses or other similar disruptive problems, and we could inadvertently transmit viruses across our networks to our users or other third parties. Any of these occurrences could harm our business or give rise to a cause of action against us. Providing unimpeded access to our online networks is critical to servicing our customers and providing superior customer service. Our inability to provide continuous access to our online networks could cause some of our customers to discontinue purchasing advertising programs and services and/or prevent or deter our users from accessing our networks.

        Our activities and the activities of third party contractors involve the storage and transmission of proprietary and personal information. Accordingly, security breaches could expose us to a risk of loss or litigation and possible liability. We cannot assure that contractual provisions attempting to limit our liability in these areas will be successful or enforceable, or that other parties will accept such contractual provisions as part of our agreements.

We have never operated as a public company.

        As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002 and rules subsequently implemented by the SEC and the NASDAQ Global Market have imposed various requirements on public companies, including requiring changes in corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

If we fail to maintain proper and effective disclosure controls and procedures and internal controls over financial reporting, our ability to produce accurate financial statements could be impaired, which could adversely affect our operating results, our ability to operate our business and investors' views of us.

        Ensuring that we have adequate disclosure controls and procedures, including internal financial and accounting controls and procedures, in place to help ensure that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. We are in the process of documenting, reviewing and, if appropriate, improving our internal controls and procedures in connection with the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent auditors addressing these assessments. Both we and our independent auditors will be testing our internal controls in connection with the Section 404 requirements and, as part of that documentation and testing, identifying areas for further attention and improvement. Implementing any appropriate changes to our internal controls may entail substantial costs in order to modify our existing accounting systems, take a significant period of time to complete and distract our officers, directors and employees from the operation of our business. These changes may not, however, be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and could materially impair our ability to operate our business. In addition, investors' perceptions that our internal controls are inadequate or that we are unable to produce accurate financial statements may seriously affect our stock price.

Our ability to raise capital in the future may be limited.

        Our business and operations may consume resources faster than we anticipate. In the future, we may need to raise additional funds to expand our sales and marketing and product development efforts or to make acquisitions. Additional financing may not be available on favorable terms, if at all. If adequate funds are not available on acceptable terms, we may be unable to fund the expansion of our sales and marketing and research and development efforts or take advantage of acquisition or other opportunities, which could seriously harm our business and operating results. If we incur debt, the debt holders would have rights senior to common stockholders to make claims on our assets and the terms of any debt could restrict our operations, including our ability to pay dividends on our common stock. Furthermore, if we issue additional equity securities, stockholders will experience dilution, and the new equity securities could have rights senior to those of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future securities offerings reducing the market price of our common stock and diluting their interest.

The impairment of a significant amount of goodwill and intangible assets on our balance sheet could result in a decrease in earnings and, as a result, our stock price could decline.

        In the course of our operating history, we have acquired assets and businesses. Some of our acquisitions have resulted in the recording of a significant amount of goodwill and/or intangible assets on our financial statements. We had $43 million of goodwill and net intangible assets as of March 31, 2007.

The goodwill and/or intangible assets were recorded because the fair value of the net tangible assets acquired was less than the purchase price. We may not realize the full value of the goodwill and/or intangible assets. As such, we evaluate goodwill and other intangible assets with indefinite useful lives for impairment on an annual basis or more frequently if events or circumstances suggest that the asset may be impaired. We evaluate other intangible assets subject to amortization whenever events or changes in circumstances indicate that the carrying amount of those assets may not be recoverable. If goodwill or other intangible assets are determined to be impaired, we will write off the unrecoverable portion as a charge to our earnings. If we acquire new assets and businesses in the future, as we intend to do, we may record additional goodwill and/or intangible assets. The possible write-off of the goodwill and/or intangible assets could negatively impact our future earnings and, as a result, the market price of our common stock could decline.

We will record substantial expenses related to our issuance of stock-based compensation which may have a material negative impact on our operating results for the foreseeable future.

        Effective January 1, 2006, we adopted the Statement of Financial Accounting Standards, or SFAS, No. 123(R), Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure for stock-based employee compensation. Our stock-based compensation expenses are expected to be significant in future periods, which will have an adverse impact on our operating income and net income. SFAS No. 123(R) requires the use of highly subjective assumptions, including the option's expected life and the price volatility of the underlying stock. Changes in the subjective input assumptions can materially affect the amount of our stock-based compensation expense. In addition, an increase in the competitiveness of the market for qualified employees could result in an increased use of stock-based compensation awards, which in turn would result in increased stock-based compensation expense in future periods.

Risks Related to This Offering and Ownership of Our Common Stock

No public market for our common stock currently exists, and an active, liquid and orderly market for our common stock may not develop.

        Prior to this offering there has been no market for shares of our common stock. Even though we have applied to list our shares on the NASDAQ Global Market, an active trading market for our common stock may never develop or be sustained, which could depress the market price of our common stock and could affect your ability to sell your shares. The initial public offering price will be determined through conversations with us and the representatives of the underwriters and may bear no relationship to the price at which our common stock will trade following the completion of this offering.

The trading value of our common stock may be volatile and decline substantially.

        The trading price of our common stock following this offering is likely to be volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. In addition to the factors discussed in this "Risk Factors" section and elsewhere in this prospectus, these factors include:

  •
  our operating performance and the operating performance of similar companies;

  •
  the overall performance of the equity markets;

  •
  announcements by us or our competitors of acquisitions, business plans or commercial relationships;

  •
  threatened or actual litigation;

  •
  changes in laws or regulations relating to the provision of Internet content;

  •
  any major change in our board of directors or management;

  •
  publication of research reports about us, our competitors or our industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts;

  •
  our sale of common stock or other securities in the future;

  •
  large volumes of sales of our shares of common stock by existing stockholders; and

  •
  general political and economic conditions.

        In addition, the stock market in general, and historically the market for Internet-related companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. These fluctuations may be even more pronounced in the trading market for our stock shortly following this offering. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company's securities. This litigation, if instituted against us, could result in substantial costs, divert our management's attention and resources and harm our business, operating results and financial condition.

Provisions of our certificate of incorporation, bylaws and Delaware law could deter takeover attempts.

        Various provisions in our certificate of incorporation and bylaws could delay, prevent or make more difficult a merger, tender offer, proxy contest or change of control. Our stockholders might view any transaction of this type as being in their best interest since the transaction could result in a higher stock price than the then-current market price for our common stock. Among other things, our certificate of incorporation and bylaws:

  •
  authorize our board of directors to issue preferred stock with the terms of each series to be fixed by our board of directors, which could be used to institute a "poison pill" that would work to dilute the share ownership of a potential hostile acquirer, effectively preventing acquisitions that have not been approved by our board;

  •
  divide our board of directors into three classes so that only approximately one-third of the total number of directors is elected each year;

  •
  permit directors to be removed only for cause;

  •
  prohibit action by less than unanimous written consent of our stockholders; and

  •
  specify advance notice requirements for stockholder proposals and director nominations.

        In addition, with some exceptions, the Delaware General Corporation Law restricts or delays mergers and other business combinations between us and any stockholder that acquires 15% or more of our voting stock.

Future sales of shares of our common stock by existing stockholders could depress the market price of our common stock.

        If our existing stockholders sell, or indicate an intent to sell, substantial amounts of our common stock in the public market after the 180-day contractual lock-up and other legal restrictions on resale discussed in this prospectus lapse, the trading price of our common stock could decline significantly and could decline below the initial public offering price. Based on shares outstanding as of March 31, 2007, upon completion of this offering, we will have outstanding approximately 39,059,535 shares of common stock, assuming no exercise of the underwriters' over-allotment option. Morgan Stanley & Co. Incorporated and Lehman Brothers Inc. may, in their sole discretion, permit our officers, directors, employees and current stockholders to sell shares prior to the expiration of the lock-up agreements.

        After the lock-up agreements pertaining to this offering expire, and based on shares outstanding as of March 31, 2007, an additional 30,894,493 shares will be eligible for sale in the public market, 30,213,833 of which are held by directors, executive officers and other affiliates and will be subject to volume limitations under Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, and various vesting agreements. In addition, the 7,612,910 shares subject to outstanding options under our 1999 Stock Option Plan as of March 31, 2007, the 2,911,667 shares reserved for future issuance under our stock-based compensation plan and 73,003 shares issuable upon exercise of warrants will become eligible for sale in the public market in the future, subject to certain legal and contractual limitations. See "Shares Eligible for Future Sale" for a more detailed description of sales that may occur in the future. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline substantially.

A limited number of stockholders will have the ability to influence the outcome of director elections and other matters requiring stockholder approval.

        Immediately after this offering, our directors, executive officers and their affiliated entities will beneficially own 72.4% percent of our outstanding common stock, or 77.1% assuming the TCV Funds purchase $25 million of our common stock. These stockholders, if they act together, could exert substantial influence over matters requiring approval by our stockholders, including the election of directors, the amendment of our certificate of incorporation and bylaws and the approval of mergers or other business combination transactions. This concentration of ownership may discourage, delay or prevent a change in control of our company, which could deprive our stockholders of an opportunity to receive a premium for their stock as part of a sale of our company and might reduce our stock price. These actions may be taken even if they are opposed by other stockholders, including those who purchase shares in this offering.

Our management will have broad discretion over the use of the proceeds we receive in this offering and might not apply the proceeds in ways that increase the value of your investment.

        Our management will have broad discretion to use the net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. Our management might not apply the net proceeds of this offering in ways that increase the value of your investment. We intend to use the net proceeds to us from this offering for repayment of $12.0 million under our revolving credit facility, working capital and other general corporate purposes (including financing the development of new offerings), sales and marketing activities, and capital expenditures. We may use a portion of the net proceeds to us to expand our current business through acquisitions of other businesses, products and technologies. Until we use the net proceeds from this offering, we plan to invest them, and these investments may not yield a favorable rate of return. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

You will experience immediate and substantial dilution.

        The initial public offering price will be substantially higher than the net tangible book value of each outstanding share of common stock immediately after this offering. If you purchase common stock in this offering, you will suffer immediate and substantial dilution. If previously granted warrants or options are exercised, you will experience additional dilution. As of March 31, 2007, warrants to purchase 73,003 shares of common stock at a weighted average exercise price of $2.27 per share and options to purchase 7,612,910 shares of common stock at a weighted average exercise price of $5.13 were outstanding. For more information refer to "Dilution."

FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

        In some cases, you can identify forward-looking statements by terms such as "may," "might," "will," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other similar words. These statements are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. We discuss many of the risks in greater detail under the heading "Risk Factors." Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. Except as required by law, we assume no obligation to update any forward-looking statements after the date of this prospectus.

        This prospectus also contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other industry data. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. We have not independently verified the statistical and other industry data generated by independent parties and contained in this prospectus and, accordingly, we cannot guarantee their accuracy or completeness. In addition, projections, assumptions and estimates of our future performance and the future performance of the industries in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

USE OF PROCEEDS

        We estimate that the net proceeds to us of the sale of the common stock that we are offering will be approximately $75.2 million, based on an assumed initial public offering price of $13.00 per share, which is the midpoint of the range listed on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses that we must pay. The selling stockholders will receive aggregate net proceeds of approximately $15.4 million after deducting the estimated underwriting discounts and commissions. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders. Our Chief Executive Officer and other members of our management will receive a portion of the proceeds of this offering if the underwriters exercise their over-allotment option. See "Principal and Selling Stockholders." A $1.00 increase (decrease) in the assumed initial public offering price of $13.00 per share would increase (decrease) the net proceeds to us from this offering by approximately $6.0 million, assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

        We intend to use the net proceeds to us from this offering primarily according to the following priority of use: repayment of $12.0 million under our revolving credit facility, working capital and other general corporate purposes (including financing the development of new offerings), sales and marketing activities, and capital expenditures. We may use a portion of the net proceeds to us to expand our current business through acquisitions of other businesses, products and technologies. In view of our existing cash balances and availability of our existing revolving line of credit, a substantial reduction in the amount of proceeds from the amount shown above would not have a significant effect upon our planned expenditures.

        At our option, the revolving credit facility bears interest at either the lender's prime rate less 1.00% or the London Interbank Offered Rate, or LIBOR, plus 1.50%. Our revolving credit facility matures on August 30, 2011. We borrowed against our revolving credit facility to partially fund the acquisition of TechnologyGuide.com, Inc.

        Pending any use, as described above, we plan to invest the net proceeds in investment-grade, interest-bearing securities.

DIVIDEND POLICY

        We have never declared or paid any cash dividends on our capital stock and do not have any plans to pay any cash dividends for the foreseeable future. We intend to use future earnings, if any, in the operation and expansion of our business. In addition, the terms of our credit facility restrict our ability to pay dividends, and any future indebtedness that we may incur could preclude us from paying dividends.

CAPITALIZATION

        The following table sets forth our capitalization as of March 31, 2007:

  •
  on an actual basis; and

  •
  on a pro forma as adjusted basis to give effect to the conversion of our convertible preferred stock into shares of common stock and convertible preferred stock warrants listed within other liabilities into common stock warrants listed within stockholders' equity (deficit) and to reflect the sale of 6,427,152 shares of common stock that we are offering at an assumed initial public offering price of $13.00 per share, which is the midpoint of the range listed on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

        You should read the following table in conjunction with our consolidated financial statements and related notes and the sections entitled "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

	As of March 31, 2007
	Actual	Pro Forma As Adjusted(1)(2)
	(unaudited)
	(in thousands, except share and per share data)
Cash and cash equivalents	$30,504		$105,688

Bank term loan payable, current portion	$3,000		$3,000

Other liabilities	$302 (3)	$	—(3)
Bank term loan payable, long term portion	5,250		5,250
Preferred stock, $0.001 par value, 97,621,378 shares authorized and 97,491,861(4) shares issued, actual; 5,000,000 shares authorized, no shares issued, as adjusted:	139,379		—
Stockholders' equity (deficit):
Common stock, $0.001 par value: 44,344,656 shares authorized; 8,259,429 shares issued, actual; 100,000,000 shares authorized, 39,059,535 shares issued, as adjusted	8		39
Additional paid-in capital	—		183,999
Warrants	55		357
Accumulated other comprehensive loss	(62)		(62)
Accumulated deficit	(66,387)		(35,854)

Total stockholders' equity (deficit)	(66,386)		148,479

Total capitalization	$78,545		$153,729

(1)
Does not reflect the repayment of $12.0 million under our revolving credit facility, as described in "Use of Proceeds," because the obligation arose after March 31, 2007, in connection with our purchase of TechnologyGuide.com, Inc. on April 26, 2007. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Recent Development."

(2)
A $1.00 increase (decrease) in the assumed initial public offering price of $13.00 per share would increase (decrease) each of cash and cash equivalents, additional paid-in capital, total stockholders' equity and total capitalization by approximately $6.0 million, assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(3)
Reflects the portion of other liabilities in our consolidated balance sheet as of March 31, 2007, related to outstanding convertible preferred stock warrants which will be converted to common stock warrants upon consummation of this offering and will be recorded in stockholders' equity (deficit) after this offering.

(4)
We applied the guidance included in EITF Topic No. D-98, Classification and Measurement of Redeemable Securities, to conclude our redeemable convertible preferred stock should be classified outside of permanent equity. The 97,491,861 shares of our redeemable convertible preferred stock will convert into 24,372,954 shares of common stock upon the closing of this offering.

DILUTION

        Our pro forma net tangible book value as of March 31, 2007 was $30.8 million or $0.94 per share of common stock. Pro forma net tangible book value per share represents the amount of our pro forma total tangible assets less our pro forma total liabilities, divided by the number of shares of common stock outstanding as of March 31, 2007 after giving effect to the assumed conversion of all of our convertible preferred stock.

        After giving effect to the sale by us of 6,427,152 shares of common stock in this offering at the assumed initial public offering price of $13.00 per share, which is the midpoint of the range listed on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our adjusted net tangible book value as of March 31, 2007 would have been approximately $106.0 million, or approximately $2.71 per share. This amount represents an immediate increase in net tangible book value of $1.77 per share to our existing stockholders and an immediate dilution in net tangible book value of approximately $10.29 per share to new investors purchasing shares of common stock in this offering at the assumed initial public offering price. We determine dilution by subtracting the adjusted net tangible book value per share after this offering from the amount of cash that a new investor paid for a share of common stock.

        The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share (the midpoint of the range listed on the cover page of this prospectus)		$13.00
Pro forma net tangible book value as of March 31, 2007	$0.94
Increase attributable to this offering	1.77

Adjusted net tangible book value per share after this offering		2.71

Dilution in net tangible book value per share to new investors		$10.29

        A $1.00 increase (decrease) in the assumed initial public offering price of $13.00 would increase (decrease) our pro forma as adjusted net tangible book value per share after this offering by $0.15 per share and the dilution in pro forma net tangible book value to new investors by $0.85 per share, assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

        The following table summarizes, as of March 31, 2007, the differences between the number of shares purchased from us, the total consideration paid to us in cash and the average price per share that existing stockholders and new investors paid. The following table does not reflect any non-cash consideration paid to us, or deemed to be paid to us, by our existing stockholders. The calculation below is based on the assumed initial public offering price of $13.00 per share, which is the midpoint of the range listed on the cover page of this prospectus, before deducting the estimated underwriting discounts and commissions and estimated offering expenses that we must pay:

	Shares Purchased			Total Consideration
						Average Price Per Share
	Number		Percent	Amount	Percent
				($ in thousands)
Existing stockholders	32,632,383	(1)	83.5%	$90,698	52.1%	$2.78
New investors	6,427,152		16.5	83,553	47.9	13.00

Total	39,059,535		100%	$174,251	100%

(1)
Assumes conversion of all outstanding shares of preferred stock.

        A $1.00 increase (decrease) in the assumed initial public offering price of $13.00 would increase (decrease) total consideration paid by new investors, total consideration paid by all stockholders and the average price paid by all stockholders by $6.4 million, $6.4 million, and $0.16, respectively, assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same, and without deducting the estimated underwriting discounts and commissions and other expenses of the offering.

        The above discussion and tables assumes no exercise of outstanding options or outstanding warrants after March 31, 2007. As of March 31, 2007, we had outstanding options to purchase a total of 7,612,910 shares of common stock at a weighted average exercise price of $5.13 per share, and outstanding warrants to purchase a total of 73,003 shares of common stock at a weighted average exercise price of $2.27 per share. To the extent any of these options or warrants are exercised, there will be further dilution to new investors.

SELECTED CONSOLIDATED FINANCIAL DATA

        The following consolidated statements of operations data for the years ended December 31, 2004, 2005 and 2006 and consolidated balance sheet data as of December 31, 2005 and 2006 have been derived from our audited consolidated financial statements and related notes, which are included elsewhere in this prospectus. The consolidated statements of operations data for the years ended December 31, 2002 and 2003 and the balance sheet data as of December 31, 2002, 2003 and 2004 have been derived from our audited consolidated financial statements that do not appear in this prospectus. The consolidated statement of operations data for the three months ended March 31, 2006 and 2007 and the consolidated balance sheet data as of March 31, 2007 have been derived from our unaudited consolidated financial statements and related notes, which are included elsewhere in the prospectus. In the opinion of management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments necessary for the fair presentation of our financial position and the results of operations for these periods. The consolidated selected financial data set forth below should be read in conjunction with our consolidated financial statements, the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The historical results are not necessarily indicative of the results to be expected for any future period. The unaudited results for the three months ended March 31, 2007 are not necessarily indicative of results expected for the fiscal year ending December 31, 2007 or for any other future period. We have prepared our unaudited consolidated financial statements on the same basis as our audited financial statements. In the opinion of management, our unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information.

	Years Ended December 31,					Three Months Ended March 31,
	2002	2003	2004	2005	2006	2006	2007
						(unaudited)
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Revenues:
Online	$18,618	$21,023	$31,342	$43,662	$51,176	$10,375	$13,709
Events	5,887	7,845	9,647	14,595	19,708	2,327	2,939
Print	2,026	3,598	5,738	8,489	8,128	2,209	1,697

Total revenues	26,531	32,466	46,727	66,746	79,012	14,911	18,345
Cost of revenues:
Online(1)	5,811	5,826	7,632	10,476	12,988	2,621	3,525
Events(1)	3,083	4,798	5,948	6,202	6,493	1,274	1,372
Print(1)	1,098	2,318	3,073	5,322	5,339	1,407	1,129

Total cost of revenues	9,992	12,942	16,653	22,000	24,820	5,302	6,026
Gross profit	16,539	19,524	30,074	44,746	54,192	9,609	12,319
Operating expenses:
Selling and marketing(1)	7,580	10,736	15,138	18,174	20,305	4,432	6,152
Product development(1)	3,843	3,728	4,111	5,756	6,295	1,564	1,748
General and administrative(1)	4,456	3,991	11,756	7,617	8,756	1,791	2,610
Depreciation	1,475	1,153	1,168	1,792	1,144	218	330
Amortization of intangible assets	—	428	1,304	5,172	5,029	1,084	759

Total operating expenses	17,354	20,036	33,477	38,511	41,529	9,089	11,599

Operating income (loss)	(815)	(512)	(3,403)	6,235	12,663	520	720
Interest income (expense), net	46	(21)	143	(30)	321	96	(67)

Income (loss) before income taxes (benefit)	(769)	(533)	(3,260)	6,205	12,984	616	653
Provision for (benefit from) income taxes	—	—	32	(2,681)	5,811	175	336

Net income (loss)	$(769)	$(533)	$(3,292)	$8,886	$7,173	$441	$317

Net loss per common share:
Basic and diluted(2)	$(0.55)	$(0.51)	$(1.34)	$(0.24)	$(0.46)	$(0.29)	$(0.28)

Weighted average common shares outstanding:
Basic and diluted	7,686	7,901	7,594	7,371	7,824	7,639	8,174

Unaudited:
Pro forma net income per common share(3):
Basic					$0.22		$0.01

Diluted					$0.20		$0.01

Pro forma weighted average common shares outstanding(3):
Basic					33,190		33,540

Diluted					35,933		36,290

Other Data:
Adjusted EBITDA (unaudited)(4)	$761	$1,104	$5,352	$13,277	$20,086	$1,850	$2,880
	As of December 31,					As of March 31,
	2002	2003	2004	2005	2006	2007
						(unaudited)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$7,860	$7,988	$7,214	$46,879	$30,830	$30,504
Total assets	12,687	15,692	92,920	95,160	92,647	93,664
Total liabilities	4,643	7,131	39,841	32,879	21,107	20,671
Total redeemable convertible preferred stock	35,915	40,392	115,383	126,004	136,766	139,379
Total stockholders' deficit	(27,871)	(31,831)	(62,304)	(63,723)	(65,226)	(66,386)

		Years Ended December 31,						Three Months Ended March 31,
		2002	2003	2004		2005	2006	2006	2007
								(unaudited)
		(in thousands)
(1)	Amounts include stock-based compensation expense as follows:
	Cost of online revenue	$—	$—	$78		$—	$87	$—	$70
	Cost of events revenue	—	—	236		—	31	—	12
	Cost of print revenue	—	—	—		—	12	—	9
	Selling and marketing	—	—	1,025		—	606	—	536
	Product development	—	—	7		—	90	—	73
	General and administrative	101	35	4,937		78	424	28	371

	Total	$101	$35	$6,283	(a)	$78	$1,250	$28	$1,071

  (a)
  In May 2004, we offered to repurchase for cash (i) up to 100% of the issued and outstanding shares of our series A preferred stock; and (ii) up to 45% of the aggregate issued and outstanding shares of common stock and/or options to purchase the same (provided the option holder had either completed four years of service with us as of May 1, 2004, or had held the option for at least four years as of May 1, 2004), effected to provide certain stockholders and option holders with liquidity. We recorded stock-based compensation expense of $6,012,382 related to the purchase of 1,429,157 options.

(2)
Basic and diluted net loss per common share is computed by dividing the net loss applicable to common stockholders by the weighted-average number of common shares outstanding for the fiscal period. See "Note 2 of our Notes to Consolidated Financial Statements."

(3)
Unaudited pro forma net income per share of common stock and pro forma weighted average common shares outstanding reflects the automatic conversion of all outstanding shares of our series A preferred stock, series B preferred stock and series C preferred stock into shares of our common stock on a 1-for-4 basis, to be effectuated upon the closing of this offering plus a sufficient number of shares of common stock to be issued in this offering to fund the repayment of amounts outstanding on our revolving credit facility.

(4)
The following table reconciles net income (loss) to Adjusted EBITDA for the periods presented and is unaudited:

	Years Ended December 31,					Three Months Ended March 31,
	2002	2003	2004	2005	2006	2006	2007
						(unaudited)
	(in thousands)

Net income (loss)	$(769)	$(533)	$(3,292)	$8,886	$7,173	$441	$317
Interest income (expense), net	46	(21)	143	(30)	321	96	(67)
Provision for (benefit from) income taxes	—	—	32	(2,681)	5,811	175	336
Depreciation	1,475	1,153	1,168	1,792	1,144	218	330
Amortization of intangible assets	—	428	1,304	5,172	5,029	1,084	759

EBITDA	660	1,069	(931)	13,199	18,836	1,822	1,809
Stock-based compensation	101	35	6,283 (a)	78	1,250	28	1,071

Adjusted EBITDA	$761	$1,104	$5,352	$13,277	$20,086	$1,850	$2,880

  (a)
  In May 2004, we offered to repurchase for cash (i) up to 100% of the issued and outstanding shares of our series A preferred stock; and (ii) up to 45% of the aggregate issued and outstanding shares of common stock and/or options to purchase the same (provided the option holder had either completed four years of service with us as of May 1, 2004, or had held the option for at least four years as of May 1, 2004), effected to provide certain stockholders and option holders with liquidity. We recorded stock-based compensation expense of $6,012,382 related to the purchase of 1,429,157 options.

  Adjusted EBITDA is a metric used by management to measure operating performance. EBITDA represents net income (loss) before net interest expense, income tax expense, depreciation and amortization. Adjusted EBITDA represents EBITDA less stock-based compensation expense. We present Adjusted EBITDA as a supplemental performance measure because we believe it facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the age and book depreciation of fixed assets (affecting relative depreciation expense), and the impact of non-cash stock-based compensation expense costs. Because Adjusted EBITDA facilitates internal comparisons of operating performance on a more consistent basis, we also use Adjusted EBITDA in measuring our performance relative to that of our competitors. We also use Adjusted EBITDA in connection with our compensation of our executive officers. Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our profitability or liquidity. We understand that although Adjusted EBITDA is frequently used by securities analysts, lenders and others in their evaluation of companies, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

  •
  Adjusted EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

  •
  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

  •
  Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

  •
  Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

  •
  Other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with the consolidated financial statements and accompanying notes and the other financial information appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly under the heading "Risk Factors."

Overview

  Background

        We are a leading provider of specialized online content that brings together buyers and sellers of corporate IT products. We sell customized marketing programs that enable IT vendors to reach corporate IT decision makers who are actively researching specific IT purchases.

        Our integrated content platform consists of a network of 36 websites that we complement with targeted in-person events and three specialized IT magazines. Throughout all stages of the purchase decision process, these content offerings meet IT professionals' needs for expert, peer and IT vendor information, and provide a platform on which IT vendors can launch targeted marketing campaigns that generate measurable, high ROI. Based upon the logical clustering of our users' respective job responsibilities and the marketing focus of the products that our customers are advertising, we currently categorize our content offerings across ten distinct media groups: Storage; Security; Networking; Windows and Distributed Computing; Data Center; CIO and IT Management; Enterprise Applications; Vertical Software; Application Development; and Channel.

        As IT professionals have become increasingly specialized, they have come to rely on our sector-specific websites for purchasing decision support. Our content enables IT professionals to navigate the complex and rapidly changing IT landscape where purchasing decisions can have significant financial and operational consequences. We employ over 100 full-time editors who create more than 20,000 pieces of original content per year tailored for specific audiences. We complement this content with targeted information from our network of more than 225 outside industry experts, member-generated content and extensive vendor-supplied information. We have a large and growing base of registered members, which totaled approximately 4.9 million as of March 31, 2007.

        The targeted nature of our user base enables IT vendors to reach a specialized audience efficiently because our content is highly segmented and aligned with the IT vendors' specific products. Since our founding in 1999, we have developed a broad customer base that now comprises more than 1,000 active advertisers, including Cisco, Dell, EMC, Hewlett Packard, IBM, Intel, Microsoft, Oracle, Research In Motion, SAP and Symantec. We delivered more than 3,400 advertising campaigns in 2006, and our average quarterly advertising renewal rate for our 100 largest customers was 92% in 2006. We also supplied more than 1.1 million sales leads to IT vendors in 2006.

        We generated revenues of $79 million in 2006, up from $67 million in 2005. Over the same period, we grew our operating income from $6 million to $13 million and our Adjusted EBITDA from $13 million to $20 million.

  Sources of Revenues

        We sell advertising programs to IT vendors targeting a specific audience within a particular IT sector or sub-sector. We maintain multiple points of contact with our customers to provide support throughout their organizations and the sales cycle. As a result, our customers often run multiple advertising programs with us in order to reach discrete portions of our targeted audience. There are multiple factors that can impact our customers' advertising objectives and spending with us, including but not limited to, product launches, increases or decreases to their advertising budgets, the timing of key industry marketing events, responses to competitor activities and efforts to address specific marketing objectives such as creating brand awareness or generating sales leads. Our services are generally delivered under short-term contracts that run for the length of a given advertising program, typically less than 90 days. No single customer represented 10% or more of our revenues for the years ended December 31, 2004, 2005 and the three months ended March 31, 2007. For the year ended December 31, 2006, we had one customer representing 11% of our revenues, with no other customers in 2006 representing 10% or more of our revenues.

        We generate substantially all of our revenues from the sale of targeted advertising campaigns that we deliver via our network of websites, events and print publications.

        Online.    The majority of our revenue is derived from the delivery of our online offerings from our ten distinct media groups. Online revenue represented 67%, 65%, 65% and 75% of total revenues for the years ended December 31, 2004, 2005, 2006 and the three months ended March 31, 2007, respectively. We expect the majority of our revenues to be derived through the delivery of online offerings for the foreseeable future. As a result of our customers' advertising objectives and preferences, the specific allocation of online advertising offerings sold and delivered by us, on a period by period basis, can fluctuate.

        Through our 36 websites we sell a variety of online media offerings to connect IT vendors to IT professionals. Our lead generation offerings allow IT vendors to capture qualified sales leads from the distribution and promotion of content to our audience of IT professionals. Our branding offerings provide IT vendors exposure to targeted audiences of IT professionals actively researching information related to their products and services.

        Our branding offerings include banners and e-newsletters. Banner advertising can be purchased on specific websites within our network. We also offer the ability to advertise in approximately 70 e-newsletters focused on key site sub-topics. These offerings give IT vendors the ability to increase their brand awareness to highly specialized IT sectors.

        Our lead generation offerings include the following:

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  White Papers.  White papers are technical documents created by IT vendors to describe business or technical problems that are addressed by the vendors' products or services. IT vendors pay us to have their white papers distributed to our users and receive targeted promotions on our relevant websites. When viewing white papers, our registered members and visitors supply their corporate contact and qualification information and agree to receive further information from the vendor. The corporate contact and other qualification information for these leads are supplied to the vendor in real time through our proprietary lead management software.

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  Webcasts and Podcasts.  IT vendors pay us to sponsor and host webcasts and podcasts that bring informational sessions directly to attendees' desktops and, in the case of podcasts, directly to their mobile devices. As is the case with white papers, our users supply their corporate contact and qualification information to the webcast or podcast sponsor when they view or download the content. Sponsorship includes access to the registrant information and visibility before, during and after the event.

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  Software Package Comparisons.  Through our 2020software.com website, IT vendors pay us to post information and specifications about their software packages, typically organized by application category. Users can request further information, which may include downloadable trial software from multiple software providers in sectors such as customer relationship management, or CRM, accounting, and business analytics. IT vendors, in turn, receive qualified leads based upon the users who request their information.

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  Dedicated E-mails.  IT vendors pay us to further target the promotion of their white papers, webcasts, podcasts or downloadable trial software by including their content in our periodic e-mail updates to registered users of our websites. Users who have voluntarily registered on our websites receive an e-mail update from us when vendor content directly related to their interests is listed on our sites.

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  List Rentals.  We also offer IT vendors the ability to message relevant registered members on topics related to their interests. IT vendors can rent our e-mail and postal lists of registered members using specific criteria such as company size, geography or job title.

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  Contextual Advertising.  Our contextual advertising programs associate IT vendor white papers, webcasts, podcasts or other content on a particular topic with our related sector-specific content. IT vendors have the option to purchase exclusive sponsorship of content related to their product or category.

        Events.    Events revenue represented 21%, 22%, 25% and 16% of total revenues for the years ended December 31, 2004, 2005, 2006 and the three months ended March 31, 2007, respectively. Most of our media groups operate revenue generating events. The majority of our events are free to IT professionals and are sponsored by IT vendors. Attendees are pre-screened based on event-specific criteria such as sector-specific budget size, company size, or job title. We offer three types of events: multi-day conferences, single-day seminars and custom events. Multi-day conferences provide independent expert content for our attendees and allow vendors to purchase exhibit space and other sponsorship offerings that enable interaction with the attendees. We also hold single-day seminars on various topics in major cities. These seminars provide independent content on key sub-topics in the sectors we serve, are free to qualified attendees, and offer multiple vendors the ability to interact with specific, targeted audiences actively focused on buying decisions. Our custom events differ from our conferences and seminars in that they are exclusively sponsored by a single IT vendor, and the content is driven primarily by the sole sponsor.

        Print.    Print revenue represented 12%, 13%, 10% and 9% of total revenues for the years ended December 31, 2004, 2005, 2006 and the three months ended March 31, 2007, respectively. We publish monthly three controlled-circulation magazines that are free to subscribers and generate revenue solely based on advertising fees. The highly targeted magazines we publish are: Storage magazine (Storage Media Group), which we began publishing in 2002; Information Security magazine (Security Media Group), which we began publishing in 2003; and CIO Decisions magazine (CIO Media Group), which we began publishing in 2005. Our three magazines provide readers with strategic guidance on important enterprise-level technology decisions. We expect print revenue as a percentage of total revenue to decrease in the foreseeable future.

  Cost of Revenues, Operating Expenses and Other

        Expenses consist of cost of revenues, selling and marketing, product development, general and administrative, depreciation, and amortization expenses. Personnel-related costs are a significant component of most of these expense categories. We grew from 233 employees at December 31, 2003 to 474 employees at March 31, 2007. We expect personnel-related expenses to continue to increase in absolute dollars, but to decline over time as a percentage of total revenues due to anticipated economies of scale in our business support functions.

        Cost of Online Revenue.    Cost of online revenue consists primarily of: salaries and related personnel costs; member acquisition expenses (primarily keyword purchases from leading Internet search sites); freelance writer expenses; website hosting costs; vendor expenses associated with the delivery of webcast, podcast and list rental offerings; stock-based compensation expenses; and related overhead.

        Cost of Events Revenue.    Cost of events revenue consists primarily of: facility expenses, including food and beverages for the event attendees; salaries and related personnel costs; event speaker expenses; stock-based compensation expenses; and related overhead.

        Cost of Print Revenue.    Cost of print revenue consists primarily of: printing and graphics expenses; mailing costs; salaries and related personnel costs; freelance writer expenses; subscriber acquisition expenses (primarily telemarketing); stock-based compensation expenses; and related overhead.

        Selling and Marketing.    Selling and marketing expense consists primarily of: salaries and related personnel costs; sales commissions; travel, lodging and other out-of-pocket expenses; stock-based compensation expenses; and related overhead. Sales commissions are recorded as expense when earned by the employee.

        Product Development.    Product development includes the creation and maintenance of our network of websites, advertiser offerings and technical infrastructure. Product development expense consists primarily of salaries and related personnel costs; stock-based compensation expenses; and related overhead.

        General and Administrative.    General and administrative expense consists primarily of: salaries and related personnel costs; facilities expenses; accounting, legal and other professional fees; stock-based compensation expenses; and related overhead. General and administrative expense may continue to increase as a percentage of total revenue for the foreseeable future as we invest in infrastructure to support continued growth and incur additional expenses related to being a publicly traded company, including increased audit and legal fees, costs of compliance with securities and other regulations, investor relations expense, and higher insurance premiums.

        Depreciation.    Depreciation expense consists of the depreciation of our property and equipment. Depreciation of property and equipment is calculated using the straight-line method over their estimated useful lives ranging from three to five years.

        Amortization of Intangible Assets.    Amortization of intangible assets expense consists of the amortization of intangible assets recorded in connection with our acquisitions. Separable intangible assets that are not deemed to have an indefinite life are amortized over their useful lives using the straight-line method over periods generally ranging from one to five years.

        Interest Income (Expense), Net.    Interest income (expense) net consists primarily of interest income earned on cash and cash equivalent balances less interest expense incurred on bank term loan balances. We historically have invested our cash in money market accounts, commercial paper corporate debt securities and money market auction rate securities.

  Stock-Based Compensation Expense

        Prior to January 1, 2006, we accounted for stock option grants in accordance with Accounting Principles Board, or APB, Opinion No. 25, Accounting for Stock Issued to Employees, and complied with the disclosure provisions of Statement of Financial Accounting Standards, or SFAS, No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure. Under APB 25, deferred stock-based compensation expense is recorded for the intrinsic value of options (the difference between the deemed fair value of our common stock and the option exercise price) at the grant date and is amortized ratably over the option's vesting period. In conjunction with our issuance of 51,470,588 shares of series B redeemable convertible preferred stock in May 2004, we purchased certain employee stock options for which we recorded stock-based compensation expense. The issuance of series B redeemable convertible preferred stock and the purchase of options were contemplated together to increase our working capital and to allow certain stockholders and option holders liquidity. We also accounted for non-employee option grants on a fair-value basis using the Black-Scholes model and recognized this expense over the applicable vesting period.

        On January 1, 2006, we adopted the requirements of SFAS No. 123(R), Share Based Payment. SFAS No. 123(R) requires us to measure the cost of employee services received in exchange for an award of equity instruments, based on the fair value of the award on the date of grant, and to recognize the cost over the period during which the employee is required to provide the services in exchange for the award. We adopted SFAS 123(R) using the prospective method, which requires us to apply its provisions only to stock-based awards to employees granted on or after January 1, 2006. We recorded expense of $1.25 million and $1.1 million in connection with share-based payment awards for the year ended December 31, 2006 and the three months ended March 31, 2007, respectively. Unrecognized stock-based compensation expense for non-vested options of $13.4 million is expected to be recognized using the straight-line method over a weighted-average period of 3.47 years. We expect stock-based compensation expenses to increase, both in absolute dollars and as a percentage of total revenue, as a result of the adoption of SFAS No. 123(R). The actual amount of stock-based compensation expense we record in any fiscal period will depend on a number of factors, including the number of stock options issued and the volatility of our stock price over time. The adoption of SFAS No. 123(R) will have no effect on our cash flow for any period.

  Acquisitions

  Ajaxian.com

        On February 27, 2007, we acquired substantially all of the assets of Ajaxian, Inc., or Ajaxian, from Ajaxian for a purchase price of $1.0 million in cash. Ajaxian is a provider of a website and two events dedicated to providing information and support for the community of developers for "Ajax" (Asynchronous Javascript and XML), a web development technique for creating interactive web applications. In connection with this acquisition, we recorded $1.0 million of intangible assets related to customer relationships, non-compete agreements and the trade name with estimated useful lives ranging from three to five years.

  2020software.com

        On May 3, 2006, we acquired substantially all of the assets associated with 2020software.com from 20/20 Software, Inc., which was a privately-held company based in Los Angeles, California, for a purchase price of $15.0 million in cash. 2020software.com is a website business focused on providing detailed feature-comparison information and access to trial software for businesses seeking trial versions of accounting software, CRM software, or other business analytics software. In connection with this acquisition, we purchased $397,000 of accounts receivable, recorded $9.4 million of goodwill and recorded $5.2 million of intangible assets related to customer relationships, customer order backlog and a non-compete agreement, with estimated useful lives ranging from one to five years.

  Bitpipe, Inc.

        On December 3, 2004, we acquired Bitpipe, Inc., or Bitpipe, which was a privately-held company based in Boston, Massachusetts, for a purchase price of $40.5 million in cash. Bitpipe was a leading online source of in-depth, vendor-supplied content including IT white papers, product literature and case studies. In connection with this acquisition, we recorded $29.4 million of goodwill and $9.2 million of intangible assets related to customer base, user information database, trade name, customer order backlog and proprietary technology, with estimated useful lives ranging from 13 months to five years.

  The Middleware Company

        On November 16, 2004, we acquired The Middleware Company from Veritas Operating Corporation for a purchase price of $1.1 million in cash. The Middleware Company operated two websites and an event serving the enterprise application developer market. In connection with this acquisition, we recorded $1.1 million of intangible assets related to a proprietary database, advertiser list and trade name, with estimated useful lives ranging from two to five years.

        The results of operations for these acquisitions are included in our consolidated financial statements beginning on the closing date of the acquisition.

Recent Development

        On April 26, 2007, we acquired for an aggregate purchase price of approximately $15.0 million substantially all of the assets of TechnologyGuide.com, Inc., a company engaged in the business of developing and operating a portfolio of proprietary Internet content sites that provide product reviews, price comparisons and user forums for mobile technology products such as laptops, PDAs, and tablet PCs. We funded this acquisition through existing cash balances and by utilizing a portion of our existing revolving credit facility.

Application of Critical Accounting Policies and Use of Estimates

        The discussion of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates, judgments and assumptions that affect the reported amount of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to revenue, long-lived assets, the allowance for doubtful accounts, stock-based compensation, and income taxes. We based our estimates of the carrying value of certain assets and liabilities on historical experience and on various other assumptions that we believe to be reasonable. In many cases, we could reasonably have used different accounting policies and estimates. In some cases, changes in the accounting estimates are reasonably likely to occur from period to period. Our actual results may differ from these estimates under different assumptions or conditions.

        We believe the following critical accounting policies affect our more significant judgments used in the preparation of our consolidated financial statements. See the notes to our consolidated financial statements included elsewhere in this prospectus for information about these critical accounting policies as well as a description of our other accounting policies.

  Revenue Recognition

        We generate substantially all of our revenue from the sale of targeted advertising campaigns that we deliver via our network of websites, events and print publications. We recognize this revenue in accordance with Staff Accounting Bulletin, or SAB, No. 104, Revenue Recognition, and Financial Accounting Standards Board's, or FASB, Emerging Issues Task Force, or EITF, Issue No. 00-21, Revenue Arrangement With Multiple Deliverables. In all cases, we recognize revenue only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed and collectibility of the resulting receivable is reasonably assured.

        Online.    We recognize revenue from our specific online media offerings as follows:

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  White Papers.  We recognize white paper revenue ratably in the period in which the white paper is available on our websites.

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  Webcasts and Podcasts.  We recognize webcast revenue in the period in which the webcast occurs. We recognize podcast revenue in the period in which it is posted and becomes available on our websites.

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  Software Package Comparisons.  We recognize software package comparison revenue ratably over the period in which the software information is available on our websites.

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  Dedicated E-mails and E-newsletters.  We recognize dedicated e-mail and e-newsletter revenue in the period in which the e-mail or e-newsletter is sent.

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  List Rentals.  We recognize list rental revenue in the period in which the e-mails are sent to the list of registered members.

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  Banners.  We recognize banner revenue in the period in which the banner impressions occur.

        Amounts collected or billed prior to satisfying the above revenue recognition criteria are recorded as deferred revenue.

        While each of our online media offerings can be sold separately, most of our online media sales involve multiple online offerings. At inception of the arrangement, we evaluate the deliverables to determine whether they represent separate units of accounting under EITF Issue No. 00-21. Deliverables are deemed to be separate units of accounting if all of the following criteria are met: the delivered item has value to the customer on a standalone basis; there is objective and reliable evidence of the fair value of the item(s); and delivery or performance of the item(s) is considered probable and substantially in our control. We allocate revenue to each unit of accounting in a transaction based upon its fair value as determined by vendor objective evidence. Vendor objective evidence of fair value for all elements of an arrangement is based upon the normal pricing and discounting practices for those online media offerings when sold to other similar customers. If vendor objective evidence of fair value has not been established for all items under the arrangement, no allocation can be made, and we recognize revenue on all items over the term of the arrangement.

        We offer customers the ability to purchase integrated ROI program offerings, which can include any of our online media offerings packaged together to address the particular customer's specific advertising requirements. As part of these offerings, we will guarantee a minimum number of qualified sales leads to be delivered over the course of the advertising campaign. Throughout the advertising campaign, revenue is recognized as individual offerings are delivered, and the lead guarantee commitments are closely monitored to assess campaign performance. If the minimum number of qualified sales leads is not met by the scheduled completion date of the advertising campaign, the campaign is extended and we will extend the period over which we recognize revenue. In accordance with EITF Issue No. 00-21, we defer revenue for any undelivered offerings equal to a pro-rata amount of the fair value of the additional media offerings as compared to the total combined value of the original contract and the fair value of the additional media offerings. The fair value of the additional media offerings is determined based on our standard rate card pricing for each of the additional media offerings. We estimate the additional media offerings to be delivered during the extended period based on our historical lead generation performance for each of the offerings. We have managed and completed over 1,000 integrated ROI program offerings since 2004, which we feel provides a reasonable basis to establish these estimates. During the previous twelve months, lead shortfalls for integrated ROI program offerings were satisfied within an average extended period of forty-five days.

        As of March 31, 2007, substantially all of the integrated ROI program offerings that had a guaranteed minimum number of qualified sales leads had been delivered within the original contractual term. Our standard contractual terms and conditions for integrated ROI program offerings allow for us to extend advertising campaigns in order to satisfy lead shortfalls. When we are unable to satisfy the lead shortfall within a mutually agreed-upon extended period, we recognize revenue equal to, and the customer is only responsible for paying us, a pro rata amount based on the actual number of leads delivered compared to the number of leads originally guaranteed. Historically, lead guarantees associated with integrated ROI program offerings have not required us to refund or extend payment terms to customers, nor has it resulted in deferral of a material amount of revenue outside of the original contractual term of the advertising campaign. These integrated ROI program offerings represented approximately 29% and 33% of our online revenues, and 19% and 24% of our total revenues for the year ended December 31, 2006 and the three months ended March 31, 2007, respectively.

        Events.    We recognize event sponsorship revenue upon completion of the event in the period the event occurs. The majority of our events are free to qualified attendees, however certain events are based on a paid attendee model. We recognize revenue for paid attendee events upon completion of the event and receipt of payment from the attendee. Amounts collected or billed prior to satisfying the above revenue recognition criteria are recorded as deferred revenue.

        Print.    We recognize print revenue at the time the applicable magazine is distributed. Amounts collected or billed prior to satisfying the above revenue recognition criteria are recorded as deferred revenue.

  Long-Lived Assets

        Our long-lived assets consist of property and equipment, goodwill and other intangible assets. Goodwill and other intangible assets have arisen principally from our acquisitions. The amount assigned to intangible assets is subjective and based on our estimates of the future benefit of the intangible assets using accepted valuation techniques, such as discounted cash flow and replacement cost models. Our long-lived assets, other than goodwill, are amortized over their estimated useful lives, which we determined based on the consideration of several factors including the period of time the asset is expected to remain in service. We evaluate the carrying value and remaining useful lives of long-lived assets, other than goodwill, whenever indicators of impairment are present. We evaluate the carrying value of goodwill annually, and whenever indicators of impairment are present. We use a discounted cash flow approach to determine the fair value of goodwill.

  Allowance for Doubtful Accounts

        We offset gross trade accounts receivable with an allowance for doubtful accounts. The allowance for doubtful accounts is our best estimate of the amount of probable credit losses in our existing accounts receivable. We review our allowance for doubtful accounts on a regular basis, and all past due balances are reviewed individually for collectibility. Account balances are charged against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. Provisions for allowance for doubtful accounts are recorded in general and administrative expense. If our historical collection experience does not reflect our future ability to collect outstanding accounts receivables, our future provision for doubtful accounts could be materially affected. To date, we have not incurred any write-offs of accounts receivable significantly different than the amounts reserved. The allowance for doubtful accounts was $608,000 at March 31, 2007.

  Stock-Based Compensation

        Through December 31, 2005, we accounted for our stock-based awards to employees using the intrinsic value method prescribed in APB Opinion No. 25 and related interpretations. Under the intrinsic value method, compensation expense is measured on the date of the grant as the difference between the deemed fair value of our common stock and the exercise or purchase price multiplied by the number of stock options or restricted stock awards granted.

        Through December 31, 2005, we accounted for stock-based compensation expense for non-employees using the fair value method prescribed by Statement of Financial Accounting Standards, or SFAS, No. 123 and the Black-Scholes option-pricing model, and recorded the fair value of non-employee stock options as an expense over the vesting term of the option.

        In December 2004, FASB issued SFAS No. 123(R), which requires companies to expense the fair value of employee stock options and other forms of stock-based compensation. We adopted SFAS No. 123(R) effective January 1, 2006. SFAS No. 123(R) requires nonpublic companies that used the minimum value method under SFAS No. 123 for either recognition or pro forma disclosures to apply SFAS No. 123(R) using the prospective-transition method. As such, we will continue to apply APB Opinion No. 25 in future periods to equity awards outstanding at the date of adoption of SFAS No. 123(R) that were measured using the minimum value method. In accordance with SFAS No. 123(R), we will recognize the compensation cost of employee stock-based awards in the statement of operations using the straight line method over the vesting period of the award. Effective with the adoption of SFAS No. 123(R), we have elected to use the Black-Scholes option pricing model to determine the fair value of stock options granted.

        As there has been no public market for our common stock prior to this offering, we have determined the volatility for options granted in 2006 based on an analysis of reported data for a peer group of companies that issued options with substantially similar terms. The expected volatility of options granted has been determined using an average of the historical volatility measures of this peer group of companies for a period equal to the expected life of the option. The expected volatility for options granted during the year ended December 31, 2006 ranged from 57% to 63%. The expected life of options has been determined utilizing the "simplified" method as prescribed by the SEC's Staff Accounting Bulletin No. 107, Share-Based Payment. The expected life of options granted during the year ended December 31, 2006 was 6.25 years. For the year ended December 31, 2006, the weighted-average risk free interest rate used ranged from 4.68% to 5.05%. The risk-free interest rate is based on a zero coupon United States treasury instrument whose term is consistent with the expected life of the stock options. We have not paid and do not anticipate paying cash dividends on our shares of common stock; therefore, the expected dividend yield is assumed to be zero. In addition, SFAS No. 123(R) requires companies to utilize an estimated forfeiture rate when calculating the expense for the period, whereas SFAS No. 123 permitted companies to record forfeitures based on actual forfeitures, which was our historical policy under SFAS No. 123. As a result, we applied an estimated forfeiture rate, based on our historical forfeiture experience during the previous six years, of 8.40% in the year ended December 31, 2006 in determining the expense recorded in our consolidated statement of operations.

        We recorded expense of $1.25 million and $1.1 million in connection with share-based payment awards for the year ended December 31, 2006 and the three months ended March 31, 2007, respectively. Unrecognized stock-based compensation expense of non-vested stock options of $13.4 million is expected to be recognized using the straight line method over a weighted-average period of 3.47 years. We expect stock-based compensation expenses to increase, both in absolute dollars and as a percentage of total revenue, as a result of the adoption of SFAS No. 123(R). The actual amount of stock-based compensation expense we record in any fiscal period will depend on a number of factors, including the number of stock options issued and the volatility of our stock price over time. The adoption of SFAS No. 123(R) will have no effect on cash flow for any period.

        We have historically granted stock options at exercise prices no less than the fair market value as determined by our board of directors, with input from management. Our board of directors exercised judgment in determining the estimated fair value of our common stock on the date of grant based on a number of objective and subjective factors, including our operating and financial performance, external market conditions affecting our industry sector, an analysis of publicly-traded peer companies, the prices at which we sold shares of convertible preferred stock, the superior rights and preferences of securities senior to our common stock at the time of each grant and, the likelihood of achieving a liquidity event such as an initial public offering or sale of our company. On April 18, 2006, July 25, 2006, and September 27, 2006, our board granted stock options to purchase an aggregate of 167,000, 9,000 and 4,017,500 shares of common stock, respectively, with an exercise price of $7.36 per share. On October 30, 2006, our board granted an additional option to purchase 50,000 shares of common stock with an exercise price of $7.80 per share. At the time of these grants, the exercise price was determined by our board with input by management based on the various objective and subjective factors mentioned above. In addition, for certain stock option grants in 2006, we engaged MFA Risk Services, LLC, or MFA, a third party valuation specialist to assist management in preparing contemporaneous valuation reports to document the fair value of our common stock for income tax considerations. Our board did not grant any stock options during the three months ended March 31, 2007.

        In connection with the preparation of our financial statements for the year ended December 31, 2006 and in preparing for the initial public offering of our common stock, we reexamined the valuations of our common stock during 2006. In connection with that reexamination, we engaged MFA to assist us in preparing retrospective valuation reports of the fair value of our common stock for accounting purposes as of July 31, 2006, September 30, 2006 and October 27, 2006. We believe that the valuation methodologies used in the retrospective valuations are consistent with the Practice Aid of the American Institute of Certified Public Accountants entitled Valuation of Privately Held Company Equity Securities Issued as Compensation. In our retrospective valuations, we determined that the fair value of our common stock on July 31, 2006, September 30, 2006 and October 27, 2006 was $6.92, $7.44 and $7.80 per share, respectively. We did not prepare a retrospective valuation for our April 18, 2006 grants.

        In each of our retrospective valuations, we used a probability-weighted combination of the guideline public company method and the discounted future cash flow method to estimate the aggregate enterprise value of our company at the applicable valuation date. The guideline public company method estimates the fair market value of a company by applying to that company market multiples, in this case revenue and EBITDA multiples, of publicly traded firms in similar lines of business. The companies used for comparison under the guideline public company method were selected based on a number of factors, including but not limited to, the similarity of their industry, business model, financial risk and other factors to those of ours. We have applied equal weighting to the valuations derived from using the revenue and EBITDA multiples in determining the guideline public company fair market value estimate. The discounted future cash flow method involves applying appropriate risk-adjusted discount rates of approximately 17% to estimated debt-free cash flows, based on forecasted revenues and costs. The projections used in connection with this valuation were based on our expected operating performance over the forecast period. There is inherent uncertainty in these estimates; if different discount rates or assumptions had been used, the valuation would have been different.

        In order to allocate the enterprise value determined under the guideline public company method and the discounted future cash flow method to our common stock, we used the probability-weighted expected return method. Under the probability-weighted expected return method, the fair market value of the common stock is estimated based upon an analysis of future values for our company assuming various future outcomes, the timing of which is based on the plans of our board and management. Share value is based on the probability-weighted present value of expected future investment returns, considering each of the possible outcomes available to us as well as the rights of each share class. The fair market value of our common stock was estimated using a probability-weighted analysis of the present value of the returns afforded to our shareholders under each of three possible future scenarios. Two of the scenarios assume a shareholder exit, either through an initial public offering, or IPO, or a sale of our company. The third scenario assumes operations continue as a private company and no exit transaction occurs. For the IPO scenario, the estimated future and present values for our common stock was calculated using assumptions including: the expected pre-money valuation (pre-IPO) based on the guideline public company method discussed above; the expected dates of the future expected IPO; and an appropriate risk-adjusted discount rate. For the sale scenario, the estimated future and present values for our common stock were calculated using assumptions including: an equal weighting of the guideline public company method and the discounted cash flow method discussed above; the expected dates of the future expected sale and an appropriate risk-adjusted discount rate. For the private company with no exit scenario, we used an equal weighting of the guideline public company method and the discounted cash flow method based on present day assumptions. Finally, the present value calculated for our common stock under each scenario was probability weighted based on our estimate of the relative occurrence of each scenario. We have increased the probability associated with the occurrence of an IPO from 40% in July 2006 to 45% in September 2006 to 50% in October 2006. We have decreased the probability associated with the occurrence of a sale from 40% in July 2006 to 35% in September 2006 to 30% in October 2006. The probability of continuing operations as a private company remained constant at 20% in each valuation. The estimated fair market value of our common stock at each valuation date is equal to the sum of the probability weighted present values for each scenario.

        We have incorporated the fair values determined in the retrospective valuations into the Black-Scholes option pricing model when calculating the compensation expense to be recognized for the stock options granted in July, September and October of 2006. In determining the fair value of the April 2006 grants using the Black-Scholes option pricing model, we have assumed that the fair market value of the common stock was equal to the exercise price of the stock options.

  Internal Use Software and Website Development Costs

        We account for internal-use software and website development costs in accordance with the guidance set forth in Statement of Position, or SOP, 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use, and EITF Issue No. 00-2, Accounting for Website Development Costs. We capitalize costs of materials, consultants and compensation and related expenses of employees who devote time to the development of internal-use software and website applications and infrastructure involving developing software to operate our websites. However, we expense as incurred website development costs for new features and functionalities since it is not probable that they will result in additional functionality until they are both developed and tested with confirmation that they are more effective than the current set of features and functionalities on our websites. Our judgment is required in determining the point at which various projects enter the states at which costs may be capitalized, in assessing the ongoing value of the capitalized costs and in determining the estimated useful lives over which the costs are amortized, which is generally three years. To the extent that we change the manner in which we develop and test new features and functionalities related to our websites, assess the ongoing value of capitalized assets or determine the estimated useful lives over which the costs are amortized, the amount of website development costs we capitalize and amortize in future periods would be impacted. We capitalized internal-use software and website development costs of $404,000, $495,000, $659,000 and $297,000 for the years ended December 31, 2004, 2005, 2006 and the three months ended March 31, 2007, respectively.

  Income Taxes

        We are subject to income taxes in both the United States and foreign jurisdictions, and we use estimates in determining our provision for income taxes. We account for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which is the asset and liability method for accounting and reporting for income taxes. Under SFAS No. 109, deferred tax assets and liabilities are recognized based on temporary differences between the financial reporting and income tax bases of assets and liabilities using statutory rates.

        Our deferred tax assets are comprised primarily of net operating loss, or NOL, carryforwards. As of December 31, 2006, we had federal and state NOL carryforwards of approximately $3.4 million and $2.1 million, respectively, which may be used to offset future taxable income. The NOL carryforwards expire at various times through 2024, and are subject to review and possible adjustment by the Internal Revenue Service. The Internal Revenue Code contains provisions that limit the NOL and tax credit carryforwards available to be used in any given year in the event of certain changes in the ownership interests of significant stockholders. The federal NOL carryforwards of $3.4 million available at December 31, 2006 were acquired from Bitpipe and are subject to limitations on their use in future years.

        As of December 31, 2004, a full valuation reserve against the deferred tax asset was deemed appropriate because we did not have sufficient positive evidence to ascertain that it was more likely than not that we would be able to realize our deferred tax assets. In the fourth quarter of 2005, we reversed the valuation allowance because sufficient positive evidence existed to ascertain that it was more likely than not that we would be able to realize our deferred tax assets. This conclusion was based on our operating performance over the past few years and our operating plans for the foreseeable future. In the event that we are unable to generate taxable earnings in the future and determine that it is more likely than not that we can not realize our deferred tax assets, an adjustment to the valuation allowance would be made which may decrease income in the period that such determination is made, and may increase income in subsequent periods.

        In July 2006, FASB issued Financial Accounting Standards Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS No. 109. We adopted the provisions of FIN 48 effective January 1, 2007. We did not recognize any liability for unrecognized tax benefits as a result of adopting FIN 48 on January 1, 2007 and during the three months ended March 31, 2007.

  Net Income (Loss) Per Share

        We calculate net income (loss) per share in accordance with SFAS No. 128, Earnings Per Share, as clarified by EITF Issue No. 03-6, Participating Securities and the Two-Class Method Under FASB Statement No. 128, Earnings Per Share. EITF Issue No. 03-6 clarifies the use of the "two-class" method of calculating earnings per share as originally prescribed in SFAS No. 128. Effective for periods beginning after March 31, 2004, EITF Issue No. 03-6 provides guidance on how to determine whether a security should be considered a "participating security" for purposes of computing earnings per share and how earnings should be allocated to a participating security when using the two-class method for computing basic earnings per share. We have determined that our redeemable convertible preferred stock represents a participating security and therefore we have adopted the provisions of EITF Issue No. 03-6 retroactively for all periods presented.

        Under the two-class method, basic net income (loss) per share is computed by dividing the net income (loss) applicable to common stockholders by the weighted-average number of common shares outstanding for the fiscal period. Diluted net income (loss) per share is computed using the more dilutive of (a) the two-class method or (b) the if-converted method. We allocate net income first to preferred stockholders based on dividend rights under the Company's charter and then to preferred and common stockholders based on ownership interests. Net losses are not allocated to preferred stockholders. Diluted net income (loss) per share is the same as basic net income (loss) per share as losses have been allocated to the common stockholders in all periods presented.

        Despite reporting net income of $8.9 million, $7.2 million and $317,000 for the years ended December 31, 2005, 2006 and the three months ended March 31, 2007, respectively, we reported negative earnings per common share in these periods because the accretion of preferred stock dividends exceeded net income. Upon the closing of this offering, our preferred stock will automatically convert into shares of our common stock on a 1-for-4 basis. Our basic earnings per share increases from $(0.46) to $0.22 and from $(0.28) to $0.01 per common share after reflecting the pro forma conversion of our preferred stock into shares of our common stock for the year ended December 31, 2006 and the three months ended March 31, 2007, respectively.

Results of Operations

        The following table sets forth our results of operations for the periods indicated:

	Years Ended December 31,						Three Months Ended March 31,
	2004		2005		2006		2006		2007
							(unaudited)
	($ in thousands)
Consolidated Statement of Operations Data:
Revenues:
Online	$31,342	67%	$43,662	65%	$51,176	65%	$10,375	70%	$13,709	75%
Events	9,647	21	14,595	22	19,708	25	2,327	16	2,939	16
Print	5,738	12	8,489	13	8,128	10	2,209	14	1,697	9

Total revenues	46,727	100	66,746	100	79,012	100	14,911	100	18,345	100
Cost of revenues:
Online	7,632	16	10,476	16	12,988	16	2,621	18	3,525	19
Events	5,948	13	6,202	9	6,493	8	1,274	9	1,372	8
Print	3,073	7	5,322	8	5,339	7	1,407	9	1,129	6

Total cost of revenues	16,653	36	22,000	33	24,820	31	5,302	36	6,026	33
Gross profit	30,074	64	44,746	67	54,192	69	9,609	64	12,319	67
Operating expenses:
Selling and marketing	15,138	32	18,174	27	20,305	26	4,432	30	6,152	33
Product development	4,111	9	5,756	9	6,295	8	1,564	10	1,748	10
General and administrative	11,756	25	7,617	11	8,756	11	1,791	12	2,610	14
Depreciation	1,168	2	1,792	3	1,144	1	218	1	330	2
Amortization of intangible assets	1,304	3	5,172	8	5,029	6	1,084	7	759	4

Total operating expenses	33,477	72	38,511	58	41,529	53	9,089	60	11,599	63

Operating income (loss)	(3,403)	(7)	6,235	9	12,663	16	520	4	720	4
Interest income (expense), net	143	*	(30)	*	321	*	96	*	(67)	*

Income (loss) before income taxes (benefit)	(3,260)	(7)	6,205	9	12,984	16	616	4	653	4
Provision for (benefit from) income taxes	32	*	(2,681)	(4)	5,811	7	175	1	336	2

Net income (loss)	$(3,292)	(7)%	$8,886	13%	$7,173	9%	$441	3%	$317	2%

*
Percentage not meaningful.

Comparison of Three Months Ended March 31, 2006 and 2007

  Revenues

	Three Months Ended March 31,
	2006	2007	Increase (Decrease)	Percent Change
	(unaudited)
	($ in thousands)
Revenues:
Online	$10,375	$13,709	$3,334	32%
Events	2,327	2,939	612	26
Print	2,209	1,697	(512)	(23)

Total revenues	$14,911	$18,345	$3,434	23%

        Online.    The increase in online revenue was attributable to a $3.8 million increase in revenue from lead generation offerings due primarily to an increase in software package comparison, white paper and webcast sales volumes.

        Events.    The increase in events revenue was attributable to a $600,000 increase in seminar series revenue due to an increase in the number of seminar series events produced in the first three months of 2007 as compared to the first three months of 2006.

        Print.    The decrease in print revenue was attributable to the continued shift of our customers' advertising budgets away from print and towards online offerings.

  Cost of Revenues and Gross Profit

	Three Months Ended March 31,
	2006	2007	Increase (Decrease)	Percent Change
	(unaudited)
	($ in thousands)
Cost of revenues:
Online	$2,621	$3,525	$904	34%
Events	1,274	1,372	98	8
Print	1,407	1,129	(278)	(20)

Total cost of revenues	$5,302	$6,026	$724	14%

Gross profit	$9,609	$12,319	$2,710	28%
Gross profit percentage	64%	67%

        Cost of Online Revenue.    The increase in cost of online revenue was attributable to a $378,000 increase in member acquisition expenses primarily related to keyword purchases for 2020software.com, which we acquired in May 2006. The increase also reflects a $220,000 increase in salaries and benefits primarily related to an increase in average headcount of 18 employees in our online editorial and operations organizations, as well as increases in employee compensation. We increased headcount to support the increase in online revenue volume and to provide additional editorial content. The increase also reflects a $135,000 increase in webcast production and hosting costs due to the increased volume of webcasts in the first three months of 2007 as compared to the first three months of 2006.

        Cost of Events Revenue.    The increase in cost of events revenue was primarily attributable to an increase in the number of seminar series events produced in the first three months of 2007 as compared to the first three months of 2006.

        Cost of Print Revenue.    The decrease in cost of print revenue was attributable to reduced production costs for all three magazines in response to our customers' advertising budgets continuing to shift away from print and towards online offerings.

        Gross Profit.    The increase in gross profit reflects a $2.4 million increase in online gross profit and a $514,000 increase in events gross profit. The increase in online gross profit is attributable to an increase in online revenue at a gross profit percentage consistent with the first three months of 2006. The increase in events gross profit is attributable to an increase in seminar series revenue at a higher gross profit percentage on these events when compared to the first three months of 2006. We expect our gross profit to fluctuate from period to period depending on our mix of revenues.

  Operating Expenses and Other

	Three Months Ended March 31,
	2006	2007	Increase (Decrease)	Percent Change
	(unaudited)
	($ in thousands)
Operating expenses:
Selling and marketing	$4,432	$6,152	$1,720	39%
Product development	1,564	1,748	184	12
General and administrative	1,791	2,610	819	46
Depreciation	218	330	112	51
Amortization of intangible assets	1,084	759	(325)	(30)

Total operating expenses	$9,089	$11,599	$2,510	28%

Interest income (expense), net	$96	$(67)	$(163)	(170)%
Provision for income taxes	$175	$336	$161	92%

        Selling and Marketing.    The increase in selling and marketing expense was primarily attributable to a $875,000 increase in salaries, commissions, bonuses and benefits related to an increase in average headcount of 28 employees in our sales and marketing organizations, as well as increases to employee compensation. The increase in headcount was to support the growth in revenues. The increase also reflects a $536,000 increase in stock-based compensation and a $158,000 increase in travel expense resulting from the increase in sales personnel.

        Product Development.    The increase in product development expense was primarily attributable to a $129,000 increase in consulting expenses related to IT infrastructure improvements to support the growing number of online offerings. The increase also reflects a $72,000 increase in stock-based compensation.

        General and Administrative.    The increase in general and administrative expense was primarily attributable to a $343,000 increase in stock-based compensation and a $314,000 increase in other employee compensation. The increase also reflects a $109,000 increase in professional fees incurred for the first three months of 2007 as compared to the first three months of 2006.

        Depreciation.    The increase in depreciation expense was attributable to certain internal use software assets being placed into service and depreciated during the first three months of 2007.

        Amortization of Intangible Assets.    The decrease in amortization of intangible assets expense was attributable to intangible assets related to acquisitions in prior years becoming fully amortized, offset in part by the amortization of intangible assets related to our acquisition of 2020software.com in May 2006.

        Interest Income (Expense), Net.    The decrease in interest income (expense), net reflected a decrease in average cash balances during the first three months of 2007 as compared to the first three months of 2006.

        Provision for Income Taxes.    We recorded a provision for income taxes based upon a 51% effective tax rate in the first three months of 2007 as compared to a 42% effective rate in the first three months of 2006. Our effective tax rate increased after the adoption of SFAS No. 123(R) due to the impact of stock-based compensation which is a nondeductible expense in our tax provision. The provision for income taxes in the first three months of 2006 is net of an $85,000 deferred tax benefit recorded to revalue our deferred tax assets using a federal tax rate of 35%.

Comparison of Fiscal Years Ended December 31, 2005 and 2006

  Revenues

	Years Ended December 31,
	2005	2006	Increase (Decrease)	Percent Change
	($ in thousands)
Revenues:
Online	$43,662	$51,176	$7,514	17%
Events	14,595	19,708	5,113	35
Print	8,489	8,128	(361)	(4)

Total revenues	$66,746	$79,012	$12,266	18%

        Online.    The increase in online revenue was attributable to a $5.2 million increase in revenue from lead generation offerings due primarily to an increase in software package comparison and webcast sales volumes. The increase also reflects a $2.6 million increase in revenue from branding offerings due primarily to an increase in banner sales volume.

        Events.    The increase in events revenue was attributable to a $3.0 million increase in seminar series revenue and a $2.2 million increase in custom event revenue. We introduced both custom event and seminar series offerings in 2005 and, therefore, more events associated with these revenue streams were produced in 2006 as compared to 2005.

        Print.    The decrease in print revenue was attributable to the continued shift of advertising budgets towards online offerings.

  Cost of Revenues and Gross Profit

	Years Ended December 31,
	2005	2006	Increase	Percent Change
	($ in thousands)
Cost of revenues:
Online	$10,476	$12,988	$2,512	24%
Events	6,202	6,493	291	5
Print	5,322	5,339	17	—

Total cost of revenues	$22,000	$24,820	$2,820	13%

Gross profit	$44,746	$54,192	$9,446	21%
Gross profit percentage	67%	69%

        Cost of Online Revenue.    The increase in cost of online revenue was attributable to a $1.2 million increase in member acquisition expenses primarily related to keyword purchases for 2020software.com, which we acquired in May 2006. The increase also reflects a $857,000 increase in salaries and benefits primarily related to an increase in average headcount of 19 employees in our online editorial and operations organizations, as well as increases in employee compensation. We increased headcount to support the increase in online revenue volume and to provide additional editorial content.

        Cost of Events Revenue.    The increase in cost of events revenue was primarily attributable to a $801,000 increase in salaries and benefits primarily related to an increase in average headcount of 20 employees in our event organizations, as well as increases in employee compensation. We increased headcount to support the increase in seminar series and custom event volume. The increase was offset in part by a decrease in hotel related costs associated with the operation of multi-day conferences.

        Cost of Print Revenue.    The increase in cost of print revenue was attributable to three additional months of publishing CIO Decisions magazine during 2006 compared to 2005, offset primarily by a decrease in non-compensation related expenses incurred publishing our other two magazines.

        Gross Profit.    The increase in gross profit reflects a $5.0 million increase in online gross profit and a $4.8 million increase in events gross profit. The increase in online gross profit is attributable to an increase in online revenue at a consistent gross profit percentage. The increase in events gross profit is attributable to an increase in custom event and seminar series revenue at a higher gross profit percentage on these events when compared to 2005. We expect our gross profit to fluctuate from period to period depending on our mix of revenues.

  Operating Expenses and Other

	Years Ended December 31,
	2005	2006	Increase (Decrease)	Percent Change
	($ in thousands)
Operating expenses:
Selling and marketing	$18,174	$20,305	$2,131	12%
Product development	5,756	6,295	539	9
General and administrative	7,617	8,756	1,139	15
Depreciation	1,792	1,144	(648)	(36)
Amortization of intangible assets	5,172	5,029	(143)	(3)

Total operating expenses	$38,511	$41,529	$3,018	8%

Interest income (expense), net	$(30)	$321	$351	*
Provision for (benefit from) income taxes	$(2,681)	$5,811	$8,492	*

*
Percent change not meaningful.

        Selling and Marketing.    The increase in selling and marketing expense was primarily attributable to a $884,000 increase in salaries, commissions, and benefits related to an increase in average headcount of 22 employees in our sales and marketing organizations, as well as increases to employee compensation. The increase in headcount was to support the growth in revenues. The increase also reflects a $606,000 increase in stock-based compensation and a $498,000 increase in travel expense resulting from the growth in sales personnel.

        Product Development.    The increase in product development expense was primarily attributable to a $369,000 increase in salaries and benefits primarily related to an increase in average headcount of six employees in our product development organizations, as well as increases in employee compensation. We increased our headcount to support the growing number of online offerings and to maintain and upgrade our IT infrastructure.

        General and Administrative.    The increase in general and administrative expense was primarily attributable to a $553,000 increase in employee compensation and a $491,000 increase in bad debt expense. The increase in bad debt expense was attributable to bad debt expense of $367,000 in 2006 compared to ($124,000) in 2005 due to a reduction in the allowance for doubtful accounts recorded in 2005.

        Depreciation.    The decrease in depreciation expense was attributable to a change effective January 1, 2006, in the estimated useful life for computer equipment and software from two years to three years to more closely approximate the service lives of the assets placed in service to date.

        Amortization of Intangible Assets.    The decrease in amortization of intangible assets expense was attributable to intangible assets related to acquisitions in prior years becoming fully amortized, offset in part by the amortization of intangible assets related to our acquisition of 2020software.com in May 2006.

        Interest Income (Expense), Net.    The increase in interest income (expense), net reflected an increase in interest income attributable to higher interest rates in 2006.

        Provision for Income Taxes.    We recorded a provision for income taxes in 2006 based upon a 45% effective tax rate. Our effective tax rate increased after the adoption of SFAS No. 123(R) because stock-based compensation is a nondeductible expense in our tax provision. The provision for income taxes is net of an $85,000 deferred tax benefit recorded to revalue our deferred tax assets using a federal tax rate of 35%. The $2.7 million benefit from income taxes in 2005 was primarily attributable to the release of the valuation allowance against our deferred tax assets. In the fourth quarter of 2005, we determined that it was more likely than not that we would generate sufficient future taxable income from operations to realize tax benefits arising from the use of our existing net operating loss carryforwards.

Comparison of Fiscal Years Ended December 31, 2004 and 2005

  Revenues

	Years Ended December 31,
	2004	2005	Increase	Percent Change
	($ in thousands)
Revenues:
Online	$31,342	$43,662	$12,320	39%
Events	9,647	14,595	4,948	51
Print	5,738	8,489	2,751	48

Total revenues	$46,727	$66,746	$20,019	43%

        Online.    The increase in online revenue was attributable to a $12.7 million increase in revenue from lead generation offerings due primarily to an increase in white paper sales volume. The increase in white paper volume was attributable to the acquisition of Bitpipe in December 2004 and the related introduction of new white paper offerings shortly after the acquisition.

        Events.    The increase in events revenue was attributable to the introduction of custom event and seminar series offerings in the second half of 2005. The increase also reflects a $1.0 million increase in multi-day conference revenue due to an increase in the average revenue per conference.

        Print.    The increase in print revenue was attributable to a $1.4 million revenue increase due to the launch of CIO Decisions magazine in April 2005. Our other magazines increased $1.3 million in aggregate due to an increase in integrated advertising campaigns involving all three types of media (online, events and print). The increase also reflects increased sales of print advertising sold in conjunction with our storage and security events.

  Cost of Revenues and Gross Profit

	Years Ended December 31,
	2004	2005	Increase	Percent Change
	($ in thousands)
Cost of revenues:
Online	$7,632	$10,476	$2,844	37%
Events	5,948	6,202	254	4
Print	3,073	5,322	2,249	73

Total cost of revenues	$16,653	$22,000	$5,347	32%

Gross profit	$30,074	$44,746	$14,672	49%
Gross profit percentage	64%	67%

        Cost of Online Revenue.    The increase in cost of online revenue was attributable to a $1.5 million increase in salaries and benefits primarily related to an increase in average headcount of 21 employees in our online editorial and operations organizations as well as increases to employee compensation. We increased headcount to support the increase in online revenue volume and provide additional editorial content. The increase also reflects a $425,000 increase in keyword purchases from leading internet search engines, a $362,000 increase in vendor expenses associated with the delivery of webcast, podcast and list rental offerings, and a $195,000 increase in freelance writer expenses.

        Cost of Events Revenue.    The increase in cost of events revenue was attributable to the introduction of custom event and seminar series offerings in the second half of 2005. The increase was partially offset by a decrease in the number of multi-day conferences held in 2005 compared to 2004, and stock-based compensation of $236,000 in 2004 related to our repurchase of certain employee stock options in May 2004.

        Cost of Print Revenue.    The increase in cost of print revenue reflects expenses associated with the launch of CIO Decisions magazine in April 2005.

        Gross Profit.    The increase in gross profit reflects a $9.5 million increase in online gross profit and a $4.7 million increase in events gross profit. The increase in online gross profit is attributable to an increase in online revenue at a consistent gross profit percentage. The increase in events gross profit is attributable to an increase in events revenue at a higher gross profit percentage due to the introduction of custom event and seminar series offerings in 2005. We expect our gross profit to fluctuate from period to period depending on our mix of revenues.

  Operating Expenses and Other

	Years Ended December 31,
	2004	2005	Increase (Decrease)	Percent Change
	($ in thousands)
Operating expenses:
Selling and marketing	$15,138	$18,174	$3,036	20%
Product development	4,111	5,756	1,645	40
General and administrative	11,756	7,617	(4,139)	(35)
Depreciation	1,168	1,792	624	53
Amortization of intangible assets	1,304	5,172	3,868	297

Total operating expenses	$33,477	$38,511	$5,034	15%

Interest income (expense), net	$143	$(30)	$(173)	(121)%
Provision for (benefit from) income taxes	$32	$(2,681)	$(2,713)	*

*
Percent change not meaningful.

        Selling and Marketing.    The increase in selling and marketing expense was attributable to a $3.9 million increase in salaries, commissions, and benefits primarily related to an increase in average headcount of 31 employees in our sales and marketing organizations as well as increases to employee compensation. The increase in headcount was to support the growth in revenues. The increase was partially offset by stock-based compensation of $1.0 million in 2004 related to our purchase of certain employee stock options in May 2004.

        Product Development.    The increase in product development expense was attributable to a $1.7 million increase in salaries and benefits primarily related to an increase in average headcount of 19 employees in our product development organizations as well as increases to compensation paid to existing employees. We increased our headcount to support the growing number of online offerings and integrate Bitpipe's IT infrastructure.

        General and Administrative.    The decrease in general and administrative expense was attributable to a decrease of $4.9 million in stock-based compensation related to our purchase of certain employee stock options in May 2004 and a decrease of $686,000 related to employee compensation, offset in part by increases of $582,000 related to facilities costs and approximately $800,000 related to various expenses associated with the growth of the business.

        Depreciation.    The increase in depreciation expense was attributable to purchases of property and equipment of $2.1 million in 2005 and $1.7 million in 2004, offset in part by purchases in prior years becoming fully depreciated.

        Amortization of Intangible Assets.    The increase in amortization of intangible assets expense was primarily due to the amortization of intangible assets primarily related to our acquisition of Bitpipe in December 2004.

        Interest Income (Expense), Net.    The decrease in interest income (expense), net reflects an increase in interest expense attributable to higher interest rates and outstanding balances in 2005 under our bank term loan. The decrease was partially offset by an increase in interest income attributable to higher interest rates and average cash balances during 2005.

        Provision for (Benefit from) Income Taxes.    The decrease in the provision for (benefit from) income taxes was primarily attributable to the release of the valuation allowance against our deferred tax assets. In the fourth quarter of 2005, we determined that it was more likely than not that we would generate sufficient taxable income from operations to be able to realize tax benefits arising from use of our net operating loss carry forwards to reduce the income tax owed on this taxable income.

Selected Quarterly Results of Operations

        The following table presents our unaudited quarterly consolidated results of operations and our unaudited quarterly consolidated results of operations for the nine quarters ended March 31, 2007. The unaudited quarterly consolidated information has been prepared on the same basis as our audited consolidated financial statements. You should read the following table presenting our quarterly consolidated results of operations in conjunction with our audited consolidated financial statements and the related notes included elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of the operating results for any future period.

	Three Months Ended
	March 31, 2005	June 30, 2005	Sept. 30, 2005	Dec. 31, 2005	Mar. 31, 2006	June 30, 2006	Sept. 30, 2006	Dec. 31, 2006	Mar. 31, 2007
	(unaudited) (in thousands)
Revenues:
Online	$10,617	$12,131	$9,798	$11,116	$10,375	$12,812	$12,565	$15,424	$13,709
Events	926	4,641	4,268	4,760	2,327	5,742	5,893	5,746	2,939
Print	1,617	2,231	2,239	2,402	2,209	2,163	1,809	1,947	1,697

Total revenues	13,160	19,003	16,305	18,278	14,911	20,717	20,267	23,117	18,345
Cost of revenues:
Online	2,322	2,672	2,732	2,750	2,621	2,992	3,644	3,731	3,525
Events	764	1,450	1,935	2,053	1,274	1,735	1,632	1,852	1,372
Print	1,014	1,481	1,408	1,419	1,407	1,423	1,385	1,124	1,129

Total cost of revenues	4,100	5,603	6,075	6,222	5,302	6,150	6,661	6,707	6,026
Gross profit	9,060	13,400	10,230	12,056	9,609	14,567	13,606	16,410	12,319
Operating expenses:
Selling and marketing	4,084	4,779	4,310	5,001	4,432	5,191	4,932	5,750	6,152
Product development	1,437	1,364	1,469	1,486	1,564	1,559	1,617	1,555	1,748
General and administrative	2,070	2,085	1,123	2,339	1,791	2,084	2,126	2,755	2,610
Depreciation	401	414	482	495	218	238	241	447	330
Amortization of intangible assets	1,407	1,313	1,205	1,247	1,084	1,424	1,378	1,143	759

Total operating expenses	9,399	9,955	8,589	10,568	9,089	10,496	10,294	11,650	11,599

Operating income (loss)	(339)	3,445	1,641	1,488	520	4,071	3,312	4,760	720
Interest income (expense), net	(60)	(43)	12	61	96	42	(16)	199	(67)

Income (loss) before income taxes (benefit)	(399)	3,402	1,653	1,549	616	4,113	3,296	4,959	653
Provision for (benefit from) income taxes	—	—	—	(2,681)	175	1,739	1,709	2,188	336

Net income (loss)	$(399)	$3,402	$1,653	$4,230	$441	$2,374	$1,587	$2,771	$317

  Seasonality

        The timing of our revenues is affected by seasonal factors. Our revenues are seasonal primarily as a result of the annual budget approval process of many of our customers and the historical decrease in advertising activity in July and August. Revenues are usually the lowest in the first quarter of each calendar year, increase during the second quarter, decrease during the third quarter, and increase again during the fourth quarter. Events revenue may vary depending on which quarters we produce the event, which may vary when compared to previous periods. The timing of revenues in relation to our expenses, much of which does not vary directly with revenue, has an impact on the cost of online revenue, selling and marketing, product development, and general and administrative expenses as a percentage of revenue in each calendar quarter during the year.

        The majority of our expenses are personnel-related and include salaries, stock-based compensation, benefits and incentive-based compensation plan expenses. As a result, we have not experienced significant seasonal fluctuations in the timing of our expenses period to period. We accrue expenses related to incentive-based compensation plans based on our estimate of whether or not it is probable that an expense will be incurred under the plans. In the third quarter of 2005, we determined that payment under certain annual incentive-based compensation plans was not probable, and therefore general and administrative compensation expenses previously recorded in the first and second quarters of 2005 were reversed. Based on the achievement of plan targets in the fourth quarter of 2005, we recorded general and administrative compensation expenses related to the incentive-based compensation plans in the fourth quarter of 2005.

Liquidity and Capital Resources

  Resources

        Since 2003, we have funded our operations principally with cash flows generated by operations. In addition, we have partially funded acquisitions with $42.2 million of net proceeds from issuances of preferred stock and the net borrowings of $8.25 million under bank term loans. We believe our existing cash and cash equivalents, our cash flow from operating activities, available bank borrowings and the net proceeds of this offering will be sufficient to meet our anticipated cash needs for at least the next twelve months. Our future working capital requirements will depend on many factors, including the operations of our existing business, our potential strategic expansion internationally, future acquisitions we might undertake, and the expansion into complementary businesses. To the extent that our cash and cash equivalents, cash flow from operating activities, and net proceeds of this offering are insufficient to fund our future activities, we may need to raise additional funds through bank credit arrangements or public or private equity or debt financings. We also may need to raise additional funds in the event we determine in the future to effect one or more acquisitions of businesses. In the event additional funding is required, we may not be able to obtain bank credit arrangements or effect an equity or debt financing on terms acceptable to us or at all.

	As of and for the Years Ended December 31,			As of and for the Three Months Ended March 31,
	2004	2005	2006	2007
				(unaudited)
	($ in thousands)
Cash, cash equivalents and short-term investments	$40,214	$46,879	$30,830	$30,504
Accounts receivable, net	9,620	8,817	12,096	10,973
Cash provided by operating activities	6,872	11,335	12,339	2,213
Cash used in investing activities(1)	(38,481)	(1,908)	(16,280)	(1,910)
Cash provided by (used in) financing activities	63,835	(2,762)	(12,108)	(629)

(1)
Cash used in investing activities shown net of short-term investment activity.

  Cash, Cash Equivalents and Short-Term Investments

        Our cash, cash equivalents and short-term investments at March 31, 2007 were held for working capital purposes and were invested primarily in money market accounts and commercial paper corporate debt securities. We do not enter into investments for trading or speculative purposes.

  Accounts Receivable, Net

        Our accounts receivable balance fluctuates from period to period, which affects our cash flow from operating activities. The fluctuations vary depending on the timing of our service delivery and billing activity, cash collections, and changes to our allowance for doubtful accounts. We use days' sales outstanding, or DSO, calculated on a monthly basis, as a measurement of the quality and status of our receivables. We define DSO as accounts receivable divided by total revenue for the applicable period, multiplied by the number of days in the applicable period. DSO was 51 days at December 31, 2004 (excluding the effects of purchased accounts receivable from Bitpipe), 46 days at December 31, 2005, 51 days at December 31, 2006 and 60 days at March 31, 2007.

  Operating Activities

        Cash provided by operating activities primarily consists of net income (loss) adjusted for certain non-cash items including depreciation and amortization, the provision for bad debt, stock-based compensation, deferred income taxes, and the effect of changes in working capital and other activities. Cash provided by operating activities in the three months ended March 31, 2007 was $2.2 million and consisted of $317,000 of net income, $1.1 million of depreciation and amortization and $1.1 million of stock-based compensation, partly offset by $773,000 used in working capital and other activities. Cash used in working capital and other activities includes estimated state and federal income tax payments of $2.3 million, offset in part by a $1.1 million decrease in accounts receivable.

        Cash provided by operating activities in 2006 was $12.3 million and consisted of $7.2 million of net income, $6.2 million of depreciation and amortization, and $1.3 million of stock-based compensation, partly offset by $2.9 million used in working capital and other activities. Cash used in working capital and other activities includes a $3.2 million increase in accounts receivable which is attributable to an increase in our online revenue.

        Cash provided by operating activities in 2005 was $11.3 million and consisted of $8.9 million of net income and $7.0 million of depreciation and amortization, offset in part by a $3.0 million non-cash deferred tax benefit and $1.5 million used in working capital and other activities. Working capital and other activities consisted of a $1.6 million decrease in deferred revenue and a $756,000 decrease in accounts payable and accrued expenses, offset by a $1.2 million decrease in accounts receivable. The decrease in deferred revenues is primarily attributable to a $1.5 million purchase accounting adjustment to the fair value of deferred revenue acquired from Bitpipe. The decrease in accounts receivable is attributable to increases in cash collections as well as accounts receivable existing as of December 31, 2004 associated with the acquisition of Bitpipe in December 2004, which no longer existed as of December 31, 2005.

        Cash provided by operating activities in 2004 was $6.9 million and consisted of $3.3 million of net loss, offset by $2.5 million of depreciation and amortization, $6.3 million of stock-based compensation, and $1.3 million provided by working capital and other activities. Of the $6.3 million stock-based compensation, $6.0 million is associated with our repurchase of certain employee stock options in May 2004. Cash provided by working capital and other activities includes a $2.1 million increase in accounts payable and accrued expenses and a $1.6 million increase in deferred revenue, offset in part by a $3.3 million increase in accounts receivable reflecting an overall increase in revenues associated with the growth of our operations.

  Investing Activities

        Cash used in investing activities primarily consists of purchases of property and equipment and acquisitions of businesses. Cash used in investing activities in the three months ended March 31, 2007 was $1.9 million and consisted of $1.0 million for the acquisition of Ajaxian in February 2007 and $900,000 for the purchase of property and equipment. Cash used in investing activities in 2006 was $16.3 million and consisted of $15.0 million for the acquisition of 2020software.com in May 2006 and $1.3 million for the purchase of property and equipment. Cash used in investing activities in 2005, net of short-term investment activity, was $1.9 million due primarily to $2.1 million for the purchase of property and equipment. Cash used in investing activities in 2004, net of short-term investment activity, was $38.5 million and consisted of $35.6 million for the acquisition of Bitpipe, $1.1 million for the acquisition of The Middleware Company, and $1.8 million for the purchase of property and equipment.

  Equity Financing Activities

        We raised $31.3 million and $1.0 million of net proceeds through sales of our series A preferred stock in 2001 and 2003, respectively. We raised an additional $69.9 million of net proceeds through sales of our series B preferred stock in May 2004 and June 2004. In June 2004, in connection with the series B preferred stock offering, we paid $43.7 million to repurchase a portion of the series A preferred stock, common stock, and certain outstanding employee options. We recorded a $6.0 million stock-based compensation charge associated with the repurchase of the employee options. We raised an additional $15.0 million of net proceeds through sales of our series C preferred stock in December 2004. All of the shares of our preferred stock will convert into common stock upon completion of this offering. In addition, we received proceeds from the exercise of common stock options and warrants in the amounts of $328,000 in 2004, $238,000 in 2005, $892,000 in 2006 and $121,000 in the three months ended March 31, 2007.

  Term Loan and Credit Facility Borrowings

        We previously maintained a term loan with a commercial bank under which we made borrowings net of principal repayments of $22.3 million in 2004 and $3.0 million in 2005. On August 30, 2006, we entered into a credit agreement with Citizens Bank of Massachusetts, which included a $10.0 million term loan and a $20.0 million revolving credit facility. Initial borrowings under the credit agreements were used to pay off the prior principal balance of $22.0 million and provide working capital. As of March 31, 2007, outstanding borrowings under the credit agreements were $8.25 million. In April 2007, we borrowed $12.0 million under our revolving credit facility to partially fund the acquisition of TechnologyGuide.com, Inc.

        As of March 31, 2007, unused availability under our revolving credit facility totaled $20.0 million. Our revolving credit facility matures on August 30, 2011. Unless earlier payment is required by an event of default, all principal and any unpaid interest will be due and payable on August 30, 2011. At our option, the revolving credit facility bears interest at either the lender's prime rate less 1.00% or LIBOR, plus 1.50%. We are also required to pay an unused line fee on the daily unused amount of our revolving credit facility at a per annum rate of 0.375%.

        Our term loan requires the payment of 39 consecutive monthly installments of $250,000 each, plus interest, the first such installment was due on September 30, 2006, with a final payment of the entire unpaid principal balance due on December 30, 2009. In September 2006, we entered into an interest rate swap agreement to mitigate interest rate fluctuation, and fix the interest rate on the term loan at 6.98%.

        Borrowings under our credit agreements are collateralized by an interest in and lien on all of our assets and certain other guarantees and pledges. Our credit agreements contain certain affirmative and negative covenants, which require, among other things, that we meet certain financial ratio covenants and limit certain capital expenditures. We were in compliance with all covenants under the credit agreements as of March 31, 2007.

  Capital Expenditures

        We have made capital expenditures primarily for computer equipment and related software needed to host our websites, internal-use software development costs, as well as for leasehold improvements and other general purposes to support our growth. Our capital expenditures totaled $1.8 million in 2004, $2.1 million in 2005, $1.3 million in 2006 and $897,000 for the three months ended March 31, 2007. We expect to spend approximately $2.1 million in capital expenditures in the remaining nine months of 2007 primarily for website development costs, computer equipment and related software, and internal-use software development costs. We are not currently party to any purchase contracts related to future capital expenditures.

  Contractual Obligations and Commitments

        As of March 31, 2007, our principal commitments consist of obligations under leases for office space and principal and interest payments due under our bank term loan. The offices are leased under noncancelable operating lease agreements that expire through March 31, 2010. The following table sets forth our commitments to settle contractual obligations in cash as of March 31, 2007:

	Payments Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	(unaudited)
	(in thousands)
Bank term loan payable	$8,250	$3,000	$5,250	$—	$—
Operating leases(1)	5,588	2,073	3,515	—	—

Total	$13,838	$5,073	$8,765	$—	$—

(1)
Operating lease obligations are net of minimum sublease payments of $141,000 due under various sublease agreements that expire through July 31, 2008.

  Off-Balance Sheet Arrangements

        In September 2006, we entered into an interest rate swap agreement to mitigate interest rate fluctuation, and fix the interest on our variable rate bank term loan fixed rate obligation. Our interest rate swap fixed the effective interest rate on the term loan at 6.98%. The fair value of the interest rate swap was $62,000 at March 31, 2007 and is recorded in other liabilities. We do not have any other off-balance sheet arrangements.

Quantitative and Qualitative Disclosures About Market Risk

        Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of fluctuations in foreign exchange rates and interest rates. We do not hold or issue financial instruments for trading purposes.

  Foreign Currency Exchange Risk

        Our subsidiary, TechTarget Limited, was established in July 2006 and is located in London, England. As of March 31, 2007, all of our international customer agreements have been denominated in U.S. dollars, and aggregate foreign currency payments made by us through this subsidiary have been less than $100,000 during the three months ended March 31, 2007. We currently believe our exposure to foreign currency exchange rate fluctuations is financially immaterial and therefore have not entered into foreign currency hedging transactions. We continue to review this issue and may consider hedging certain foreign exchange risks through the use of currency futures or options in the future.

  Interest Rate Risk

        At March 31, 2007, we had cash and cash equivalents totaling $30.5 million. These amounts were invested primarily in money market accounts and commercial paper corporate debt securities. The cash and cash equivalents were held for working capital purposes. We do not enter into investments for trading or speculative purposes. Due to the short-term nature of these investments, we believe that we do not have any material exposure to changes in the fair value of our investment portfolio as a result of changes in interest rates. Declines in interest rates, however, would reduce future investment income.

        Our exposure to market risk also relates to the amount of interest expense we must pay under our revolving credit facility. The advances under this credit facility bear a variable rate of interest determined as a function of the lender's prime rate or LIBOR. At March 31, 2007, there were no amounts outstanding under our revolving credit facility.

  Recent Accounting Pronouncements

        In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, or SFAS No. 157. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements, our board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, SFAS No. 157 does not require any new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We do not expect the adoption of SFAS No. 157 in 2008 to have a material impact on our results of operations or financial position.

BUSINESS

Overview

        We are a leading provider of specialized online content that brings together buyers and sellers of corporate IT products. We sell customized marketing programs that enable IT vendors to reach corporate IT decision makers who are actively researching specific IT purchases. We operate a network of 36 websites, each of which focuses on a specific IT sector, such as storage, security or networking. IT professionals rely on our websites for key decision support information tailored to their specific areas of responsibility. We complement our online offerings, which consist primarily of white papers, webcasts and podcasts, software package comparisons, dedicated e-mails and e-newsletters, and banner advertisements, with targeted in-person events and three specialized IT magazines that enable advertisers to engage buyers throughout their decision-making process for IT purchases. We work with our advertiser customers to develop customized marketing programs, often providing them with multiple offerings in order to more effectively target their desired audience.

        As IT professionals have become increasingly specialized, they have come to rely on our sector-specific websites for purchasing decision support. Our content enables IT professionals to navigate the complex and rapidly changing IT landscape where purchasing decisions can have significant financial and operational consequences. We employ over 100 full-time editors who create more than 20,000 pieces of original content per year tailored for specific audiences. We complement this content with targeted information from our network of more than 225 outside industry experts, member-generated content and extensive vendor-supplied information. We have a large and growing base of registered members, which totaled approximately 4.9 million as of March 31, 2007.

        The targeted nature of our user base enables IT vendors to reach a specialized audience efficiently because our content is highly segmented and aligned with the IT vendors' specific products. Since our founding in 1999, we have developed a broad customer base that now comprises more than 1,000 active advertisers, including Cisco, Dell, EMC, Hewlett Packard, IBM, Intel, Microsoft, Oracle, Research In Motion, SAP and Symantec. We delivered more than 3,400 advertising campaigns in 2006, and our average quarterly advertising renewal rate for our 100 largest customers was 92% in 2006. We also supplied more than 1.1 million sales leads to IT vendors in 2006.

        We generated revenues of $79 million in 2006, up from $67 million in 2005. Over the same period, we grew our operating income from $6 million to $13 million and our Adjusted EBITDA from $13 million to $20 million.

Industry Background

        There is an ongoing shift from traditional print and broad-based advertising to targeted online advertising. We believe there are three major trends driving this shift:

  Targeted Content Channels Lead to Greater Efficiency for Advertisers

        Advertisers' desire to reach customers efficiently has led to the development and proliferation of market-specific content channels throughout all forms of media. Targeted content channels increase advertising efficiency by enabling advertisers to market specifically to the audience they are trying to reach. Content providers are finding new ways, such as specialized cable television channels, magazines and events, to offer increasingly targeted content to their audience and advertisers. The Internet has enabled even more market-specific content offerings, and the proliferation of market-specific websites provides advertisers with efficient and targeted media to reach their customers.

  The Internet Improves Advertisers' Ability to Increase and Measure Return on Investment

        Advertisers are increasingly focused on measuring and improving ROI. Before the advent of Internet-based marketing, there were limited tools for accurately measuring the results of marketing campaigns in a timely fashion. The Internet has enabled advertisers to track individual user responses to their marketing programs. With the appropriate technology, vendors now have the ability to assess and benchmark the efficacy of their online advertising campaigns cost-effectively and in real-time. As a result, advertisers are now increasingly demanding a measurable ROI across all forms of media.

  The Internet Is Increasingly Critical in Researching Large, Complex and Costly Purchases

        The Internet has improved the efficiency and effectiveness of researching purchases. The vast quantity of information available on the Internet, together with search engines and directories that facilitate information discovery, enables potential purchasers to draw information from many sources, including independent experts, peers and vendors, in an efficient manner. These benefits are most apparent in the research of complex and costly purchases which require information from a variety of sources. By improving the efficiency of product research, the Internet enables potential purchasers to save significant time and review a wider range of product selections.

        These three trends are driving the redeployment of marketing budgets from traditional broad-based advertising to online advertising. Despite the high growth of online advertising and marketing directly to corporate purchasers, business-to-business, or B2B, online spending represented only 6.9% of marketing and advertising expenditure in the United States in 2005. eMarketer expects the share of the B2B online advertising to rise to 13.1% of total marketing and advertising expenditure by 2010, predominantly at the expense of print media.

  Corporate IT Purchasing

        The trends toward targeted content channels, increased focus on ROI by advertisers and Internet-based product research are evident in the corporate IT market. Over the past two decades, corporate IT purchases have grown in size and complexity. IDC estimates that worldwide corporate IT spending was $1.1 trillion in 2005 and projects it to grow to $1.5 trillion by 2010. The corporate IT market is comprised of multiple, large sectors, such as storage, security and networking. Each of these sectors can, in turn, be further divided into sub-sectors that contain products addressing the areas of specialization within an enterprise's IT environment. For example, within the $36 billion storage sector, there are numerous sub-sectors such as storage area networks, storage resource management software and backup software. Furthermore, the products in each sub-sector may service entirely independent markets. For example, backup software for use in Windows environments can be distinct from that designed for use in Linux environments.

        In view of the complexities, high cost and importance of IT decision-making, corporate IT purchasing decisions are increasingly being researched by teams of functional experts with specialized knowledge in their particular areas, rather than by one central IT professional, such as a chief information officer. The corporate IT purchasing process typically requires a lengthy sales cycle. The "sales cycle" is the sequence of stages that a typical customer goes through when deciding to purchase a product or service from a particular vendor. Key stages of a sales cycle typically consist of a customer recognizing or identifying a need; identifying possible solutions and vendors through research and evaluation; and finally, making a decision to purchase the product or service. Through various stages of this sales cycle, IT professionals rely upon multiple inputs from independent experts, peers and IT vendors. Although there is a vast amount of information available, the aggregation and validation of these inputs from various sources can be difficult and time-consuming.

        The long sales cycle for corporate IT purchases as well as the need for information support require substantial investment on the part of IT vendors, which drives the significant marketing expenditures in the corporate IT market. In addition, technology changes at an accelerated pace and there are often multiple solutions to a particular IT need. With each new product or product enhancement, IT vendors implement new advertising campaigns and IT professionals must research new technologies.

  The Opportunity

        Corporate IT professionals increasingly are demanding specialized websites, events and print publications tailored to the sub-sectors of IT solutions that they purchase. Prior to widespread Internet adoption, corporate IT buyers researching purchases relied largely on traditional IT media, consisting of broad print publications and large industry trade shows. As technology, vendors and IT professionals have all become much more specialized, the Internet has emerged as a preferred purchase research medium that has drastically reduced research time. Despite this, most traditional IT media remains general in nature and disproportionately oriented towards print. Consequently, IT professionals continue to expend time searching inefficiently for information that is appropriate to their more specialized IT purchase requirements.

        IT advertisers seek high-ROI marketing platforms that provide access to the specific sectors of IT buyers that align with the solutions they sell. Traditional IT media companies with print-based revenue models service a large circulation with broad content. This minimizes the likelihood of a vendor reaching a buyer while he or she is actively researching the purchase of a solution that falls within the vendor's particular market sector. Although the Internet now offers advertisers a superior means to reach IT buyers while they are conducting research, the web properties operated by these traditional IT media companies offer online content and audiences that are derivative of their existing print efforts. Without a more targeted marketing platform oriented to IT professionals' need for decision support for specialized IT purchases, traditional IT media companies have faced difficulty meeting the ROI needs of IT marketers.

Our Solution

        Our specialized content enables IT vendors to reach corporate IT professionals who are actively researching purchases in specific IT sectors. The foundation of our network is our 36 websites, which are complemented by in-person events and specialized magazines. IT professionals rely on our platform for decision support information tailored to their specific purchasing needs. Our solution benefits from the following competitive advantages:

  •
  Large and Growing Community of Registered Members.  We have built a registered member database with detailed business information on approximately 4.9 million IT professionals, as of March 31, 2007, representing 20% growth over March 31, 2006. We have collected detailed business and technology profiles with respect to our registered members, which allows us to provide them with more specialized content and our advertisers with highly targeted audiences and sales leads.

  •
  Strong Advertiser Relationships.  Since our founding in 1999, we have developed a broad customer base that now comprises more than 1,000 active advertisers, including Cisco, Dell, EMC, Hewlett Packard, IBM, Intel, Microsoft, Oracle, Research In Motion, SAP and Symantec. These advertisers purchased more than 3,400 advertising campaigns in 2006 alone.

  •
  Substantial Experience in Online Media.  We have over seven years of experience in developing our online media content, with a focus on providing targeted information to IT professionals and a targeted audience to vendors. Our experience enables us to develop new online properties rapidly, and to acquire and efficiently integrate select properties that further serve IT professionals. We have also developed an expertise in implementing integrated, targeted marketing campaigns designed to maximize the measurability of and improvement in ROI.

  •
  Significant Brand Recognition Among Advertisers and IT Professionals.  Our brand is well-recognized by advertisers who value our integrated marketing capabilities and high-ROI advertising programs.

    At the same time, our sector-specific websites command brand recognition among IT professionals, who rely on these websites because of their specificity and depth of content.

  •
  Proprietary Lead Management Technology.  Our proprietary lead management technology enables IT vendors to prioritize and manage efficiently the leads we provide, improving the efficacy of their sales teams and optimizing the ROI on their marketing expenditures with us.

        Our solution increases efficiency for both IT professionals and IT vendors. It facilitates the ability of IT professionals to find specific information related to their purchase decisions, while enabling IT vendors to reach IT buyers that are actively researching specific solutions related to vendors' products and services. Set forth below are several ways our solution benefits both IT professionals and IT vendors:

  Benefits to IT Professionals

  •
  Provides Access to Integrated, Sector-Specific Content.  Our websites provide IT professionals with sector-specific content from the three fundamental sources they value in researching IT purchasing decisions: industry experts, peers and vendors. Our in-house staff of editors creates content specific to the sectors we serve and the key sub-sectors within them. This content is integrated with other content generated by our network of third-party industry experts, member-generated content and content from IT vendors. The reliability, breadth and depth, and accessibility of our content offering enable IT professionals to make more informed purchases.

  •
  Increases Efficiency of Purchasing Decisions.  By accessing targeted and specialized information, IT professionals are able to research important purchasing decisions more effectively. Our integrated content offering minimizes the time spent searching for and evaluating content, and maximizes the time available for consuming quality content. Furthermore, we provide this specialized, targeted content through a variety of media that together address all stages of the purchase decision process.

  Benefits to IT Vendors

  •
  Targets Active Buyers Efficiently.  Our highly targeted content attracts specific, targeted audiences that are actively researching purchasing decisions. Using our registered member database, we are able to target further only those registered members most likely to be of value to IT vendors. Advertising to only a targeted audience minimizes advertiser expenditures on irrelevant audiences, increasing advertising efficiency.

  •
  Generates Measurable, High ROI.  Our targeted online content offerings enable us to generate and collect valuable business information about each user and his or her technology preferences. This information is provided by users prior to accessing specific content and can be further customized to advertisers' needs to support their advertising programs. As users access sponsored content, we register and process this information, and deliver qualified actionable leads in real-time. As a result, our advertisers are able to measure and improve the ROI on their advertising expenditures with us.

  •
  Generates and Prioritizes Qualified Sales Leads.  Our IT vendors also use our detailed member database and integrated advertising campaigns to identify and market to the audience members they consider to have the highest potential value. Once the leads have been delivered, our proprietary lead management technology enables customers to categorize, prioritize and market more effectively to these leads.

  •
  Maximizes Awareness and Shortens the Sales Cycle.  As a leading distributor of vendor-provided IT white papers, webcasts and podcasts, we offer IT vendors the opportunity to educate IT professionals during the research process, prior to any direct interaction with vendor salespeople. By distributing proprietary content and reaching their target audiences via our platform, IT vendors can educate audiences, demonstrate their product capabilities and proactively brand themselves as specific product leaders. As a result, an IT professional is knowledgeable about the vendors'

    specifications and product by the time he or she engages with the vendor, which reduces time and cost expended by the vendor's sales force.

  •
  Reaches IT Professionals at All Stages of the Purchase Decision Process.  Because our content platform encompasses online, event and print offerings, IT vendors can market to IT professionals at all stages of the purchase decision process through multiple touch points. In addition to targeting IT professionals as they conduct purchase research on our website, IT vendors can influence IT professionals early in the purchase decision process through the strategic information provided by our magazines and can have face-to-face interactions with qualified buyers seeking to finalize purchase decisions at our in-person events.

Our Strategy

        Our goal is to deliver superior performance by enhancing our position as a leading provider of specialized content that connects IT professionals with IT vendors in the sectors and sub-sectors that we serve. In order to achieve this goal, we intend to:

  •
  Continue to Develop Our Content Platform and Product Offerings.  We intend to continue to develop our platform in order to capitalize on the ongoing shift from traditional broad-based media toward more focused online content that increases the efficiency of advertising spending. We intend to capture additional revenues from existing and new customers by continuing to develop our content and segment it to deliver an increasingly specialized audience to the IT vendors who advertise across our media. We also intend to continue to deliver a highly engaged and growing audience to advertisers, to develop innovative marketing programs and to improve our service by expanding our sales force.

  •
  Expand into Complementary Sectors.  We intend to complement our current offerings by expanding our business to capitalize on strategic opportunities in existing, adjacent, or new sectors that we believe to be well-suited to our business model and core competencies. For example, we are expanding our platform to address the needs of additional sectors in the IT industry, such as value-added resellers and vertical industry software applications. Based on our experience, we believe we are able to capitalize rapidly and cost-effectively on new market opportunities.

  •
  Expand Our International Presence.  We intend to expand our addressable market by increasing our presence in countries outside the United States. We expect to penetrate foreign markets further by licensing our content in foreign territories, making strategic acquisitions and investments in overseas entities and selectively establishing local sales offices. While a small percentage of our revenues have been generated historically overseas, IDC estimates that over 50% of global IT spending takes place outside the United States. We believe that penetrating selected foreign markets will enable us to improve the quality of our offerings to advertisers and create significant growth opportunities for us.

  •
  Selectively Acquire or Partner with Complementary Businesses.  We have successfully integrated our acquisitions into our business. For example, in May 2006, we acquired and subsequently successfully integrated 2020software.com, a leading site for decision makers evaluating business software at small-to-medium sized businesses, or SMBs. Additionally, we have recently completed two acquisitions. On February 27, 2007, consistent with our strategy, we acquired substantially all of the assets of Ajaxian for a purchase price of $1.0 million in cash. Ajaxian is a provider of a website and two events dedicated to providing information and support for the community of developers for "Ajax" (Asynchronous JavaScript and XML), a web development technique for creating interactive web applications. Also, on April 26, 2007, we acquired for an aggregate purchase price of approximately $15.0 million substantially all of the assets of TechnologyGuide.com, Inc., a company engaged in the business of developing and operating a portfolio of proprietary Internet content sites that provide product reviews, price comparisons and user forums for mobile technology products such as laptops, PDAs, and tablet PCs. All references in this prospectus to the number of websites we operate are exclusive of those acquired in this transaction. We intend to continue to pursue selected acquisition or partnership opportunities in our core markets and in adjacent markets for products with similar characteristics.

Platform & Content

        Our integrated content platform consists of a network of 36 websites that we complement with targeted in-person events and three specialized IT magazines. Throughout all stages of the purchase decision process, these content offerings meet IT professionals' needs for expert, peer and IT vendor information, and provide a platform on which IT vendors can launch targeted marketing campaigns that generate measurable, high ROI.

        The diagram below provides a representation of our media products provided by our platform and the media groups we currently use to categorize our content offerings:

White Papers
Webcasts
Podcasts
List Rentals
Contextual Advertising
Opt-in E-Newsletters
Banner Advertising
Software Comparisons
Events
Print
CIO and IT Management
CIO Decisions magazine
CIO Decisions Conference
SearchCIO.com
SearchSMB.com
IT Resources
Whatis.com
Bitpipe.com
Channel
SearchITChannel.com
SearchStorageChannel.com
SearchSecurityChannel.com
SearchSystemsChannel.com
SearchNetworkingChannel.com
ITChannel seminars
Vertical Software (2020software.com)
Retail
Construction
Accounting
Manufacturing
Medical
HR
Enterprise Applications
SearchCRM.com
SearchDataManagement.com
SearchOracle.com
SearchSAP.com
Enterprise Applications seminars
Application Development
TheServerSide.com
TheServerSide.NET
Ajaxian.com
SearchSoftwareQuality.com
SearchWebServices.com
SearchVB.com
TheServerSide Java Symposium
The Ajax Experience conference
TechTarget®
Storage
Storage magazine
SearchStorage.com
Storage Decisions conference and seminars
Data Center
SearchDataCenter.com
SearchServerVirtualization.com
Search400.com
SearchEnterpriseLinux.com
Data Center Decisions conference and seminars
Windows and Distributed Computing
SearchWinIT.com
SearchExchange.com
SearchSQLServer.com
SearchWindowsSecurity.com
SearchWinComputing.com
SearchDomino.com
LabMice.net
Windows Decisions seminars
Networking
SearchNetworking.com
SearchVoIP.com
SearchMobileComputing.com
SearchNetworking.com seminars
Security
Information Security Magazine
SearchSecurity.com
Information Security Decisions conference and seminars

  Media Groups

        Based upon the logical clustering of our users' respective job responsibilities and the marketing focus of the products that our customers are advertising, we currently categorize our content offerings across ten distinct media groups. Each of these media groups services a wide range of IT vendor sectors and sub-sectors and is driven by the key areas of IT professionals' interests described below:

  •
  Storage

        The storage sector consists of the market for disk storage systems and tape hardware and software that store and manage data. According to IDC, revenue for these markets reached $36 billion in 2005 and is projected to reach $47 billion in 2010. This growth is fueled by trends inherent in the industry, such as the ongoing need to maintain and supplement data stores, and by external factors, such as expanded compliance regulations and increased focus on disaster recovery solutions. These latter trends have driven overall storage growth and led to new specialized solutions such as remote replication software and information life cycle management solutions. At the same time, established storage sub-sectors, such as backup and SANs have been invigorated by new technologies such as disk-based backup, continuous data protection and storage virtualization.

        Our online property in this sector, SearchStorage.com has attracted approximately 425,000 registered members seeking solutions in key sub-sectors such as fibre channel SANs, IP & iSCSI SANs, NAS, backup hardware and software, and storage management software. The audiences at our in-person Storage Decision conferences are comprised almost exclusively of storage decision makers from within IT organizations. These events are supplemented by regional seminars on topics such as e-mail archiving and disaster recovery. Our print magazine, Storage, has an audited circulation of approximately 50,000 qualified IT professionals.

  •
  Security

        Every aspect of enterprise computing now depends on secure connectivity, data and applications. The security sector is constantly growing to adapt to new forms of threats and to secure new technologies such as mobile devices and wireless networks. IDC estimates that in 2005, security revenue reached $32 billion and projects such revenue to reach $65 billion in 2010. Compliance regulations along with highly publicized identity and intellectual property thefts are driving interest and investment in increasingly sophisticated security solutions that supplement common perimeter security solutions such as firewalls and antivirus software.

        Our online property in this sector, SearchSecurity.com has built a database of approximately 550,000 registered members and offers navigable and structured guides on IT vendor and technology solutions in key sub-sectors such as network security, intrusion defense, identity management and authentication, application security, and security information management software. Our annual Security Decisions conference anchors a calendar of topically-focused regional seminars on issues such as compliance monitoring and e-mail security. Information Security magazine offers strategic information for IT security professionals to an audited circulation of approximately 60,000 subscribers.

  •
  Networking

        Broadly defined, the networking market includes the hardware, software and services involved in the infrastructure and management of data networks. In 2005, the global network equipment market, comprised of products such as routers and switches, reached $65 billion, according to IDC. As new sub-sectors of networking have emerged and grown in importance, IT networking professionals have increasingly focused their investments in such technologies as VoIP, wireless and mobile computing.

        Our online properties in this sector, SearchNetworking.com, SearchVoIP.com and SearchMobileComputing.com have attracted approximately 700,000 registered members, and aim to address the specialized needs of these IT networking professionals by offering content targeted specifically to these emerging growth areas as well as key initiatives such as network security and access control, application visibility and performance monitoring, WAN acceleration and optimization, voice/data/video convergence, and remote office management and connectivity.

  •
  Windows® and Distributed Computing

        For businesses, the Windows platform no longer represents an offering of discrete operating systems, but rather a diverse computing environment with its own areas of specialization around IT functions such as database administration and security. As Windows servers have become more stable and scalable, they have taken share in data centers, and now represent the largest server sub-sector, with $19 billion in global sales in 2005, and are expected to grow faster than the overall market, according to IDC. Microsoft enterprise applications are growing as well, with Exchange Server commanding the largest number of seats of any e-mail server and SQL Server representing the fastest growing database platform. In addition, 2007 represents the beginning of a major upgrade cycle for Microsoft, with the releases of Vista, Office 2007, Longhorn (the next generation of SQL Server), and Exchange 2007. Given the breadth of the Windows market, we have segmented our Windows-focused media based on IT professionals' infrastructure responsibilities and purchasing focus.

        Our seven online properties in this sector include SearchWindowsSecurity.com and SearchWinComputing.com—covering servers, storage, and systems management; SearchSQLServer.com, SearchDomino.com, SearchExchange.com and SearchWinIT.com—targeted toward senior management for distributed computing environments; and LabMice.net—addressing desktop issues. This network of sites, includes approximately 900,000 registered members, provides resources and advice to IT professionals pursuing solutions related to such topics as Windows backup and storage, server consolidation, and Vista upgrade planning, and is supplemented by in-person regional seminars on topics such as e-mail security.

  •
  Data Center

        Data centers house the systems and components, such as servers, storage devices, routers and switches, utilized in large-scale, mission critical computing environments. A variety of trends and new technologies have reinvigorated the data center as a priority among IT professionals. Technologies, such as blade servers and server virtualization, have driven renewed investment in data center-class computing solutions. Server consolidation is now a focus, driven by the decline in large-scale computing prices relative to distributed computing models. These trends have put pressure on existing data center infrastructure and are driving demand for solutions that address this. For example, the deployment of high-density servers has led to increased heat output and energy consumption in data centers. Power and cooling have thus become a significant cost in IT budgets, making data center energy efficiency a priority.

        Our key online properties in this sector provide targeted information on the IT vendors, technologies and solutions that serve these sub-sectors. These properties have approximately 480,000 registered members, and include SearchDataCenter.com—covering disaster recovery, power and cooling, mainframe and UNIX servers, systems management, and server consolidation; SearchEnterpriseLinux.com—focused on Linux migration and infrastructures; Search400.com—covering mid-range computing; and SearchServerVirtualization.com. The solutions and sub-sectors addressed at Data Center Decisions, our 2-day event hosting key decision makers from large data center computing environments, mirror those covered on our sites. Our Data Center Decisions regional seminars cover server virtualization implementation issues.

  •
  CIO and IT Management

        Our CIO and IT Management media group provides content targeted at Chief Information Officers, or CIOs, and senior IT executives, enabling them to make informed IT purchases throughout all stages of the purchase decision process. CIOs' areas of interest generally align with the major sectors of the IT market; however, CIOs increasingly are focused on the alignment between IT and their businesses' operations. Because businesses' IT strategies vary significantly based upon company size, we have segmented the CIO market by providing specific guidance to CIOs of large enterprises, mid-market enterprises and SMBs. IT spending by SMBs represents a significant portion of overall IT spending, and was projected to account for nearly 48% of U.S. IT spending in 2006 according to Forrester Research.

        Data center consolidation, compliance, ITIL/ IT service management, risk management and Service-Oriented Architecture, or SOA, have all drawn the attention of IT executives who need to understand the operational and strategic implications of these issues and technologies on their businesses. Accordingly, our targeted information resources for senior IT executives focus on ROI, implementation strategies, best practices and comparative assessment of vendor solutions related to these initiatives. SearchSMB.com targets IT managers at small to medium-sized businesses. SearchCIO.com provides CIOs in medium to large enterprises with strategic information focused on critical purchasing decisions. Together, our CIO and IT Management Media Group's websites have approximately 650,000 registered members. Our annual CIO Decisions Conference delivers content specifically targeted to an invitation-only audience of IT executives from midsize enterprises. We believe our CIO Decisions magazine is the only publication exclusively dedicated to serving CIOs and senior IT executives at mid-market companies.

  •
  Enterprise Applications

        Our Enterprise Applications media group focuses on mission critical software for mid-sized and large companies such as databases and data management applications, enterprise resource planning, and customer facing applications such as CRM software. In 2005, over $75 billion was spent worldwide on business applications, according to IDC. Because these applications are critical to the overall success of the businesses that use them, there is a high demand for specialized information by IT professionals involved in their purchase, implementation, and ongoing support.

        SearchCRM.com, SearchDataManagement.com, SearchOracle.com and SearchSAP.com are leading online resources that provide this specialized information to support mission critical business applications. They cover CRM, business intelligence, data management, sales force automation, databases and ERP software. Together our Enterprise Applications Media Group's websites have built a database of approximately 700,000 registered members.

  •
  Vertical Software

        Within the broad market for business applications, the market for SMBs is significant, with approximately 8.2 million SMBs in the United States as of December, 2006, according to IDC. The SMB market also supports a high degree of specialization by software vendors, as applications are offered that address the business requirements of specific industry verticals such as health care practices, construction, retail, manufacturing, and many others. The purchase of these applications requires extensive up-front research by companies that, in many cases, may not have large or highly specialized IT staffs.

        2020software.com helps decision-makers from small to mid-sized companies evaluate specialized business applications by providing side-by-side comparisons of the leading software providers in categories such as retail, human resources, financial and accounting, construction, and medical practice software. Users of the site can request further information and download trial software from multiple vendors in a single transaction, simplifying their research process.

  •
  Application Development

        The application development sector is comprised of a broad landscape of tools and languages that enable developers to build, customize and integrate software for their businesses. Our application development media focuses on development in enterprise environments, the underlying languages such as .NET, Java and XML as well as related application development tools and integrated development environments or IDEs. In 2005, the application development and deployment software market in total, including information access and data management solutions, generated over $46 billion in revenue worldwide according to IDC. Several trends have had a profound impact on this sector and are driving growth. The desire for more flexible and interoperable applications architecture continues to propel interest in SOA and web services technologies. IDC estimated that in 2004 SOA-driven software spending in total reached $547 million and projects it to reach nearly $9.0 billion in 2009. In addition, new technology introductions such as Microsoft's 2007 Vista launch will influence developers' activity as they create new applications that run on the .NET platform. Application integration, application testing and security, as well as AJAX and rich Internet applications, are also key areas of continuing focus for vendors and developers.

        Our Application Development properties address these trends and have attracted approximately 1.1 million registered members. TheServerSide.com and TheServerSide.NET host independent communities of developers and architects using Java and .NET, respectively. SearchWebServices.com provides senior architects and developers with targeted content on integrating web services across platforms. Ajaxian.com serves developers of rich internet applications. SearchVB.com serves the Visual Basic development community. SearchSoftwareQuality.com offers content focused on application testing and quality assurance. Our Server Side Java Symposium events in Las Vegas and Barcelona are leading conferences on enterprise Java technologies.

  •
  Channel

        Our Channel media group's properties address the information needs of channel companies—classified as resellers, value added resellers, solution providers, and consultants—in the enterprise IT market. As IT professionals have become more specialized, IT vendors actively have sought resellers with specific expertise in the vendors' sub-sectors. Like IT professionals, channel solution providers now require more focused technical content in order to operate successfully in their sectors.

        The resulting dynamics in the channel are well-suited to our integrated, targeted content strategy, and we recently have launched several properties addressing specific sectors within the channel including SearchITchannel.com, SearchStorageChannel.com, SearchSecurityChannel.com, SearchNetworking-Channel.com and SearchSystemsChannel.com. As channel companies resell hardware and software from vendors in a particular IT sector, the key areas of focus tend to parallel those for the sub-sectors addressed by our IT-focused properties: for storage, backup, storage virtualization and network storage solutions such as fibre channel SANs, NAS, IP SANs; for security, intrusion defense, compliance and identity management; for networking, wireless, network security and VoIP; for systems, blade servers, consolidation and server virtualization.

  Media Offerings

        We use the following online, event and print offerings to provide IT vendors with numerous touch points to reach key IT decision makers and to provide IT professionals with highly specialized content across multiple forms of media. We are experienced in assisting advertisers to develop custom advertising programs that maximize branding and ROI. The following is a description of the products we offer:

  •
  Online.  Our network of 36 websites forms the core of our content platform. Our websites provide IT professionals with comprehensive decision support information tailored to their specific areas of responsibility and purchasing decisions. Through our websites, we offer a variety of online media offerings to connect IT vendors to IT professionals. Our lead generation offerings allow IT vendors to maximize ROI by capturing qualified sales leads from the distribution and promotion of content to our audience of IT professionals. Our branding offerings provide IT vendors exposure to targeted audiences of IT professionals actively researching information related to their products and services.

        Our branding offerings include banners and e-newsletters. Banner advertising can be purchased on specific websites within our network. We also offer the ability to advertise in approximately 70 e-newsletters focused on key site sub-topics. These offerings give IT vendors the ability to increase their brand awareness to highly specialized IT sectors.

        Our lead generation offerings include the following:

    •
    White Papers.    White papers are technical documents created by IT vendors to describe business or technical problems which are addressed by the vendors' products or services. IT vendors pay us to have their white papers distributed to our users and receive targeted promotion on our relevant websites. When viewing white papers, our registered members and visitors supply their corporate contact information and agree to receive further information from the vendor. The corporate contact and other qualification information for these leads are supplied to the vendor in real time through our proprietary lead management software.

    •
    Webcasts and Podcasts.    IT vendors pay us to sponsor and host webcasts and podcasts that bring informational sessions directly to attendees' desktops and, in the case of podcasts, directly to their mobile devices. As is the case with white papers, our users supply their corporate contact and qualification information to the webcast or podcast sponsor when they view or download the content. Sponsorship includes access to the registrant information and visibility before, and during and after the event.

    •
    Software Package Comparisons.    Through our 2020software.com website, IT vendors pay us to post information and specifications about their software packages, typically organized by application category. Users can request further information, which may include downloadable trial software from multiple software providers in sectors such as CRM, accounting software and business analytics. IT vendors, in turn, receive qualified leads based upon the users who request their information.

    •
    Dedicated E-mails.    IT vendors pay us to further target the promotion of their white papers, webcasts, podcasts or downloadable trial software by including their content in our periodic e-mail updates to registered users of our websites. Users who have voluntarily registered on our websites receive an e-mail update from us when vendor content directly related to their interests is listed on our sites.

    •
    List Rentals.    We also offer IT vendors the ability to message relevant registered members on topics related to their interests. IT vendors can rent our e-mail and postal lists of registered members using specific criteria such as company size, geography or job title.

    •
    Contextual Advertising.    Our contextual advertising programs associate IT vendor white papers, webcasts, podcasts or other content on a particular topic with our related sector-specific content. IT vendors have the option to purchase exclusive sponsorship of content related to their product or category.

  •
  Events.  Our in-person events bring together IT professionals to hear from industry experts and to talk to IT vendors about key topics of interest in the sectors we serve. The majority of our events are free to IT professionals and sponsored by IT vendors. Attendees are pre-screened based on event-specific criteria such as sector-specific budget size, company size, or job title. Our sponsors value the ability to meet with an audience of qualified IT decision makers who all have been pre-screened to determine a high level of buying interest and the ability to execute a purchase decision. We offer three types of events: multi-day conferences, seminars and custom events. Multi-day conferences provide independent expert content for our attendees, and allow vendors to purchase exhibit space and other sponsorship offerings that enable interaction with the attendees. We also hold single-day seminars on various topics in major cities. These seminars provide independent content on key sub-topics in the sectors we serve, are free to qualified attendees and offer multiple vendors the ability to interact with specific, targeted audiences actively focused on buying decisions. Our custom events differ from our seminars in that they are exclusively sponsored by a single IT vendor, and the content is driven primarily by the sole sponsor.

  •
  Print.  Our three monthly controlled circulation magazines, CIO Decisions magazine, Information Security magazine and Storage magazine, deliver to readers strategic guidance on major enterprise-level technology decisions. The circulation of these publications is targeted to users with specific qualification criteria such as technology-specific budget levels, job titles, and company size. Through our print publications, vendors have the opportunity to reach highly qualified readers with targeted branding and awareness-building marketing campaigns.

Customers

        We market to IT vendors targeting a specific audience within an IT sector or sub-sector. We maintain multiple points of contact with our customers in order to provide support throughout a given organization and throughout the sales cycle. As a result, individual customers often run multiple advertising programs with us in order to reach discrete portions of our targeted audience. Our services are generally delivered under short-term contracts that run for the length of a given advertising program, typically less than 90 days.

        Since our founding in 1999, we have developed a broad customer base that now comprises more than 1,000 active advertisers. We delivered more than 3,400 advertising campaigns in 2006, and our average quarterly advertising renewal rate of our 100 largest customers was 92% in 2006, which is defined as the percentage of our 100 largest advertisers each quarter who ran advertising programs with us in the subsequent quarter. A representative sample of our active customers in 2006 includes:

Adobe APC AT&T BMC Software Brocade Business Objects CA CDW CipherTrust Cisco Citrix Cognos CommVault Compuware Dell EMC	Emulex Epicor EqualLogic Fair Isaac Corporation Fluke Networks Forsythe Technology Hitachi Data Systems Hewlett-Packard IBM Intel Iona Technologies McAfee Microsoft NetSuite Network Appliance Nokia	Novell Oracle Pillar Data Systems Pivotal Polyserve ProofPoint QLogic Quantum Quest Software Research In Motion SAGE Software SAP Sony Sun Microsystems Symantec Verisign

Sales and Marketing

        Since our inception in 1999, we have maintained an internal direct sales department that works closely with existing and potential customers to develop customized marketing programs that provide highly targeted access to IT professionals. We organize the sales force by the sector-specific media groups that we operate, as well as a national accounts team that works with our largest advertisers. We believe that our sector-specific sales organization and integrated approach to our product offerings allows our sales personnel to develop a high level of expertise in the specific sectors they cover, and to create effective marketing programs tailored to the customer's specific objectives. As of March 31, 2007, our sales and marketing staff consisted of 135 people. The majority of our sales staff is located in our Needham, Massachusetts headquarters and our office in San Francisco, California.

        We pursue a variety of marketing initiatives designed to support our sales activities by building awareness of our brand to IT vendors, and positioning ourselves as a "thought leader" in ROI-based marketing. These initiatives include purchasing online, event and print sponsorships in media vehicles that target the technology advertising market, as well as engaging in direct communications with the database of advertising contacts we have built since inception. Examples of our direct communications include our monthly e-newsletter, The IT Agenda, which delivers advice for technology marketers, as well as selected direct mail updates on new product launches and initiatives. We also produce in-person events for technology marketers where we provide information on the latest best practices in the field of online marketing.

  Online User Acquisition

        Our primary source of traffic to our websites is through non-paid traffic sources, such as our existing registered member base and organic results search engine traffic. Organic result search engine traffic is also the primary source of new registered members for our sites. Because our sites focus on specific sectors of the IT market, our content is highly targeted and is an effective means for attracting search engine traffic and resulting members.

        We also make user-focused marketing expenditures designed to supplement our non-paid traffic and registered members. We employ a variety of online marketing vehicles such as keyword advertising on the major search engines and targeted list rentals of opt-in e-mail subscribers from a variety of targeted media sources.

Technological Infrastructure

        We have developed an expandable operations infrastructure using hardware and software systems from established IT vendors to maintain our websites and online offerings. Our system hardware is co-located at Verizon's Billerica, Massachusetts data center. All of the critical components of the system are redundant, allowing us to withstand unexpected component failure and to undergo maintenance and upgrades. Our infrastructure is scalable, enabling us to make incremental additions that fit into the existing environment as our system requirements grow based on traffic and member growth. Our critical data is copied to backup tapes daily, which are sent to an off-site storage facility. We maintain a quality assurance process to monitor constantly our servers, processes and network connectivity. We have implemented these various redundancies and backup systems in order to minimize the risk associated with damage from fire, power loss, telecommunications failure, break-ins, computer viruses and other events beyond our control. We believe that continued development of our technological infrastructure is critical to our success. We have made, and expect to continue to make, technological improvements in this infrastructure to improve our ability to service our users and customers.

Competition

        We compete for potential advertisers with a number of different types of companies, including: broad-based media outlets, such as television, newspapers and business periodicals that are designed to reach a wide audience; general purpose portals and search engines; and offline and online offerings of media companies that produce content specifically for IT professionals. The market for advertisers is highly competitive, and in each of the sectors we serve as well as across the products we offer, our primary competitors are the media companies that produce content specifically for IT professionals. Our three primary competitors for advertisers, each of which is larger than we and possess substantial resources to compete, are CMP Media Inc., International Data Group and Ziff Davis Media Inc.

        In the online market we generally compete on the basis of target audience, quality and uniqueness of information content, ease of use of our websites for IT professionals, and the quality and quantity of sales leads generated for advertisers. Our print publications generally compete on the basis of editorial quality and integrity, as well as the demographic quality of the circulations that receive the publications. Our events generally compete on the basis of the quality and integrity of our content offerings, the quality of our attendees, and the ability to provide events that meet the needs of particular sector segments. As with the competition for advertisers, we compete for the users who comprise our target audiences primarily with the media companies that produce content specificially for IT professionals such as CMP Media Inc., International Data Group and Ziff Davis Media Inc.

User Privacy

        We gather in-depth information about our registered members who elect to provide us information through one or more of the online registration forms displayed on our websites. We post our privacy policies on our websites so that our users can access and understand the terms and conditions applicable to the collection and use of that information. Our privacy policies also disclose the types of information we gather, how we use it, and how a user can correct or change this information. Our privacy policies also explain the circumstances under which we share this information and with whom. Users who register for our websites have the option of indicating specific areas of interest in which they are willing to receive offers via e-mail or postal mail; these offers contain content created either by us or our third-party IT vendor customers.

        To protect our disclosures and obligations to our users, we impose constraints that are generally consistent with our commitments to our user community on the customers to whom we provide user data. Additionally, when we provide lists to third parties, including to our advertiser customers, it is under contractual terms that are generally consistent with our obligations to our users and with applicable laws and regulations.

Consumer Protection Regulation

        General.    Advertising and promotional activities presented to visitors on our websites are subject to federal and state consumer protection laws that regulate unfair and deceptive practices. We are also subject to various other federal and state consumer protection laws, including the ones described below.

        CAN-SPAM Act.    Effective January 1, 2004, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, or the CAN-SPAM Act, became effective. The CAN-SPAM Act regulates commercial e-mails and provides a right on the part of the recipient to request the sender to stop sending messages, and establishes penalties for the sending of e-mail messages that are intended to deceive the recipient as to source or content. Under the CAN-SPAM Act, senders of commercial e-mails (and other persons who initiate those e-mails) are required to make sure that those e-mails do not contain false or misleading transmission information. Commercial e-mails are required to include a valid return e-mail address and other subject heading information so that the sender and the Internet location from which the message has been sent are accurately identified. Recipients must be furnished with an electronic method of informing the sender of the recipient's decision not to receive further commercial e-mails. In addition, the e-mail must include a postal address of the sender and notice that the e-mail is an advertisement. The CAN-SPAM Act may apply to the e-newsletters that our public portals distribute to registered members and to some of our other commercial e-mail communications. However, there may be additional FTC regulations indicating that our e-newsletters are outside the scope of CAN-SPAM Act. At this time, we are applying the CAN-SPAM requirements to these e-mail communications, and believe that our e-mail practices comply with the requirements of the CAN-SPAM Act.

        In addition, several foreign governments have regulations dealing with the collection and use of personal information obtained from their citizens. Those governments may attempt to apply such laws extraterritorially or through treaties or other arrangements with U.S. governmental entities. We might unintentionally violate such laws, such laws may be modified and new laws may be enacted in the future. Any such developments (or developments stemming from enactment or modification of other laws) or the failure to anticipate accurately the application or interpretation of these laws could create liability to us, result in adverse publicity and affect negatively our businesses.

Intellectual Property

        We regard our copyrights, domain names, marks, trade secrets and similar intellectual property as critical to our success, and rely upon copyright, trademark and trade secrets laws, as well as confidentiality agreements with our employees and others, and protective contractual provisions to protect the proprietary technologies that we have developed. We pursue the registration of our material trademarks in the United States. Currently, our TechTarget trademark and logo are registered federally in the United States and selected foreign jurisdictions and we have applied for U.S. and foreign registrations for our various other marks. In addition, we have registered approximately 550 domain names that are or may be relevant to our business, including "www.techtarget.com," "www.bitpipe.com," and those leveraging the "search" prefix used in the branding of many of our websites.

        We also incorporate a number of third-party software products into our technology platform pursuant to relevant licenses. Some of this software is proprietary and some is open source. We use third-party software to maintain and enhance, among other things, the content generation and delivery, and support our technology infrastructure. We are not substantially dependent upon these third-party software licenses and we believe the licensed software is generally replaceable, by either licensing or purchasing similar software from another vendor or building the software functions ourselves.

Employees

        As of March 31, 2007, we had approximately 474 employees. Our current employees are not represented by a labor union and are not the subjects of a collective bargaining agreement. We believe that we have a good relationship with our employees.

Facilities

        Our corporate headquarters are located in Needham, Massachusetts, where we currently lease approximately 60,073 square feet. We also have entered into a lease amendment for an additional 14,533 square feet within the same building, which will commence in May 2007. The combined square footage of the current lease and the lease amendment is approximately 74,606; 56,863 square feet of this space expires in December 2009 and the remaining square footage of 17,743 expires in March 2010. We also lease the following office space; approximately 9,645 square feet of space in Boston, Massachusetts which expires in July 2008 (approximately 6,636 square feet of which is subleased through the end of the term, with the sublease of the other 3,009 square feet expiring in April 2007); approximately 6,712 square feet of space in San Francisco, California, which expires in January 2008, and approximately 4,838 square feet in Westborough, Massachusetts, which expires in December 2009. We do not own any real property. We believe that our leased facilities are, in general, in good operating condition and adequate for our current operations and that additional leased space can be obtained if needed.

Legal Proceedings

        From time to time we may be involved in disputes or litigation relating to claims arising out of our operations. We are not currently a party to any material legal proceedings.

MANAGEMENT

Executive Officers and Directors

        The following table sets forth information regarding our executive officers and directors, including their ages as of March 31, 2007.

Name	Age	Position
Greg Strakosch	44	Chairman and Chief Executive Officer
Don Hawk	35	President
Eric Sockol	45	Chief Financial Officer and Treasurer
Kevin Beam	43	Executive Vice President
Rick Olin	49	Vice President, General Counsel and Secretary
Leonard Forman(1)(2)(3)	61	Director
Jay C. Hoag(1)(2)	48	Director
Bruce Levenson(3)	57	Director
Roger M. Marino(1)(2)(3)	68	Director
Alan G. Spoon(1)(2)	55	Director

(1)
Member of the compensation committee.

(2)
Member of the nominating and corporate governance committee.

(3)
Member of the audit committee.

        Greg Strakosch has served as our chief executive officer and a director since our incorporation in September of 1999 and our chairman since 2007. Prior to co-founding TechTarget, Mr. Strakosch was the President of the Technology Division of United Communications Group, or UCG, a business-to-business information provider. Mr. Strakosch joined UCG in 1992 when the company acquired Reliability Ratings, an IT publishing company that he founded in 1989. Before Reliability Ratings, Mr. Strakosch spent six years at EMC Corporation, a provider of enterprise information storage systems. Mr. Strakosch holds a B.A. from Boston College.

        Don Hawk has served as our president since our incorporation in September of 1999. Prior to co-founding TechTarget, Mr. Hawk was a Director of New Media Products for the Technology Division of UCG from 1997 to 1999. Prior to joining UCG, Mr. Hawk was the director of electronic business development for Telecommunications Reports International, a telecommunications publishing company. Mr. Hawk holds a B.A. and an M.A. from George Washington University.

        Eric Sockol has served as our chief financial officer since our incorporation in September of 1999 and our treasurer since March 2001. Before joining TechTarget, Mr. Sockol was the Chief Financial Officer of ObTech, Inc., a system integration company, from December 1996 to August 1999. Prior to ObTech, Mr. Sockol was the Chief Financial Officer of OneWave, Inc., a business applications software company, from October 1995 to November 1996. Prior to joining OneWave, Mr. Sockol served as Finance Director and Corporate Controller of Corporate Software, Inc., a global reseller of software and support services, from June 1990 to September 1995. Mr. Sockol is a certified public accountant and holds a B.B.A. from the University of Massachusetts, Amherst.

        Kevin Beam has been employed by us since 2000, serving as one of our executive vice presidents since July 2004, and as one of our vice presidents from March 2000 until July 2004. Prior to joining TechTarget, Mr. Beam was a Vice President in the Technology Division of UCG from 1992 to 2000. Prior to joining UCG, Mr. Beam served as Vice President at Reliability Ratings, an IT publishing company, from 1989 to 1992. Before Reliability Ratings, Mr. Beam spent five years in sales and sales management positions at EMC Corporation. Mr. Beam holds a B.A. from Boston College.

        Rick Olin has served as our general counsel since October of 2006 and as our secretary since December 2006. Prior to joining us, Mr. Olin was the Senior Vice President of Corporate Development,

General Counsel and Secretary of Workscape, Inc., a provider of outsourced human resource technology solutions from March 2005 through October 2006 and its Vice President, General Counsel and Secretary from March 2002 through February 2005. Prior to joining Workscape, Mr. Olin was Vice President and General Counsel at SpeechWorks International, Inc., a provider of speech technology software solutions, from March 1999 through February 2002. Mr. Olin holds a B.A. from Brandeis University, an M.Ed from Harvard University and a J.D. from Northeastern University.

        Leonard Forman has served as a director since December of 2006. Since January 1, 2007, Mr. Forman has served as a consultant for the New York Times Company, a media company. Mr. Forman served as the Chief Financial Officer and Executive Vice President of the New York Times Company from 2001 to 2006. Mr. Forman also serves on the board of directors of Wolters Kluwer, N.V. Mr. Forman holds a B.A. from Queens College, City University of New York and a Ph.D from New York University.

        Jay C. Hoag has served as a director since 2004. Mr. Hoag is the co-founder of Technology Crossover Ventures, a private equity and venture capital firm. Prior to founding Technology Crossover Ventures in 1995, Mr. Hoag was a managing director of Chancellor Capital Management from 1982 to 1994. Mr. Hoag also serves on the boards of directors of eLoyalty Corporation, Netflix, Inc. and several private companies. Mr. Hoag holds a B.A. from Northwestern University and a M.B.A. from the University of Michigan.

        Bruce Levenson has served as a director since 1999. Mr. Levenson is the co-founder of UCG, where he has worked since 1977. Mr. Levenson is currently a Partner at UCG, where he is involved in company strategy and directs the firm's acquisition efforts. Mr. Levenson also is a member of the advisory board of BIA Digital Partners, a private equity firm. In addition. Mr. Levenson is a partner in Atlanta Spirit, LLC, which is the majority owner of the NBA Atlanta Hawks franchise and the NHL Atlanta Thrashers franchise. Atlanta Spirit LLC also owns the operating rights to the Philips Arena, the major sports and entertainment venue in Atlanta. Mr. Levenson holds a B.A. from Washington University and a J.D. from American University.

        Roger M. Marino has served as a director since 2000. Mr. Marino is an active private investor in numerous technology start-up companies. In 2001 Mr. Marino founded Revere Pictures, a film production company. Prior to founding Revere Pictures, Mr. Marino co-founded EMC Corporation and retired as its president in 1992. Mr. Marino holds a B.S. from Northeastern University and is a member of Northeastern's Board of Trustees.

        Alan G. Spoon has served as a director since 2001. Mr. Spoon is a managing general partner at Polaris Ventures, a venture capital firm and one of our stockholders, where he has worked since May of 2000. Prior to joining Polaris Ventures, Mr. Spoon served at The Washington Post Company for eighteen years in a variety of capacities. He was that company's Chief Operating Officer and a Director from March 1991 through May 2000 and served as President from September 1993 through May 2000. Mr. Spoon also serves on the boards of directors of Danaher Corporation, InterActiveCorp, Getty Images, Inc. and several private companies. Mr. Spoon holds a B.S. from Massachusetts Institute of Technology, an M.S. from M.I.T.'s Sloan School of Management and a J.D. from Harvard Law School.

        There are no family relationships among any of our directors or executive officers.

Board Composition

        We currently have six directors, five of whom were elected to serve as directors under the board composition provisions of a stockholders' agreement and our certificate of incorporation. The board composition provisions of the stockholders' agreement and our certificate of incorporation will be terminated upon the closing of this offering. Upon the termination of these provisions, there will be no further contractual obligations regarding the election of our directors. Our directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal.

        Following this offering, our board of directors will be divided into three classes with members of each class of directors serving for staggered three-year terms. Our board of directors will consist of two Class I directors (currently Roger M. Marino and Jay C. Hoag), two Class II directors (currently Bruce Levenson and Alan G. Spoon) and two Class III directors (currently Greg Strakosch and Leonard Forman), whose initial terms will expire at the annual meetings of stockholders held in 2008, 2009 and 2010, respectively. Our classified board could have the effect of making it more difficult for a third party to acquire control of us.

        Greg Strakosch, our chief executive officer, serves as the chairman of our board of directors. Jay C. Hoag serves as our lead independent director.

Board Committees

        Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee operates under a separate charter adopted by our board of directors. Our board of directors has determined that all of the members of each of our board's three standing committees are independent as defined under the rules of the NASDAQ Global Market, including, in the case of all members of the audit committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

        Audit Committee.    Leonard Forman, Bruce Levenson and Roger M. Marino currently serve on the audit committee. Our board of directors has determined that Mr. Forman is an "audit committee financial expert" as defined in applicable SEC Rules. Mr. Forman is the chairman of our audit committee. The audit committee's responsibilities include but are not limited to:

  •
  reviewing and assessing the adequacy of the audit committee charter;

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  evaluating its own performance and reporting the results of such evaluation to our board of directors;

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  appointing, retaining, terminating and approving the compensation of, and assessing the independence of our independent registered public accounting firm;

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  assessing and evaluating the work of our independent registered public accounting firm;

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  pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

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  reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

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  meeting independently with our independent registered public accounting firm;

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  establishing policies and procedures for the receipt and retention of accounting related complaints and concerns;

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  coordinating the oversight and reviewing the adequacy of our internal controls over financial reporting;

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  making regular reports to our board of directors; and

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  preparing the audit committee report required by SEC rules to be included in our annual proxy statement.

        Compensation Committee.    Leonard Forman, Jay C. Hoag, Roger M. Marino and Alan G. Spoon currently serve on the compensation committee. Mr. Spoon is the chairman of our compensation committee. The compensation committee's responsibilities include but are not limited to:

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  reviewing and assessing the adequacy of the compensation committee charter;

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  evaluating its own performance and reporting the results of such evaluation to our board of directors;

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  annually reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer;

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  evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determining the compensation of our chief executive officer;

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  reviewing and approving the compensation of our other executive officers and those members of management that report directly to our chief executive officer;

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  reviewing and discussing with management our executive compensation disclosure included in reports and registration statements filed with the SEC and producing required reports;

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  establishing and reviewing our overall management compensation philosophy and policy;

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  overseeing our compensation, welfare, benefit and pension plans and similar plans;

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  making regular reports to our board of directors; and

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  reviewing and making recommendations to the board with respect to director compensation, with guidance from our nominating and corporate governance committee.

        Nominating and Corporate Governance Committee.    Leonard Forman, Jay C. Hoag, Roger M. Marino and Alan G. Spoon currently serve on the nominating and corporate governance committee. Mr. Hoag is the chairman of our nominating and corporate governance committee. The nominating and corporate governance committee's responsibilities include but are not limited to:

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  reviewing and assessing the adequacy of the nominating and corporate governance committee charter;

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  evaluating its own performance and reporting the results of such evaluation to our board of directors;

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  developing and recommending to the board criteria for board and committee membership and providing guidance to the compensation committee regarding director compensation;

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  establishing procedures for identifying and evaluating director candidates including nominees recommended by stockholders;

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  reviewing our disclosures concerning our policies and procedures for identifying and reviewing board nominee candidates;

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  conducting an appropriate review and approval of all related-party transactions for potential conflict of interest situations on an ongoing basis;

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  identifying individuals qualified to become board members;

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  recommending to the board the persons to be nominated for election as directors and to each of the board's committees;

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  developing and recommending to the board a code of business conduct and ethics and a set of corporate governance guidelines;

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  making regular reports to our board of directors; and

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  overseeing the evaluation of the board and management.

Compensation Committee Interlocks and Insider Participation

        None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee. None of the current members of our compensation committee has ever been one of our employees.

Director Compensation

        In fiscal 2006, none of our directors received any compensation for service as a member of our board of directors or board committees. Upon consummation of this offering, directors who are also employees will continue to receive no compensation for their service as a director. However, as of January 1, 2007, non-employee directors will:

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  be paid a base annual retainer of $20,000, which may be paid in restricted stock units under our 2007 Stock Option and Incentive Plan, which we refer to as our 2007 Stock Option Plan;

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  be paid a fee of $1,500 for attendance at each board meeting and be reimbursed for actual out-of-pocket expenses incurred in attending any such meeting;

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  be paid a fee of $1,000 for attendance at each committee meeting and be reimbursed for actual out-of-pocket expenses incurred in attending any such meeting; and

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  receive an annual grant of options to purchase, at the fair market value at the time of issuance, 2,500 shares of our common stock, which options will be immediately exercisable.

        In addition, each non-employee director will be paid, on an annual basis, the following amounts for service as follows: each member of the audit committee: $5,000; each member of the compensation committee: $2,500; and each member of the nominating and corporate governance committee: $2,500. In addition, each committee chairperson will receive the following additional annual cash payments: chairperson of the audit committee: $10,000; chairperson of the compensation committee: $5,000; and chairperson of the nominating and corporate governance committee: $5,000. In lieu of receiving cash payments for their service on our board of directors or our board committees, directors may be paid in restricted stock units under our 2007 Stock Option Plan. In the event that we add additional non-employee directors to our board, we will determine the amount of equity compensation, if any, based on the available benchmarking data for directors of comparable companies as well as other relevant factors, such as that person's experience in our industry, unique skills and knowledge, and the extent to which we expect that person will serve on and/or chair any committees.

        On April 25, 2007, in consideration of Mr. Forman's agreement to join our board and to serve as chairman of our audit committee, we granted to Mr. Forman an option to purchase 75,000 shares of our common stock. The option will vest and become exercisable over a two-year period as follows: 37,500 shares will vest on December 19, 2007, which will be the first anniversary of Mr. Forman joining our board; and the remaining 37,500 shares will vest and become exercisable in four equal installments of 9,375 shares following the expiration of each three-month period thereafter. The exercise price for the shares underlying Mr. Forman's stock option is equal to $13.00 per share, which is the midpoint of the range listed on the cover page of this prospectus. Any future grants to Mr. Forman will be provided in accordance with our then applicable director compensation guidelines. In determining the amount of Mr. Forman's initial grant, our board reviewed the individual factors detailed above and, in this case, Mr. Forman's business and financial experience in highly-relevant industry sectors, and the fact that he will be serving as chairman of our audit committee.

Executive Compensation

  Compensation Discussion and Analysis

  Overview

        Our executive compensation program is designed to attract and retain those individuals with the skills necessary for us to achieve our long-term business plan, to motivate and reward individuals who perform at or above the levels that we expect and to link a portion of each executive officer's compensation to the achievement of business objectives. It is also designed to reinforce a sense of ownership, urgency and overall entrepreneurial spirit. Further, our executive compensation program is designed to align the interests of our executive officers with those of our stockholders by providing a portion of our executive officers' compensation through equity-based awards. We want our executive officers to take appropriate risks with our capital in order to generate returns for our stockholders, but, at the same time, share the downside risk if those risks cause poor performance or even loss.

  Compensation Committee

        Our compensation committee reviews and recommends to our board of directors the compensation of our chief executive officer, Mr. Strakosch, and, with input from our chief executive officer, the compensation for our other executive officers. Mr. Strakosch plays no role in determining his own salary, bonus or equity compensation.

        Our compensation committee intends to perform at least annually a review of our executive compensation program to determine whether such program provides adequate incentives and motivation to our executive officers, and whether it adequately compensates our executive officers relative to comparable executive officers employed by other private and public companies with which we believe we compete for executives. In addition to addressing cash compensation matters for our executive officers, our compensation committee reviews stock option grants to executive officers, as well as stock option grants to employees who are not executive officers. In September 2006, the compensation committee reviewed and approved a material stock option grant to approximately 300 employees, including Messrs. Strakosch, Sockol, Hawk and Beam. See "Compensation Discussion and Analysis—September 2006 Grants" for further information.

  Compensation Components

        Our executive compensation program has three primary components: base salary, annual bonuses under a performance-based plan, and equity awards. We view these three components of compensation as related but distinct. Although our compensation committee reviews total compensation, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. Our compensation committee has not adopted any formal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. We determine the appropriate level for each compensation component based in part, on competitive benchmarking consistent with our recruiting and retention goals, our view of internal equity and consistency and other considerations we deem relevant, such as rewarding extraordinary performance. We believe that stock option awards are an important motivator in attracting and retaining employees in addition to salary and cash bonus awards.

        Base Salary.    We determine base salary compensation for our executive officers at a level we believe enables us to retain and motivate and, as needed, hire individuals in a competitive environment, so that such executive officers will contribute to our overall business goals. We also take into account the base salary compensation that is payable by companies that we believe to be our competitors and by other comparable private and public companies with which we believe we generally compete for executives. Base salaries are reviewed annually and adjusted from time to time to realign salaries with market levels after taking into account an individual's responsibilities, performance, skills specific to us and industry experience. In December 2006, our compensation committee recommended, and our board of directors approved, base salaries for 2007 for our executive officers.

        Annual Performance Bonus.    We designed our executive team bonus plan to focus our management on achieving key company financial objectives and to reward our management for achievement of these financial objectives. In December 2006, our board of directors approved the 2007 Executive Incentive Bonus Plan, which we refer to as the 2007 Bonus Plan. The 2007 Bonus Plan provides for the payment of an annual cash bonus based on an individual targeted bonus amount for each executive officer. The specific targeted bonus amount for each executive officer is determined by the compensation committee based on a recommendation by Mr. Strakosch and the various factors noted above. Mr. Strakosch's targeted bonus amount is determined by the compensation committee without input from Mr. Strakosch. Each of the executive officers is eligible to earn greater than their targeted bonus amount in the event the financial objectives are exceeded. The terms of the 2007 Bonus Plan are consistent with the terms of annual performance bonus plans that have been in place for our executive officers since 2002.

        Historically, and in connection with the 2007 Bonus Plan, financial targets were established in conjunction with our annual budget process. Our compensation committee has chosen Adjusted EBITDA, as defined as net income (loss) before net interest expense, income tax expense, depreciation, amortization and stock-based compensation expense, as the target metric for payment under the 2007 Bonus Plan (as has been the case since 2002). As in past years, the Adjusted EBITDA target under the 2007 Bonus Plan is the same as our budget target for the fiscal year. Adjusted EBITDA was chosen by our compensation committee because it believes that Adjusted EBITDA is the appropriate measurement of our performance.

        In order for any of our executive officers to be paid any amounts under the 2007 Bonus Plan, we must reach or exceed a minimum threshold of 90% of the targeted Adjusted EBITDA. If the 90% threshold is achieved, then each of our executive officers will earn 50% of their targeted bonus amount. Furthermore, each of our executive officers will earn an additional 5% of their targeted bonus amount for each additional 1% of the target Adjusted EBITDA achieved over 90% until 100% of the targeted Adjusted EBITDA is achieved. If greater than 100% of the Adjusted EBITDA is achieved, then the executive officers will earn an additional bonus in excess of their targeted amount. For 2007, the additional amount will be paid in the form of an equity award. The maximum bonus amount that the executive officers collectively can earn in the aggregate is capped at $1,600,000, which represents approximately two times their aggregate bonus target.

        We expect that bonus amounts, if earned, will be paid during the fiscal quarter following the release of our audited financial statements for the applicable fiscal year. All bonus amounts earned are accounted for in accordance with GAAP throughout the applicable fiscal year.

        Equity Incentive Compensation.    We intend to continue, as we have in the past, to utilize stock options, and in the future, expect to utilize other similar equity awards, in each case to attract, motivate and retain employees. We believe that stock options and other equity awards are an important component of an executive's overall compensation package, and that the equity element of such package can be effective in rewarding long-term performance of our executives. We believe that this compensation philosophy, in turn, contributes to long-term value for our stockholders. All of our executive officers and a majority of our key employees have received stock option grants under our 1999 Stock Option Plan. As a private company, from time to time, we have retained an independent valuation firm to assist our board of directors in establishing the exercise price of stock options. We do not have any written program, plan or obligation relating to the grant of equity compensation on specified dates. We intend, however, to grant stock options at regularly scheduled meetings of our compensation committee or specially-convened meetings of our committee at other times, if necessary. It is possible that, following this offering, we will establish programs or policies relating to our equity grant practices. The authority to make equity grants to our executive officers rests with our compensation committee, although, as noted above, our compensation committee does, in determining the grants of equity awards, consider the recommendations of our chief executive officer.

        September 2006 Grants.    During the second quarter of 2006, our board of directors, compensation committee and executive officers held numerous discussions, both together and independently, regarding the importance of retaining and motivating key employees in order to plan for our next stage of growth. Based upon those discussions, our compensation committee determined that it was appropriate and in the best interest of our stockholders to grant stock options to approximately 300 of our employees, including our executive officers, based on various factors, including but not limited to: (a) available public information related to equity holdings of executive officers at public companies; (b) discussions among the executive officers regarding the performance of individual employees; (c) the importance of retaining key employees; (d) individual and company-wide retention goals; and (e) the competitiveness of the employment marketplace. The amount of Mr. Strakosch's option grant was determined by our compensation committee based on a similar analysis. In addition, we retained an independent valuation firm to assist our board of directors in determining the exercise price of the options. On September 27, 2006, an aggregate of 4,017,500 stock options were granted to approximately 300 employees, including our executive officers.

  Benchmarking of Compensation and Equity

        Our compensation committee believes that using a benchmark to measure the performance of our executive officers may not always be appropriate but also believes that it can be a meaningful factor in determining cash and equity compensation. Determining the appropriate compensation for each of our executive officers involves various objective and subjective compensation principles. Therefore, our compensation committee, when assessing our compensation plans, both by component and in the aggregate, reviews the following information and data. With regard to our chief executive officer and chief financial officer, historically, and for our recent hire of our general counsel, given that we believe the role and responsibilities for those positions are generally consistent from company to company, we review the compensation of those titled positions as detailed in public company filings and certain private company data for companies with similar financial and operational characteristics. Those characteristics include market capitalization (where applicable), revenue, profitability, headcount, industry and geography. Additionally, for the other two members of our executive management team whose positions are more distinct and may not be as readily benchmarked by title, we attempt to find analogous positions in other public and private companies with similar financial and operational characteristics by function and responsibilities. Following this review, our compensation committee considers additional individual factors that contribute to an individual's value to our company, such as length of service and specific skills that make an executive officer uniquely key to our success.

        We have not retained a compensation consultant to develop or review our policies and procedures with respect to executive compensation. Until February 6, 2007 our compensation committee was comprised of Jay C. Hoag, Bruce Levenson, Roger M. Marino and Alan G. Spoon, all of whom, either personally or on behalf of their respective funds, represented substantial stockholders in our company. These compensation committee members reviewed and approved the compensation of our executive officers, relying in part on their substantial business experience.

  Summary Compensation Table

        The following table sets forth the compensation earned during fiscal 2006 by our chief executive officer, our chief financial officer and our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2006. We refer to these officers collectively as our named executive officers.

Name and Principal Position	Salary ($)	Option Awards($)(1)	Non-Equity Incentive Plan Compensation($)	All Other Compensation($)(2)	Total ($)
Greg Strakosch, Chairman and Chief Executive Officer	420,000	146,650	270,026	1,500	838,176
Don Hawk, President	330,000	146,650	225,022	1,500	703,172
Eric Sockol, Chief Financial Officer and Treasurer	240,000	73,325	67,507	1,500	382,332
Kevin Beam, Executive Vice President	325,000	109,987	168,767	1,500	605,254
Rick Olin, Vice President, General Counsel and Secretary(3)	33,333	9,942	—	—	43,275

(1)
Represents the amount recognized as an expense in 2006 for financial reporting purposes pursuant to SFAS No. 123(R) with respect to options, but disregarding for this purpose the estimated forfeitures related to service-based vesting conditions. Amounts do not include awards granted prior to 2006. The methodology and assumptions used to calculate the cost of options granted in 2006 are described in "Notes to Consolidated Financial Statements, Note 11—Stockholders' Equity (Deficit)" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Stock-Based Compensation."

(2)
These amounts represent matching 401(k) contributions.

(3)
Mr. Olin joined us in October 2006. Mr. Olin's current base salary is $200,000 per year. The $33,333 represents the actual salary earned from employment starting October 2006 through the end of fiscal year 2006. Mr. Olin was not eligible for a non-equity incentive plan payment in 2006.

  Grants of Plan-Based Awards

        The following table provides information regarding plan-based awards granted during fiscal year 2006 to our named executive officers.

					All Other Option Awards: Number of Securities Underlying Options(#)(2)
		Estimated Potential Payouts Under Non-Equity Incentive Plan Awards(1)
							Grant Date Fair Value of Option Awards(3)
Name	Grant Date					Exercise Price of Option Awards
		Threshold($)	Target($)	Maximum($)(1)
Greg Strakosch	9/27/2006	0	240,000	—	500,000	$7.36	2,236,400
Don Hawk	9/27/2006	0	200,000	—	500,000	$7.36	2,236,400
Eric Sockol	9/27/2006	0	60,000	—	250,000	$7.36	1,118,200
Kevin Beam	9/27/2006	0	150,000	—	375,000	$7.36	1,677,300
Rick Olin	10/30/2006	0	0	0	50,000	$7.80	231,020

(1)
These columns represent the range of payouts targeted for 2006 performance under our annual bonus plan. The actual payout with respect to 2006 for each named officer is shown in the Summary Compensation Table in the column titled "Non-Equity Incentive Plan Compensation." Although there was no maximum payout in 2006, as described under "Compensation Discussion and Analysis," the maximum in 2007 that the named executive officers can earn under the 2007 Bonus Plan is capped at $1,600,000 in the aggregate.

(2)
All stock option awards were made under our 1999 Stock Option Plan and are subject to the related stock option agreements. Under the terms of the related stock option agreements, 25% of the shares vest on the first anniversary of the grant date and the remaining shares vest 6.25% every ninety-one days thereafter over the following three years.

(3)
For a discussion of the assumptions relating to our valuation of stock options, see "Notes to Consolidated Financial Statements, Note 2—Summary of Significant Accounting Policies—Stock Based Compensation" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Stock Based Compensation."

  Potential Payments upon Termination or Change in Control

        We have entered into employment agreements that may require us to make certain payments and/or provide certain benefits to our named executive officers in the event of a termination of employment or change in control. The following narrative and tabular disclosure summarizes the potential payments to each named executive officer assuming that one of the events described below occurs. The table assumes that the event occurred on December 31, 2006, the last day of the fiscal year.

        The employment agreement of each named executive officer entitles him to severance benefits if we terminate his employment without "cause" or if the executive officer terminates his employment for "good reason." For purposes of the employment agreements, "cause" means: (i) any act of fraud or gross misconduct; (ii) commission of a (x) felony or (y) misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) gross negligence or willful misconduct; and "good reason" means: (i) a material reduction of the executive's salary and/or target bonus other than a reduction that is similar to the reduction made to the salary and/or target bonus of all other senior executives; (ii) a change in the executive's responsibilities and/or duties which constitutes a demotion; (iii) relocation of the offices at which the executive is principally employed to a location more than 50 miles from such offices, (iv) our failure to pay amounts due under the employment agreement; or (v) failure of any successor in interest to the business to assume our obligations under the employment agreement. In addition, Mr. Sockol's employment agreement includes in the definition of "good reason," a change of our chief executive officer.

        In the event of a termination by us without cause or by the executive officer for good reason, the executive is entitled to a payment, in the case of Mr. Strakosch, equal to his annual salary, in the case of Messrs. Hawk, Beam and Sockol, equal to nine months of their respective annual salary, and, in the case of Mr. Olin, six months of his annual salary. Additionally, each executive is entitled to (a) a payment of a portion of their annual targeted bonus equal to the greater of (i) 50% of such targeted amount and (ii) a pro rated portion thereof based on the applicable period in the then-current fiscal year that has passed; (b) payment by us of all health and welfare benefits pursuant to the same financial arrangement as was in place prior to the termination for a period equal to, in the case of Mr. Strakosch, one year, in the case of Messrs. Hawk, Beam and Sockol, nine months, and, in the case of Mr. Olin, six months; and (c) acceleration of unvested option shares in an amount equal to an additional ten percent for each year of service with us (except, in the case of Mr. Olin, equal to the greater of (1) 50% of the then-unvested number of his option shares and (2) an additional ten percent for each year of his service to the Company). Additionally, a failure of the Company to renew the employment agreement (unless as a result of "cause") is deemed to be a termination without cause, entitling the executive to his severance benefits.

        In the event that the executive is terminated for cause or terminates his employment other than for good reason, the executive is not entitled to any of the foregoing severance benefits.

        In the event of a change in control of us, all unvested options to purchase shares of our common stock become fully-exercisable by each named executive officer. Under the terms of the employment agreements "change in control" is defined as: (i) a merger or consolidation of us with or into any other corporation or other business entity (except one in which the holders of our capital stock immediately prior to such merger or consolidation continue to hold at least a majority of the outstanding securities having the right to vote in an election of our board of directors, which we refer to as voting stock, of the surviving corporation); (ii) a sale, lease, exchange or other transfer (in one transaction or a related series of transactions) of all or substantially all of our assets; (iii) the acquisition by any person or any group of persons (other than us, any of our direct or indirect subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of us or any of our direct or indirect subsidiaries) acting together in any transaction or related series of transactions, of such number of shares of the voting stock as causes such person, or group of persons, to own beneficially, directly or indirectly, as of the time immediately after such transaction or series of transactions, more than 50% of the combined voting power of the voting stock other than as a result of an acquisition of securities directly from us, or solely as a result of an acquisition of securities by us, which by reducing the number of shares of the voting stock outstanding increases the proportionate voting power represented by the voting stock owned by any such person to more than 50% of the combined voting power of such voting stock; (iv) a change in the composition of our board of directors following a tender offer or proxy contest, as a result of which persons who, immediately prior to such tender offer or proxy contest, constituted our board of directors shall cease to constitute at least a majority of the members of our board of directors; and (v) any liquidation, reorganization in bankruptcy, dissolution or winding up of us (whether voluntary or involuntary).

        Payments upon a Triggering Event

        The following table sets forth information regarding the amounts payable by us under employment agreements to the named executive officers in the event that either (i) the named executive officer is terminated by us without cause or (ii) the named executive officer terminates his employment for good reason, and in either such event, assuming such termination occurred on December 31, 2006.

Name	Annual Salary($)(1)	Bonus($)	Equity Payments($)(3)	Health Care Benefits($)	Total($)
Greg Strakosch	420,000	240,000	499,000	8,796	1,167,796
Don Hawk	247,500	200,000	386,031	6,597	840,128
Eric Sockol	180,000	60,000	131,344	6,597	377,941
Kevin Beam	243,750	150,000	257,969	6,597	658,316
Rick Olin(2)	100,000	—	—	4,398	104,398

(1)
In the case of Mr. Strakosch, the amount is equal to his annual salary. In the case of Messrs. Hawk, Sockol and Beam, the amount is equal to nine months of their respective annual salary, and, in the case of Mr. Olin, the amount is equal to six months of his annual salary.

(2)
Mr. Olin would not be eligible for a bonus payment in 2006 because he did not begin his employment until October 2006. In subsequent years, Mr. Olin would be eligible for a bonus payment.

(3)
Represents the number of shares of our common stock that would vest multiplied by the fair market value of common stock as of December 31, 2006 minus the related exercise price.

        Upon a change in control only, Messrs. Strakosch, Hawk, Sockol, and Beam would be entitled to the acceleration of all unvested stock options with estimated values equal to $565,000, $452,031, $164,344 and $323,969, respectively.

  Equity Compensation Plans

        1999 Stock Option Plan

        Our 1999 Stock Option Plan, as amended, was adopted by our board of directors and approved by our stockholders in September of 1999 and most recently amended on September 27, 2006. Our 1999 Stock Option Plan is administered by our compensation committee, which has full authority and discretion to interpret and apply the provisions of the 1999 Stock Option Plan. The 1999 Stock Option Plan provides for the grant of incentive stock options, non-qualified stock options, restricted stock and other stock based awards. Our employees, officers, directors, consultants and advisors are eligible to receive awards under the 1999 Stock Option Plan.

        As of March 31, 2007, there were outstanding options under our 1999 Stock Option Plan to purchase a total of 7,612,910 shares of our common stock. In connection with the adoption of our 2007 Stock Option Plan, our board of directors determined not to make any further grants under the 1999 Stock Option Plan.

        2007 Stock Option and Incentive Plan    Our 2007 Stock Option Plan, upon recommendation by our compensation committee, was adopted by our board of directors and approved by our stockholders in

April 2007 and will become effective upon the completion of this offering. Our 2007 Stock Option Plan permits us to make grants of incentive stock options, non-qualified stock options, stock appreciation rights, deferred stock awards, restricted stock awards and other awards. We have initially reserved 2,911,667 shares of our common stock plus any shares of our common stock that are represented by awards granted under our 1999 Stock Option Plan that expire, are cancelled or are terminated for issuance of awards under our 2007 Stock Option Plan. Our 2007 Stock Option Plan provides that the number of shares reserved and available for issuance under the plan will automatically increase each year, beginning on January 1, 2008, by the lesser of (a) 2% and (b) such lower number of shares as may be determinated by our compensation committee of the outstanding number of shares of common stock on the immediately preceding December 31. This number is subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. Generally, shares that are forfeited or canceled from awards under our 2007 Stock Option Plan also will be available for future awards. In addition, stock options returned to our 1999 Stock Option Plan, as of result of their expiration, cancellation or termination, are automatically made available for issuance under our 2007 Stock Option Plan.

        Our 2007 Stock Option Plan is administered by our compensation committee. Our compensation committee has full power and authority to select the participants to whom awards will be granted, to make any combination of awards to participants, to accelerate the exercisability or vesting of any award and to determine the specific terms and conditions of each award, subject to the provisions of the 2007 Stock Option Plan. All full-time and part-time officers, employees, directors and other key persons (including consultants and prospective employees) are eligible to participate in our 2007 Stock Option Plan.

        The exercise price of stock options awarded under our 2007 Stock Option Plan may not be less than the fair market value of the common stock on the date of the option grant. Our compensation committee will determine at what time or times each option may be exercised (provided that in no event may it exceed ten years from the date of grant) and, subject to the provisions of our 2007 Stock Option Plan, the period of time, if any, after retirement, death, disability or other termination of employment during which options may be exercised.

        Stock appreciation rights may be granted under our 2007 Stock Option Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. The compensation committee determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay the increased appreciation in cash or with shares of our common stock, or a combination thereof.

        Restricted stock and deferred stock awards may also be granted under our 2007 Stock Option Plan. Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by our compensation committee. The compensation committee may impose whatever conditions to vesting it determines to be appropriate. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture. Deferred stock awards are units entitling the recipient to receive shares of stock paid out on a deferred basis, and subject to such restrictions and conditions, as the compensation committee shall determine. Our compensation committee will determine the number of shares of restricted stock or deferred stock awards granted to any employee. Our 2007 Stock Option Plan also gives the compensation committee discretion to grant stock awards free of any restrictions.

        Our compensation committee also may grant awards under our 2007 Stock Option Plan that are intended to be "qualified performance-based" compensation under Section 162(m) of the Internal Revenue Code. Dividend equivalent rights may also be granted under our 2007 Stock Option Plan. Dividend equivalent rights are awards entitling the grantee to current or deferred payments equal to dividends on a specified number of shares of stock. Dividend equivalent rights may be settled in cash or shares and are subject to other conditions as the committee shall determine.

        Unless our compensation committee provides otherwise, our 2007 Stock Option Plan does not generally allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime. In the event of a change in control of TechTarget, our board of directors and the board of directors of the surviving or acquiring entity shall, as to outstanding awards under the 2007 Stock Option Plan, make appropriate provision for the continuation or assumption of such awards.

        No awards may be granted under the 2007 Stock Option Plan after the tenth anniversary of the effective date of the 2007 stock option plan and, in the case of incentive stock options, after April 20, 2017. In addition, our board of directors may amend or discontinue the 2007 Stock Option Plan at any time and our compensation committee may amend or cancel any outstanding award for the purpose of satisfying changes in law or for any other lawful purpose. No such amendment may adversely affect the rights under any outstanding award without the holder's consent. Other than in the event of a necessary adjustment in connection with a change in our stock or a merger or similar transaction, our compensation committee may not "reprice" or otherwise reduce the exercise price of outstanding stock options.

        As of the effective date of this prospectus, there were no outstanding options to purchase shares of our common stock under our 2007 Stock Option Plan and, assuming that no shares are returned to our 1999 Stock Option Plan and made available for issuance under our 2007 Stock Option Plan, 2,911,667 shares of our common stock are available for future issuance or grant under our 2007 Stock Option Plan.

  Employee Benefit Plans

        Our employees, including our executive officers, are entitled to various employee benefits. These benefits include: medical and dental care plans; flexible spending accounts for healthcare; life, accidental death and dismemberment and disability insurance; and a 401(k) plan.

        401(k) Plan.    We offer a 401(k) Plan to eligible employees. Under our 401(k) Plan, we may provide a discretionary matching contribution to all employees after they meet all eligibility requirements. Currently, we match dollar-for-dollar up to a maximum of $1,500 per year. The employer contributions vest over a four-year period commencing on the employee's hire date.

  Outstanding Equity Awards at December 31, 2006

        The following table summarizes the outstanding equity award holdings held by our named executive officers as of December 31, 2006.

Number of Securities Underlying Unexercised Options
Name			Option Exercise Price($)	Option Expiration Date
	Exercisable(#)	Unexercisable(#)
Greg Strakosch	500,000 687,500 375,000 125,000 —	— — — 125,000(1) 500,000(2)	0.20 2.16 2.16 5.04 7.36	9/17/2009 11/1/2011 8/4/2013 12/17/2014 9/27/2016
Don Hawk	250,000 4,688 72,188 25,781 62,500 —	— — — 11,719(3) 62,500(1) 500,000(2)	0.20 1.80 2.16 2.72 5.04 7.36	9/17/2009 12/12/2010 1/18/2012 1/9/2014 12/17/2014 9/27/2016
Eric Sockol	53,563 43,720 20,000 8,594 12,500 —	— — — 3,906(3) 12,500(1) 250,000(2)	0.20 1.80 2.16 2.72 5.04 7.36	9/17/2009 12/12/2010 1/18/2012 1/9/2014 12/17/2014 9/27/2016
Kevin Beam	110,625 125,000 25,000 40,625 8,594 31,250 —	— — — 9,375(4) 3,906(3) 31,250(1) 375,000(2)	0.20 2.36 2.16 2.16 2.72 5.04 7.36	9/17/2009 3/15/2010 1/18/2012 7/30/2013 1/9/2014 12/17/2014 9/27/2016
Rick Olin	—	50,000(5)	7.80	10/30/2016

(1)
25% of the shares in this grant vested on December 17, 2005 and the remaining shares vest 6.25% every ninety-one days thereafter over the following three years.

(2)
25% of the shares in this grant vest on September 27, 2007 and the remaining shares vest 6.25% every ninety-one days thereafter over the following three years.

(3)
25% of the shares in this grant vested on January 9, 2005 and the remaining shares vest 6.25% every ninety-one days thereafter over the following three years.

(4)
25% of the shares in this grant vested on July 30, 2004 and the remaining shares vest 6.25% every ninety-one days thereafter over the following three years.

(5)
25% of the shares in this grant vest on October 30, 2007 and the remaining shares vest 6.25% every ninety-one days thereafter over the following three years.

Limitation of Liability and Indemnification

        As permitted by the Delaware General Corporation Law, we have adopted provisions in our certificate of incorporation and bylaws to be in effect at the closing of this offering that limit or eliminate the personal liability of our directors. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

  •
  any breach of the director's duty of loyalty to us or our stockholders;

  •
  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

  •
  any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or

  •
  any transaction from which the director derived an improper personal benefit.

        These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

        In addition, our bylaws provide that:

  •
  we will indemnify our directors, officers and, in the discretion of our board of directors, certain employees to the fullest extent permitted by the Delaware General Corporation Law; and

  •
  we will advance expenses, including attorneys' fees, to our directors and, in the discretion of our board of directors, to our officers and certain employees, in connection with legal proceedings, subject to limited exceptions.

        Contemporaneously with the completion of this offering, we intend to enter into indemnification agreements with each of our executive officers and directors. These agreements provide that we will indemnify each of our directors to the fullest extent permitted by law and advance expenses to each indemnitee in connection with any proceeding in which indemnification is available.

        We also maintain general liability insurance that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

        These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the indemnification agreements and the insurance are necessary to attract and retain talented and experienced directors and officers.

        At present, there is no pending litigation or proceeding involving any of our directors or officers where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        Other than compensation agreements and other arrangements which are described as required in "Management" and the transactions described below, since January 1, 2004, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer, holder of five percent or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

        All of the transactions set forth below were approved by a majority of our board of directors, including a majority of the independent and disinterested members of the board of directors. We believe that we have executed all of the transactions set forth below on terms no less favorable to us than we could have obtained from unaffiliated third parties. It is our intention to ensure that all future transactions between us and our officers, directors and principal stockholders and their affiliates, are approved by our nominating and corporate governance committee or another independent committee of our board of directors, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

Historical corporate transactions

        In February 2001, we issued and sold an aggregate of 45,154,005 shares of series A preferred stock at a price of $0.5411 per share and 12,734,036 shares of Series A preferred stock at a price per of $0.4163 per share plus the cancellation of debt. In June 2003, we issued and sold an additional 1,848,093 shares of series A preferred stock at a price of $0.5411 per share. In May 2004 and June 2004, we issued and sold an aggregate of 51,470,588 shares of series B preferred stock at a price of $1.36 per share. In December 2004, we issued and sold an aggregate of 10,141,302 shares of series C preferred stock at a price of $1.4791 per share.

        The following table summarizes, on a common stock equivalents basis, the participation by our five percent stockholders and stockholders associated with some of our directors in these private placements.

Purchaser(1)	Total Common Stock Equivalents	Aggregate Consideration Paid	Investment Participation
Stockholders Associated with Directors:
TCV V, L.P. and its related entities	10,458,837	$57,499,999	Series B and C
Polaris Venture Partners	9,189,906	36,689,568	Series A, B and C
RLLM Limited Partnership	462,021	1,000,000	Series A
GRAM Limited Partnership	462,021	1,000,000	Series A

(1)
See "Principal and Selling Stockholders" for more detail on shares held by these purchasers.

        In connection with the above transactions, we entered into agreements with all of the investors participating therein providing for registration rights with respect to the shares sold in these transactions. The most recent such agreement restates the registration rights of the above investors and the other parties thereto. For more information regarding this agreement, see "Description of Capital Stock—Registration Rights."

        In May 2004, we offered to repurchase for cash (i) up to 100% of our issued and outstanding shares of our series A preferred stock and (ii) up to 45% of the aggregate issued and outstanding shares of common stock and/or options to purchase the same. We paid $5.44 per share (in the case of options, less the exercise price per share of the applicable option). We repurchased an aggregate of 7,355,965 shares from four of our named executive officers and three of our five percent stockholders that are affiliated with our directors for an aggregate of purchase price $38,980,979.

Transactions with Our Executive Officers and Directors

        We entered into a stockholders' agreement with certain of our stockholders, including Roger M. Marino and Bruce Levenson, two of our directors, in connection with our series A preferred stock placement in February 2001. This stockholders' agreement was amended at the time of our series B preferred stock placement and our series C preferred stock placement. The stockholders' agreements contains co-sale rights and certain voting obligations with respect to shares of our common stock held by them and shall terminate in accordance with its terms upon the closing of this offering.

        We entered into an investors' rights agreement with certain of our stockholders, including Roger M. Marino and Bruce Levenson, two of our directors, in connection with our series A preferred stock placement in February 2001. This investors' rights agreement was amended at the time of our series B preferred stock placement and our series C preferred stock placement. The investors' rights agreement contains registration rights and rights of first refusal with respect to shares of our common stock held by them. For more information regarding this agreement, see "Description of Capital Stock—Registration Rights."

        Contemporaneous with the completion of this offering, we intend to enter into indemnification agreements with each of our executive officers and directors, providing for indemnification against expenses and liabilities reasonably incurred in connection with their service for us on our behalf. For more information regarding these agreements, see "Management—Limitation of Liability and Indemnification."

Purchase of Shares in this Offering

        In connection with our series C preferred stock financing in December 2004, we entered into a stockholders' agreement with the TCV Funds and other of our investors. Under this agreement, the investors have the right to participate in this offering with respect to their pro rata ownership of common stock, on an as-converted basis. The TCV Funds, which beneficially own approximately 32% of our outstanding common stock, have indicated to us that they currently intend to purchase from the underwriters shares of our common stock with an aggregate purchase price of $25 million in this offering at the initial price to the public. Jay C. Hoag, a member of our board of directors, is a member of the general partner of the TCV Funds. The TCV Funds have the right to purchase these shares, but are under no obligation to purchase any shares in this offering and their interest in purchasing shares in this offering is not a commitment to do so. The other investors have indicated that they do not intend to exercise their right to purchase shares in this offering. These shares, if purchased, will be subject to the 180-day lock-up agreement that the TCV Funds have signed with the representatives of the Underwriters in connection with this offering.

Stock Options

        For information regarding stock options granted to our named executive officers and directors, see "Management—Executive Compensation" and "Management—Director Compensation."

PRINCIPAL AND SELLING STOCKHOLDERS

        The following table sets forth the beneficial ownership information of our common stock at March 31, 2007 and as adjusted to reflect the sale of the shares of common stock in this offering, for:

  •
  each person known to us to be the beneficial owner of more than 5% of our common stock;

  •
  each of our named executive officers;

  •
  each of our directors;

  •
  all of our executive officers and directors as a group; and

  •
  each selling stockholder.

        We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock reflected as beneficially owned, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 32,632,383 shares of common stock outstanding on March 31, 2007 assuming conversion of all outstanding shares of preferred stock, 39,090,035 shares of common stock outstanding upon completion of this offering, including 30,500 shares issued upon exercise of options by selling stockholders, and 40,240,223 shares of common stock outstanding upon completion of this offering assuming full exercise of an option granted to the underwriters, including 505,243 shares issued upon exercise of options by selling stockholders.

        In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of March 31, 2007. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

							Shares Beneficially Owned Assuming Full Exercise of an Option Granted to the Underwriters
						Number of Shares Being Offered Pursuant to an Option Granted to the Underwriters
	Shares Beneficially Owned Prior to the Offering			Shares Beneficially Owned After the Offering
Beneficial Owner			Number of Shares Sold in Offering
	Number	Percent		Number	Percent		Number	Percent
5% Stockholders, Directors and Named Executive Officers:(1)
TCV V, L.P. and its related entities(2)	10,458,837	32.05%	—	10,458,837	26.76%	—	10,458,837	25.99%
Polaris Venture Partners(3)	9,189,906	28.16	—	9,189,906	23.51	—	9,189,906	22.84
Edwin Peskowitz(4)	3,369,549	10.33	550,000	2,819,549	7.21	—	2,819,549	7.01
Greg Strakosch(5)	1,703,125	4.96	—	1,703,125	4.18	231,250	1,471,875	3.53
Eric Sockol(6)	168,281	*	—	168,281	*	—	168,281	*
Kevin Beam(7)	352,812	1.07	—	352,812	*	76,062	276,750	*
Don Hawk(8)	427,654	1.30	—	427,654	1.09	98,936	328,718	*
Rick Olin	—	—	—	—	—	—	—	—
Roger M. Marino(9)	4,724,211	14.48	—	4,724,211	12.09	—	4,724,211	11.74
Jay C. Hoag(10)	10,458,837	32.05	—	10,458,837	26.76	—	10,458,837	25.99
Alan G. Spoon(11)	9,189,906	28.16	—	9,189,906	23.51	—	9,189,906	22.84
Leonard Forman	—	—	—	—	—	—	—	—
Bruce Levenson(12)	3,369,549	10.33	375,000	2,994,549	7.66	—	2,994,549	7.44
All executive officers and directors as a group (10 persons)	30,394,375	86.82	375,000	30,019,375	72.40	406,248	29,613,127	70.16
Other Selling Stockholders:
Todd Foreman	80,454	*	74,204	6,250	*	—	6,250	*
Ken Berquist	87,093	*	16,000	71,093	*	—	71,093	*
John Charles Cox	70,000	*	37,500	32,500	*	—	32,500	*
Paul Gillin	113,625	*	37,500	76,125	*	—	76,125	*
Robert Koran	80,454	*	17,954	62,500	*	—	62,500	*
Patrick Laughran	86,487	*	69,190	17,297	*	—	17,297	*
Lisa Johnson Ogrinc	55,000	*	52,500	2,500	*	—	2,500	*
Archie Lowell Thing	50,000	*	12,500	37,500	*	—	37,500	*
Robert Shapiro	62,500	*	30,500	32,000	*	—	32,000	*
Other selling stockholders as a group (17 persons)	301,601	*	—	301,601	*	103,807	197,794	*

(1)
Except as otherwise indicated, addresses are c/o TechTarget, Inc., 117 Kendrick Street, Suite 800, Needham, Massachusetts 02494.

(2)
Consists of 10,264,945 shares held by TCV V, L.P. and 193,892 shares held by TCV Member Fund, L.P. As described under "Certain Relationships and Related Transactions—Purchase of Shares in this Offering", TCV V, L.P. and TCV Member Fund, L.P. (collectively the "TCV Funds") have expressed an interest in purchasing shares in this offering, although they are not committed to do so. In the event that TCV Funds were to purchase shares in this offering, the information set forth in the table above under the headings "Shares Beneficially Owned After the Offering" and "Shares Beneficially Owned Assuming Full Exercise of an Option Granted to the Underwriters" would be increased accordingly. The general partner of TCV V, L.P. and a general partner of TCV Member Fund, L.P. is Technology Crossover Management V, L.L.C. ("TCM V"). The investment activities of TCM V are managed by Jay C. Hoag, a director of the Company, Richard H. Kimball, John L. Drew, Jon Q. Reynolds, Jr., Henry J. Feinberg and William J.G. Griffith IV (collectively, the "TCM Members") who share voting and dispositive power with respect to the shares beneficially owned by the TCV Funds. TCM V and the TCM Members disclaim beneficial ownership of such shares except to the extent of their individual pecuniary interest therein. The address of TCM V, the TCV Funds and the TCM Members is 528 Ramona Street, Palo Alto, California 94301.

(3)
Consists of 5,840,039 shares held by Polaris Venture Partners III, L.P., 151,636 shares held by Polaris Venture Partners Entrepreneurs' Fund III, L.P., 92,335 shares held by Polaris Venture Partners Founders' Fund III, L.P., 3,050,685 shares held by Polaris Venture Partners IV, L.P. and 55,211 shares held by Polaris Venture Partners Entrepreneurs' Fund IV, L.P. The general partner for each of Polaris Venture Partners III, L.P., a Delaware limited partnership ("PVP III"), Polaris Venture Partners Entrepreneurs' Fund III, L.P., a Delaware limited partnership ("Entrepreneurs' III"), and Polaris Venture Partners Founders' Fund III, L.P., a Delaware limited partnership ("Founders' III"), is Polaris Venture Management Co. III, L.L.C., a Delaware limited liability company ("Polaris III"). Jonathan A. Flint ("Flint"), Terrance G. McGuire ("McGuire") and Alan G. Spoon ("Spoon") are the managing members of Polaris III. Polaris III, the general partner of each of PVP III, Entrepreneurs' III and Founders' III, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by PVP III, Entrepreneurs' III and Founders' III. Flint, McGuire and Spoon are the managing members of Polaris III and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by PVP III, Entrepreneurs' III and Founders' III. The general partner for each of Polaris Venture Partners IV, L.P., a Delaware limited partnership ("PVP IV"), and Polaris Venture Partners Entrepreneurs' Fund IV, L.P., a Delaware limited partnership ("Entrepreneurs' III"), is Polaris Venture Management Co. IV, L.L.C., a Delaware limited liability company ("Polaris IV"). Flint, McGuire and Spoon are the managing members of Polaris IV. Polaris IV, the general partner of each of PVP IV and Entrepreneurs' IV, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by PVP IV and Entrepreneurs' IV. Flint, McGuire and Spoon are the managing members of Polaris IV and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by PVP IV and Entrepreneurs' IV. The address of PV III Funds, PV III, PV IV Funds and PVM IV is 1000 Winter Street, Waltham, Massachusetts 02451.

(4)
Consists of 1,035,224 shares held by the Edwin Peskowitz 2006 Grantor Retained Annuity Trust and 2,334,325 shares held by the Edwin Peskowitz 2005 Grantor Retained Annuity Trust (collectively, the "Peskowitz Trusts"). Mr. Peskowitz retains sole voting and dispositive power over the shares beneficially owned by the Peskowitz Trusts.

(5)
Consists of 1,703,125 shares issuable to Mr. Strakosch upon exercise of stock options immediately exercisable or exercisable within 60 days of March 31, 2007.

(6)
Consists of 21,781 shares owned by Mr. Sockol individually and 141,500 shares issuable to Mr. Sockol upon exercise of stock options immediately exercisable or exercisable within 60 days of March 31, 2007. In addition, 5,000 shares are held in trust, pursuant to which Mr. Sockol's spouse has sole voting and dispositive power. Mr. Sockol disclaims beneficial ownership of all such shares.

(7)
Consists of 352,812 shares issuable to Mr. Beam upon exercise of stock options immediately exercisable or exercisable within 60 days of March 31, 2007.

(8)
Consists of 250,000 shares owned by Mr. Hawk individually and 177,654 shares issuable to Mr. Hawk upon the exercise of stock options immediately exercisable or exercisable within 60 days of March 31, 2007.

(9)
Consists of 3,800,169 shares held by Mr. Marino individually, 462,021 shares held by RLLM Limited Partnership and 462,021 shares held by GRAM Limited Partnership.

(10)
Mr. Hoag is the co-founder of Technology Crossover Ventures and may be considered to have beneficial ownership of the TCV Funds' interest in us. Mr. Hoag disclaims beneficial ownership of all such shares. See note 2 above.

(11)
Mr. Spoon is a managing general partner of Polaris Venture Partners and may be considered to have beneficial ownership of the Polaris Funds' interest in us. Mr. Spoon disclaims beneficial ownership of all such shares. See note 3 above.

(12)
Consists of 1,035,224 shares held by the Bruce Levenson 2006 Grantor Retained Annuity Trust and 2,334,325 shares held by the Bruce Levenson 2005 Grantor Retained Annuity Trust (collectively, the "Levenson Trusts"). Mr. Levenson retains sole voting and dispositive power over the shares beneficially owned by the Levenson Trusts.

DESCRIPTION OF CAPITAL STOCK

General

        Upon completion of this offering, our authorized capital stock will consist of 100,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our fourth amended and restated certificate of incorporation and amended and restated bylaws to be in effect at the closing of this offering, which are filed as exhibits to the registration statement, of which this prospectus forms a part, and to the applicable provisions of the Delaware General Corporation Law. We refer in this section to our fourth amended and restated certificate of incorporation as our certificate of incorporation, and we refer to our amended and restated bylaws as our bylaws.

Common Stock

        As of March 31, 2007, there were 32,632,383 shares of our common stock outstanding and held of record by approximately 266 stockholders, assuming conversion of all outstanding shares of preferred stock.

        Holders of our common stock are entitled to one vote for each share of common stock held of record for the election of directors and on all matters submitted to a vote of stockholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by our board of directors out of legally available funds, subject to any preferential dividend rights of any preferred stock then outstanding. Upon our dissolution, liquidation or winding up, holders of our common stock are entitled to share ratably in our net assets legally available after the payment of all our debts and other liabilities, subject to the preferential rights of any preferred stock then outstanding. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. Except as described below in "Provisions of our Certificate of Incorporation and Bylaws and Delaware Anti-Takeover Law," a majority vote of common stockholders is generally required to take action under our certificate of incorporation and bylaws.

Preferred Stock

        Upon completion of this offering, our board of directors will be authorized, without action by the stockholders, to designate and issue up to an aggregate of 5,000,000 shares of preferred stock in one or more series. The board of directors can fix the designation, rights, preferences and powers of the shares of each series and any of its qualifications, limitations or restrictions. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible future financings and acquisitions and other corporate purposes could, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of our company and might harm the market price of our common stock.

        Our board of directors will make any determination to issue such shares based on its judgment as to our company's best interests and the best interests of our stockholders. We have no current plans to issue any shares of preferred stock.

Warrants

        As of March 31, 2007, warrants to purchase a total of 73,003 shares of our common stock are outstanding with a weighted average exercise price of $2.27. These warrants expire July 13, 2008 through May 30, 2010. Upon the closing of this offering, the expiration dates of two warrants to purchase

32,378 shares of common stock will be automatically extended and will not expire until the third anniversary of the closing of this offering.

Registration Rights

        We entered into a second amended and restated investors' rights agreement, dated as of December 17, 2004, with the holders of shares of our common stock issuable upon conversion of the shares of preferred stock, including shares of preferred stock held by some of our directors and for purposes of registration rights, Cowen and Company, LLC, who we refer to collectively as holders of registrable shares. Under this agreement, holders of registrable shares can demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing. These registration rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in such registration and our right not to effect a requested registration within three months following any offering of our securities, including this offering.

        S-1 demand registration rights.    Following the closing of this offering, the holders of registrable shares common stock issued upon conversion of our preferred stock and Cowen and Company, LLC may require us to file up to two registration statements under the Securities Act on a Form S-1 at our expense with respect to their shares of common stock issued upon conversion of our preferred stock having an aggregate offering price of at least $7,500,000.

        S-3 demand registration rights.    Following the closing of this offering, the holders of registrable shares are entitled to demand registration rights pursuant to which they may require us to file up to two registration statements under the Securities Act on Form S-3 having an aggregate offering price of at least $1,000,000 with respect to their shares of common stock, and we are required to use our best efforts to effect that registration. In addition, upon our eligibility to file a registration statement on Form S-3, Central Xchange, Inc., which holds a warrant to purchase shares of our common stock, may make one request that we effect their registration under the Securities Act on a Form S-3, and we are required to use our best efforts to effect that registration.

        Piggyback registration rights.    Following the closing of this offering, if we propose to register any of our securities under the Securities Act for our own account or the account of any other holder, the holders of registrable shares are entitled to notice of such registration and are entitled to include shares of their common stock issued upon such conversion therein, subject to the right of any underwriter to limit the number of shares included in such registration.

        We will pay all registration expenses, other than underwriting discounts and commissions, related to any demand or piggyback registration. The registration rights agreement contains customary cross-indemnification provisions, pursuant to which we are obligated to indemnify the selling stockholders in the event of material misstatements or omissions in the registration statement attributable to us, and they are obligated to indemnify us for material misstatements or omissions attributable to them.

Provisions of Our Certificate of Incorporation and Bylaws and Delaware Anti-Takeover Law

        Our certificate of incorporation and bylaws will, upon completion of this offering, include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

        Board Composition and Filling Vacancies.    In accordance with our certificate of incorporation, our board is divided into three classes serving staggered three-year terms, with one class being elected each year. Our certificate of incorporation also provides that directors may be removed only for cause and then only by the affirmative vote of the holders of 75% or more of the shares then entitled to vote at an election of directors. Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum.

        No Written Consent of Stockholders.    Our certificate of incorporation affected herewith provides that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting.

        Meetings of Stockholders.    Our bylaws provide that only a majority of the members of our board of directors then in office may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

        Advance Notice Requirements.    Our bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain certain information specified in the bylaws.

        Amendment to Bylaws and Certificate of Incorporation.    As required by the Delaware General Corporation Law, any amendment of our certificate of incorporation must first be approved by a majority of our board of directors and, if required by law or our certificate of incorporation, thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment, and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to stockholder action, directors, limitation of liability and the amendment of our bylaws and certificate of incorporation must be approved by not less than 75% of the outstanding shares entitled to vote on the amendment, and not less than 75% of the outstanding shares of each class entitled to vote thereon as a class. Our bylaws may be amended by the affirmative vote of a majority vote of the directors then in office, subject to any limitations set forth in the bylaws; and may also be amended by the affirmative vote of at least 75% of the outstanding shares entitled to vote on the amendment, or, if the board of directors recommends that the stockholders approve the amendment, by the affirmative vote of the majority of the outstanding shares entitled to vote on the amendment, in each case voting together as a single class.

        Blank Check Preferred Stock.    Our certificate of incorporation provides for 5,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of us or our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.

Section 203 of the Delaware General Corporation Law

        Upon completion of this offering, we will be subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation's voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

  •
  before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

  •
  at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

NASDAQ Global Market Listing

        We have applied to have our common stock listed on the NASDAQ Global Market under the trading symbol "TTGT."

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

SHARES ELIGIBLE FOR FUTURE SALE

        Immediately prior to this offering, there was no public market for our common stock. Future sales of substantial amounts of common stock in the public market, or the perception that such sales may occur, could adversely affect the market price of our common stock. Although we have applied to have our common stock approved for quotation on the NASDAQ Global Market, we cannot assure you that there will be an active public market for our common stock.

        Upon completion of this offering, we will have outstanding an aggregate of 39,059,535 shares of common stock, assuming no other exercise of options or the outstanding warrants after March 31, 2007. Of these shares, 7,700,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act, whose sales would be subject to certain limitations and restrictions described below.

        The remaining 31,359,535 shares of common stock held by existing stockholders were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. Of these shares, 31,174,993 shares will be subject to "lock-up" agreements with the underwriters described below on the effective date of this offering. On the effective date of this offering, there will be 101,103 shares that are not subject to lock-up agreements and eligible for sale pursuant to Rule 144(k). Upon expiration of the lock-up agreements 180 days after the effective date of this offering, 30,894,493 shares will become eligible for sale, subject in most cases to the limitations of Rule 144. In addition, holders of stock options could exercise such options and sell certain of the shares issued upon exercise as described below.

Days After Date of this Prospectus	Shares Eligible for Sale	Comment
Upon Effectiveness	7,700,000	Shares sold in the offering
Upon Effectiveness	101,103	Freely tradable shares saleable under Rule 144(k) that are not subject to a lock-up
90 Days	103,011	Shares saleable under Rules 144 and 701 that are not subject to a lock-up
180 Days	30,894,493	Lock-ups released, subject to extension; shares saleable under Rules 144 and 701
Thereafter	260,928	Restricted securities held for one year or less

Lock-Up Agreements

        We, as well as each of our directors and executive officers, the selling stockholders and certain of our other stockholders, who collectively own 32,417,341 shares of our common stock, have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated and Lehman Brothers Inc. on behalf of the underwriters, we and they will not, subject to limited exceptions, during the period ending 180 days after the date of this prospectus, subject to extension in specified circumstances:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for common stock;

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock; or

  •
  publicly announce the intention to do any of the foregoing.

whether any transaction described above is to be settled by delivery of our common stock or such other securities, in cash or otherwise. Any determination to release any shares subject to the lock-up agreements would be made on a case-by-case basis based on a number of factors at the time of determination, including the market price of the common stock, the liquidity of the trading market for the common stock, general market conditions, the number of shares proposed to be sold and the timing, purpose and terms of the proposed sale. Morgan Stanley & Co. Incorporated and Lehman Brothers Inc. on behalf of the underwriters will have discretion in determining if, and when, to release any shares subject to lock-up agreements.

        We do not currently expect any release of shares subject to lock-up agreements prior to the expiration of the applicable lock-up periods. Upon the expiration of the applicable lock-up periods, substantially all of the shares of common stock subject to such lock-up restrictions will become eligible for sale, subject to the limitations discussed above.

Rule 144

        In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year, including an affiliate, would be entitled to sell in "broker's transactions" or to market makers, within any three-month period, a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of our common stock then outstanding, which will equal approximately 390,595 shares immediately after this offering; or

  •
  the average weekly trading volume in our common stock on the NASDAQ Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

        Sales under Rule 144 are generally subject to the availability of current public information about us.

Rule 144(k)

        Under Rule 144(k), a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without having to comply with the manner of sale, public information, volume limitation or notice filing provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.

Rule 701

        In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to sell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period and notice filing requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice filing provisions of Rule 144.

        The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates without compliance with its one year minimum holding period requirements.

Stock Options

        We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of common stock subject to outstanding stock options and common stock issued or issuable under our stock plans. We have agreed with the underwriters not to file any registration statement covering shares offered pursuant to our stock plans until at least 90 days following the date of this prospectus.

Registration Rights

        Upon completion of this offering, the holders of approximately 30,371,284 shares of our common stock will be eligible to exercise certain rights with respect to the registration of such shares under the Securities Act. See "Description of Capital Stock—Registration Rights." Upon the effectiveness of a registration statement covering these shares, the shares would become freely tradable.

UNDERWRITERS

        Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated and Lehman Brothers Inc. are acting as representatives and joint book-running managers, have severally agreed to purchase, and we and the selling stockholders have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. Incorporated
Lehman Brothers Inc.
Cowen and Company, LLC
RBC Capital Markets Corporation

Total:	7,700,000

        The underwriters and the representatives are collectively referred to as the "underwriters." The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

        The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

        The underwriters have an option, exercisable for 30 days from the date of this prospectus, to purchase up to 510,055 additional shares of our common stock from the selling stockholders and up to 644,945 additional shares of common stock from us at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. If any shares are purchased with this over-allotment option, the underwriters will purchase shares first from the selling stockholders and then from us. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

        The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us and the selling stockholders. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional 1,155,000 shares of common stock.

Total
	Per Share	No Exercise	Full Exercise
Public offering price
Underwriting discounts and commissions to be paid by:
Us
The selling stockholders
Proceeds, before expenses, to us
Proceeds, before expenses, to selling stockholders

        The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $2.5 million.

        The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of common stock offered by them.

        We have applied to have our common stock listed on the NASDAQ Global Market under the trading symbol "TTGT."

        We, the selling shareholders and all directors and officers and certain holders of our outstanding stock and stock options have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated and Lehman Brothers Inc. on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock;

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock; or

  •
  publicly announce the intention to do any of the foregoing.

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of Morgan Stanley & Co. Incorporated and Lehman Brothers Inc. on behalf of the underwriters, it will not, during the period ending 180 days after the date of this prospectus, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

        The restrictions described in the immediately preceding paragraph do not apply to:

  •
  the sale of shares to the underwriters;

  •
  transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares;

  •
  the grant of options to purchase common stock or shares to purchase common stock to our officers, directors, advisors or consultants pursuant to equity plans disclosed in this prospectus;

  •
  the filing with the SEC, no sooner than 90 days following the date of this prospectus, of any registration statement on Form S-8 with respect to any employee plan described in this prospectus;

  •
  the issuance by us of up to 2,213,750 shares of common stock in connection with any acquistion, collaboration or other similar strategic transaction provided that the recipient thereof executes a lock-up agreement with the underwriters;

  •
  the implementation of plans to sell shares of common stock pursuant to Rule 10b5-1 promulgated under the Exchange Act, provided that no sales of common stock pursuant to such plans shall be made during the period ending 180 days after the date of this prospectus; or

  •
  transfers of shares or any security convertible into our common stock as a bona fide gift.

        The 180 day restricted period described in the preceding paragraph will be extended if:

  •
  during the last 17 days of the 180 day restricted period we issue an earnings release or material news or a material event relating to us occurs, or

  •
  prior to the expiration of the 180 day restricted period, we announce that we will release earnings results during the 16 day period beginning on the last day of the 180 day period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18 day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

        In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NASDAQ Global Market or otherwise and, if commenced, may be discontinued at any time.

        We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities incurred in connection with the directed share program below.

        A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

        Other than the prospectus in electronic format, the information on any underwriter's or selling group member's website and any information contained in any other website maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

        If you purchase shares of common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

        Cowen and Company, LLC, one of the underwriters, holds 184,232 shares of our common stock, which it acquired in February 2006 upon exercise of a warrant granted by us in February 2001 as compensation for services in connection with the private placement of our series A preferred stock.

        The underwriters may in the future perform investment banking and advisory services for us from time to time for which they may in the future receive customary fees and expenses.

Pricing of the Offering

        Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations between us and the representatives, Morgan Stanley & Co. Incorporated and Lehman Brothers Inc. Among the factors that will be considered in determining the initial public offering price are our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.

Directed Share Program

        At our request, the underwriters have reserved up to five percent of the shares of common stock to be issued by us and offered by this prospectus for sale, at the initial public offering price, to our employees. If purchased by these persons, these shares will be subject to a 180-day lock-up restriction. This 180-day lock up period shall be extended with respect to our issuance of an earnings release or if a material news or a material event relating to us occurs, in the same manner as described above. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, with effect from and including the date on which the Prospectus Directive is implemented in that Member State, offers can not be made to the public in that Member State, except, with effect from and including such date, an offer of shares to the public in that Member State may be made:

  (a)
  at any time to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

  (c)
  at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of the above, the expression an "offer of shares to the public" in relation to any shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in that Member State.

United Kingdom

        This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive, whom we refer to as "Qualified Investors" that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, which we refer to as the "Order" or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

        Goodwin Procter LLP, Boston, Massachusetts, will pass upon the validity of the shares of common stock offered hereby. Wilmer Cutler Pickering Hale and Dorr LLP, Boston, Massachusetts, will pass upon legal matters relating to this offering for the underwriters.

EXPERTS

        The consolidated financial statements of TechTarget, Inc. at December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Bitpipe, Inc., as of December 31, 2003 and December 31, 2002 and for each of the two years in the period then ended included in this prospectus have been so included in reliance on the report or have been audited by PricewaterhouseCoopers LLP, independent auditors, given on the authority of such firm as experts in accounting and auditing.

        MFA Risk Services, LLC has consented to reference in this prospectus of its valuation reports with respect to our common stock and the use in this prospectus of its name and statements contained in such reports.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 (File Number 333-140503) under the Securities Act with respect to the shares of common stock we are offering by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our common stock, you should refer to the registration statement and to its exhibits. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

        Upon the closing of the offering, we will be subject to the informational requirements of the Exchange Act and will file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC's website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.

        You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

Index To Consolidated Financial Statements

TechTarget, Inc.
Report of Independent Registered Public Accounting Firm
Consolidated Balance Sheets as of December 31, 2005 and 2006, March 31, 2007 (unaudited) and March 31, 2007 Pro Forma (unaudited)
Consolidated Statements of Operations for the Years Ended December 31, 2004, 2005 and 2006 and the Three Months Ended March 31, 2006 and 2007 (unaudited)

Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders' Equity (Deficit) for the Years Ended December 31, 2004, 2005 and 2006 and the Three Months Ended March 31, 2007 (unaudited) and March 31, 2007 Pro Forma (unaudited)
Consolidated Statements of Cash Flows for the Years Ended December 31, 2004, 2005 and 2006 and the Three Months Ended March 31, 2006 and 2007 (unaudited)
Notes to Consolidated Financial Statements
Bitpipe, Inc.
Report of Independent Auditors
Balance Sheets as of December 31, 2003 and 2002
Statements of Operations for the Years Ended December 31, 2003 and 2002
Statements of Cash Flows for the Years Ended December 31, 2003 and 2002
Statements of Redeemable Convertible Preferred Stock and Stockholders' Deficit for the Years Ended December 31, 2003 and 2002
Notes to Financial Statements

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of
TechTarget, Inc.

        We have audited the accompanying consolidated balance sheets of TechTarget, Inc. as of December 31, 2005 and 2006, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' deficit, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of TechTarget, Inc. at December 31, 2005 and 2006, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

        As discussed in Note 2 to the consolidated financial statements, effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123(R) Share-Based Payment.

                      /s/ Ernst & Young LLP

Boston, Massachusetts
March 12, 2007, except for Note 16,
    as to which the date is April 26, 2007

TechTarget, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)

	As of December 31,		As of
			March 31, 2007	Pro Forma March 31, 2007
	2005	2006
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$46,879	$30,830	$30,504	$30,504
Accounts receivable, net of allowance for doubtful accounts of $500, $580 and $608 as of December 31, 2005 and 2006 and March 31, 2007, respectively	8,817	12,096	10,973	10,973
Prepaid expenses and other current assets	913	952	2,291	2,291
Deferred tax asset	1,965	1,784	1,392	1,392

Total current assets	58,574	45,662	45,160	45,160
Property and equipment, net	2,401	2,520	3,087	3,087
Goodwill	26,535	36,190	36,190	36,190
Intangible assets, net of accumulated amortization	5,915	6,066	6,320	6,320
Other assets	172	854	1,392	1,392
Deferred tax asset	1,563	1,355	1,515	1,515

Total assets	$95,160	$92,647	$93,664	$93,664

Liabilities, Redeemable Convertible Preferred Stock and Stockholders' Equity (Deficit)
Current liabilities:
Current portion of bank term loan payable	$3,000	$3,000	$3,000	$3,000
Accounts payable	3,669	2,928	3,376	3,376
Income taxes payable	315	1,854	97	97
Accrued expenses and other current liabilities	1,505	1,904	1,524	1,524
Accrued compensation expenses	1,875	2,322	923	923
Deferred revenue	2,962	2,544	5,673	5,673

Total current liabilities	13,326	14,552	14,593	14,593
Long-term liabilities:
Other liabilities	553	555	828	526
Bank term loan payable, net of current portion	19,000	6,000	5,250	5,250

Total liabilities	32,879	21,107	20,671	20,369
Commitments (Note 8)	—	—	—	—
Redeemable convertible preferred stock:
Series A redeemable convertible preferred stock, $0.001 par value; 36,009,488 shares authorized in 2005, 2006 and 2007, 35,879,971 shares issued and outstanding in 2005, 2006 and 2007, (aggregate preference in liquidation of $31,094 at March 31, 2007)(unaudited)	28,440	30,468	30,979	—
Series B redeemable convertible preferred stock, $0.001 par value; 51,470,588 shares authorized, issued and outstanding in 2005, 2006 and 2007, (aggregate preference in liquidation of $90,038 at March 31, 2007)(unaudited)	81,048	88,260	89,989	—
Series C redeemable convertible preferred stock, $0.001 par value; 10,141,302 shares authorized, issued and outstanding in 2005, 2006 and 2007, (aggregate preference in liquidation of $18,436 at March 31, 2007)(unaudited)	16,516	18,038	18,411	—

Total redeemable convertible preferred stock	126,004	136,766	139,379	—
Stockholders' equity (deficit):
Common stock, $0.001 par value; 38,094,656 shares authorized in 2005, 44,344,656 authorized in 2006 and 2007, 8,249,973, 7,969,830, 8,259,429 and 32,632,383 shares issued and outstanding at December 31, 2005 and 2006 and at March 31, 2007 and March 31, 2007 pro forma, respectively	8	8	8	32
Additional paid-in capital	—	—	—	108,822
Treasury stock, 836,010 shares outstanding in 2005, 0 shares outstanding in 2006 and 2007, at cost	(4,548)	—	—	—
Warrants	364	105	55	357
Deferred compensation	(28)	—	—	—
Accumulated other comprehensive loss	—	(56)	(62)	(62)
Accumulated deficit	(59,519)	(65,283)	(66,387)	(35,854)

Total stockholders' equity (deficit)	(63,723)	(65,226)	(66,386)	73,295

Total liabilities, redeemable convertible preferred stock and stockholders' equity (deficit)	$95,160	$92,647	$93,664	$93,664

See accompanying notes.

TechTarget, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Years Ended December 31,			Three Months Ended March 31,
	2004	2005	2006	2006	2007
				(unaudited)
Revenues:
Online	$31,342	$43,662	$51,176	$10,375	$13,709
Events	9,647	14,595	19,708	2,327	2,939
Print	5,738	8,489	8,128	2,209	1,697

Total revenues	46,727	66,746	79,012	14,911	18,345

Cost of revenues:
Online(1)	7,632	10,476	12,988	2,621	3,525
Events(1)	5,948	6,202	6,493	1,274	1,372
Print(1)	3,073	5,322	5,339	1,407	1,129

Total cost of revenues	16,653	22,000	24,820	5,302	6,026

Gross profit	30,074	44,746	54,192	9,609	12,319
Operating expenses:
Selling and marketing(1)	15,138	18,174	20,305	4,432	6,152
Product development(1)	4,111	5,756	6,295	1,564	1,748
General and administrative(1)	11,756	7,617	8,756	1,791	2,610
Depreciation	1,168	1,792	1,144	218	330
Amortization of intangible assets	1,304	5,172	5,029	1,084	759

Total operating expenses	33,477	38,511	41,529	9,089	11,599

Operating income (loss)	(3,403)	6,235	12,663	520	720
Interest income (expense):
Interest income	378	1,219	1,613	447	360
Interest expense	(235)	(1,249)	(1,292)	(351)	(427)

Total interest income (expense)	143	(30)	321	96	(67)

Income (loss) before income taxes (benefit)	(3,260)	6,205	12,984	616	653
Provision for (benefit from) income taxes	32	(2,681)	5,811	175	336

Net income (loss)	$(3,292)	$8,886	$7,173	$441	$317

Net loss per common share:
Basic and diluted	$(1.34)	$(0.24)	$(0.46)	$(0.29)	$(0.28)

Weighted average common shares outstanding:
Basic and diluted	7,594,470	7,370,680	7,824,374	7,639,259	8,174,034

Unaudited:
Pro forma net income per common share:
Basic			$0.22		$0.01

Diluted			$0.20		$0.01

Pro forma weighted average common shares outstanding:
Basic			33,189,895		33,539,555

Diluted			35,932,835		36,289,535

	Years Ended December 31,			Three Months Ended March 31,
	2004	2005	2006	2006	2007
				(unaudited)
(1) Amounts include stock-based compensation expense as follows:
Cost of online revenue	$78	$—	$87	$—	$70
Cost of events revenue	236	—	31	—	12
Cost of print revenue	—	—	12	—	9
Selling and marketing	1,025	—	606	—	536
Product development	7	—	90	—	73
General and administrative	4,937	78	424	28	371

See accompanying notes.

TechTarget, Inc.
Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders' Equity (Deficit)
(in thousands, except share and per share data)

	Redeemable Convertible Preferred Stock
			Common Stock		Treasury Stock
										Accumulated Other Comprehensive Loss
	Number of Shares	Redemption Value	Number of Shares	$0.001 Par Value	Number of Shares	Value	Additional Paid-In Capital	Warrants	Deferred Compensation		Accumulated Deficit	Total Stockholders' Equity (Deficit)
Balance, December 31, 2003	59,736,134	$40,392	7,929,886	$8	—	$—	$1,731	$576	$(26)	$—	$(34,120)	$(31,831)

Purchase of Series A redeemable convertible preferred, including accretion write-off of $4,687 and net of issuance costs write-off of $639 through tender offer	(23,856,163)	(16,956)	—	—	—	—	(15,488)	—	—	—	—	(15,488)
Purchase of common stock through tender offer	—	—	—	—	836,010	(4,548)	—	—	—	—	—	(4,548)
Purchase of nonqualified stock options through tender offer	—	—	—	—	—	—	(685)	—	—	—	—	(685)
Sale of Series B redeemable convertible preferred, net of issuance costs of $76	51,470,588	69,924	—	—	—	—	—	—	—	—	—	—
Sale of Series C redeemable convertible preferred, net of issuance costs of $36	10,141,302	14,964	—	—	—	—	—	—	—	—	—	—
Accretion of redeemable convertible preferred stock	—	6,847	—	—	—	—	(6,847)	—	—	—	—	(6,847)
Issuance of common stock from exercise of warrants	—	212	150,736	—	—	—	491	(212)	—	—	—	279
Issuance of common stock from exercise of options	—	—	27,626	—	—	—	50	—	—	—	—	50
Deferred compensation related to nonqualified stock options	—	—	—	—	—	—	65	—	(65)	—	—	—
Amortization of deferred compensation	—	—	—	—	—	—	—	—	58	—	—	58
Reclassification from additional paid-in capital to accumulated deficit	—	—	—	—	—	—	20,683	—	—	—	(20,683)	—
Net loss	—	—	—	—	—	—	—	—	—	—	(3,292)	(3,292)

Balance, December 31, 2004	97,491,861	$115,383	8,108,248	$8	836,010	$(4,548)	$—	$364	$(33)	$—	$(58,095)	$(62,304)

Accretion of redeemable convertible preferred stock	—	10,621	—	—	—	—	(10,621)	—	—	—	—	(10,621)
Issuance of common stock from exercise of options	—	—	141,725	—	—	—	238	—	—	—	—	238
Deferred compensation related to nonqualified stock options	—	—	—	—	—	—	73	—	(73)	—	—	—
Amortization of deferred compensation	—	—	—	—	—	—	—	—	78	—	—	78
Reclassification from additional paid-in capital to accumulated deficit	—	—	—	—	—	—	10,310	—	—	—	(10,310)	—
Net income	—	—	—	—	—	—	—	—	—	—	8,886	8,886

Balance, December 31, 2005	97,491,861	$126,004	8,249,973	$8	836,010	$(4,548)	$—	$364	$(28)	$—	$(59,519)	$(63,723)

Accretion of redeemable convertible preferred stock	—	10,762	—	—	—	—	(10,762)	—	—	—	—	(10,762)
Issuance of common stock from exercise of warrants	—	—	184,233	—	—	—	598	(259)	—	—	—	339
Issuance of common stock from exercise of options	—	—	371,634	1	—	—	552	—	—	—	—	553
Retirement of treasury stock	—	—	(836,010)	(1)	(836,010)	4,548	(4,547)	—	—	—	—	—
Amortization of deferred compensation	—	—	—	—	—	—	—	—	28	—	—	28
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	1,222	1,222
Change in fair value of interest rate swap	—	—	—	—	—	—	—	—	—	(56)	—	(56)
Reclassification from additional paid-in capital to accumulated deficit	—	—	—	—	—	—	14,159	—	—	—	(14,159)	—
Net income	—	—	—	—	—	—	—	—	—	—	7,173	7,173

Balance, December 31, 2006	97,491,861	$136,766	7,969,830	$8	—	$—	$—	$105	$—	$(56)	$(65,283)	$(65,226)

Accretion of redeemable convertible preferred stock	—	2,613	—	—	—	—	(2,613)	—	—	—	—	(2,613)
Issuance of common stock from exercise of options and rescission offer	—	—	289,599	—	—	—	121	—	—	—	—	121
Reclassification of preferred stock warrants to other liabilities	—	—	—	—	—	—	—	(50)	—	—	—	(50)
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	1,071	1,071
Change in fair value of interest rate swap	—	—	—	—	—	—	—	—	—	(6)	—	(6)
Reclassification from additional paid-in capital to accumulated deficit	—	—	—	—	—	—	2,492	—	—	—	(2,492)	—
Net income	—	—	—	—	—	—	—	—	—	—	317	317

Balance, March 31, 2007 (unaudited)	97,491,861	$139,379	8,259,429	$8	—	$—	$—	$55	$—	$(62)	$(66,387)	$(66,386)

Assumed conversion of redeemable convertible preferred stock and convertible preferred stock warrants	(97,491,861)	(139,379)	24,372,954	24	—	—	108,822	302	—	—	30,533	139,681

Pro-forma balance, March 31, 2007 (unaudited)	—	$—	32,632,383	$32	—	$—	$108,822	$357	$—	$(62)	$(35,854)	$73,295

See accompanying notes.

TechTarget, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Years Ended December 31,			Three Months Ended March 31,
	2004	2005	2006	2006	2007
				(unaudited)
Operating Activities
Net income (loss)	$(3,292)	$8,886	$7,173	$441	$317
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,472	6,964	6,173	1,302	1,089
Provision for bad debt	11	(124)	366	—	24
Stock-based compensation	6,283	78	1,250	28	1,071
Noncash interest expense	65	24	92	6	253
Deferred tax benefit	—	(2,995)	174	117	232
Changes in operating assets and liabilities, net of business acquired:
Accounts receivable	(3,316)	1,161	(3,247)	(95)	1,099
Prepaid expenses and other current assets	672	(300)	(39)	(967)	(1,340)
Other assets	(125)	(83)	(774)	20	(538)
Accounts payable	67	1,204	(741)	(1,227)	448
Income taxes payable	—	315	1,539	(315)	(1,757)
Accrued expenses and other current liabilities	(1,572)	30	399	(226)	(380)
Accrued compensation expenses	3,616	(2,305)	446	(1,233)	(1,399)
Deferred revenue	1,585	(1,642)	(418)	2,633	3,129
Other liabilities	406	122	(54)	(14)	(35)

Net cash provided by operating activities	6,872	11,335	12,339	470	2,213
Investing Activities
Purchases of property and equipment, and other assets	(1,756)	(2,141)	(1,263)	(387)	(897)
Purchases of short-term investments	(66,000)	—	—	—	—
Proceeds from sale and maturities of short-term investments	33,000	33,000	—	—	—
Proceeds from sale of assets	—	233	—	—	—
Acquisition of assets	—	—	—	—	(1,013)
Acquisition of businesses, net of cash acquired	(36,725)	—	(15,017)	—	—

Net cash (used in) provided by investing activities	(71,481)	31,092	(16,280)	(387)	(1,910)
Financing Activities
Proceeds from issuance of Series B redeemable convertible preferred stock, net of issuance costs	69,924	—	—	—	—
Proceeds from issuance of Series C redeemable convertible preferred stock, net of issuance costs	14,964	—	—	—	—
Proceeds from bank term loan payable	25,415	—	10,000	—	—
Payments on bank term loan payable	(3,107)	(3,000)	(23,000)	(750)	(750)
Proceeds from exercise of warrants and stock options	328	238	892	658	121
Purchase of stock options through tender offer	(6,697)	—	—	—	—
Purchase of common and preferred stock through tender offer	(36,992)	—	—	—	—

Net cash (used in) provided by financing activities	63,835	(2,762)	(12,108)	(92)	(629)

Net (decrease) increase in cash and cash equivalents	(774)	39,665	(16,049)	(9)	(326)
Cash and cash equivalents at beginning of period	7,988	7,214	46,879	46,879	30,830

Cash and cash equivalents at end of period	$7,214	$46,879	$30,830	$46,870	$30,504

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$95	$1,192	$1,286	$342	$155

Cash paid for income taxes	$—	$—	$4,165	$815	$2,259

See accompanying notes.

TechTarget, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2004, 2005 and 2006 and
Three Months Ended March 31, 2006 and 2007 (unaudited)
(In thousands, except share and per share data)

1. Organization and Operations

        TechTarget, Inc. (the Company) is a leading provider of specialized online content that brings together buyers and sellers of corporate information technology, or IT, products. The Company sells customized marketing programs that enable IT vendors to reach corporate IT decision makers who are actively researching specific IT purchases.

        The Company's integrated content platform consists of a network of 36 websites that are complemented with targeted in-person events and three specialized IT magazines. Throughout all stages of the purchase decision process, these content offerings meet IT professionals' needs for expert, peer and IT vendor information, and provide a platform on which IT vendors can launch targeted marketing campaigns that generate measurable, high return on investment, or ROI. Based upon the logical clustering of users' respective job responsibilities and the marketing focus of the products that the Company's customers are advertising, content offerings are currently categorized across ten distinct media groups: Storage; Security; Networking; Windows and Distributed Computing; Data Center; CIO and IT Management; Enterprise Applications; Vertical Software; Application Development; and Channel.

2. Summary of Significant Accounting Policies

        The accompanying consolidated financial statements reflect the application of certain significant accounting policies as described below and elsewhere in these notes to the consolidated financial statements.

  Unaudited Interim Financial Information

        The accompanying interim consolidated balance sheet as of March 31, 2007, the consolidated statements of operations and cash flows for the three months ended March 31, 2006 and 2007, and the consolidated statements of redeemable convertible preferred stock and stockholders' deficit for the three months ended March 31, 2007 are unaudited. The unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to state fairly the Company's financial position at March 31, 2007 and its results of operations and its cash flows for the three months ended March 31, 2006 and 2007. The results for the three months ended March 31, 2007 are not necessarily indicative of the results to be expected for the year ending December 31, 2007.

  Unaudited Pro Forma Presentation

        The unaudited pro forma consolidated balance sheet and the unaudited pro forma statement of redeemable convertible preferred stock and stockholders' deficit as of March 31, 2007 reflects the assumed conversion of all outstanding shares of the Company's redeemable convertible preferred stock into an aggregate of 24,372,954 shares of common stock based on the shares of redeemable convertible preferred stock outstanding at March 31, 2007 and the conversion of outstanding warrants to purchase redeemable convertible preferred stock into common stock warrants upon the assumed completion of the Company's initial public offering.

        Unaudited pro forma net income per common share and pro forma weighted average common shares outstanding reflect the automatic conversion of all outstanding shares of series A preferred stock, series B preferred stock and series C preferred stock into shares of common stock on a 1-for-4 basis, to be effectuated upon the closing of the Company's initial public offering plus a sufficient number of shares of common stock to be issued in the proposed initial public offering to fund the repayment of amounts outstanding on the Company's revolving credit facility.

  Principles of Consolidation

        The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, which include Bitpipe, Inc., TechTarget Securities Corporation and TechTarget, Ltd. Bitpipe, Inc. is a leading provider of in-depth IT content including white papers, product literature, and case studies from IT vendors. TechTarget Securities Corporation is a Massachusetts Securities Corporation incorporated in 2004. TechTarget, Ltd. is a subsidiary doing business principally in the United Kingdom. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Management's Estimates and Uncertainties

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

        Cash equivalents consist of highly liquid investments with original maturities of 90 days or less. Cash equivalents are carried at cost, which approximates fair market value. Cash and cash equivalents consist of the following:

	As of December 31,		As of March 31,
	2005	2006	2007
			(unaudited)
Cash	$2,953	$3,262	$4,412
Money market funds	5,113	5,935	4,180
Commercial paper corporate debt securities	38,813	21,633	21,912

Total cash and cash equivalents	$46,879	$30,830	$30,504

        Unrealized holding gains on the commercial paper corporate debt securities totaled $157, $90 and $131 as of December 31, 2005 and 2006 and March 31, 2007, respectively.

  Investments

        The Company classifies investments with maturities between three and twelve months as short-term investments. As of December 31, 2005 and 2006 and March 31, 2007, the Company did not hold any short-term investments.

  Revenue Recognition

        The Company generates substantially all of its revenue from the sale of targeted advertising campaigns that are delivered via its network of websites, events and print publications. Revenue is recognized in accordance with Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition, and Financial Accounting Standards Board's (FASB) Emerging Issues Task Force (EITF) Issue No. 00-21, Revenue Arrangements With Multiple Deliverables. Revenue is recognized only when the service has been provided and when there is persuasive evidence of an arrangement, the fee is fixed or determinable and collection of the receivable is reasonably assured.

        Online Media.    Revenue for online media offerings is recognized for specific online media offerings as follows:

  • White Papers.    White paper revenue is recognized ratably in the period in which the white paper is available on the Company's websites.

  • Webcasts and Podcasts.    Webcast revenue is recognized in the period in which the webcast occurs. Podcast revenue is recognized in the period in which it is posted and becomes available on the Company's websites.

  • Software Package Comparisons.    Software package comparison revenue is recognized ratably in the period in which the software information is available on the Company's websites.

  • Dedicated E-mails and E-newsletters.    Dedicated e-mail and e-newsletter revenue is recognized in the period in which the e-mail or e-newsletter is sent to registered members.

  • List Rentals.    List rental revenue is recognized in the period in which the e-mails are sent to the list of registered members.

  • Banners.    Banner revenue is recognized in the period in which the banner impressions occur.

        Amounts collected or billed prior to satisfying the above revenue recognition criteria are recorded as deferred revenue.

        While each online media offering can be sold separately, most of the Company's online media sales involve multiple online offerings. At inception of the arrangement the Company evaluates the deliverables to determine whether they represent separate units of accounting under EITF Issue No. 00-21. Deliverables are deemed to be separate units of accounting if all of the following criteria are met: the delivered item has value to the customer on a standalone basis; there is objective and reliable evidence of the fair value of the item(s); and delivery or performance of the item(s) is considered probable and substantially in our control. The Company allocates revenue to each unit of accounting in a transaction based upon its fair value as determined by vendor objective evidence. Vendor objective evidence of fair value for all elements of an arrangement is based upon the normal pricing and discounting practices for those online media offerings when sold to other similar customers. If vendor objective evidence of fair value has not been established for all items under the arrangement, no allocation can be made, and the Company recognizes revenue on all items over the term of the arrangement.

        The Company offers customers the ability to purchase integrated ROI program offerings, which can include any of its online media offerings packaged together to address the particular customer's specific advertising requirements. As part of these offerings, the Company will guarantee a minimum number of qualified sales leads to be delivered over the course of the advertising campaign. Throughout the advertising campaign, revenue is recognized as individual offerings are delivered, and the lead guarantee commitments are closely monitored to assess campaign performance. If the minimum number of qualified sales leads is not met by the scheduled completion date of the advertising campaign, the campaign is extended and the Company will extend the period over which it recognizes revenue. In accordance with EITF Issue No. 00-21, the Company defers revenue for any undelivered offerings equal to a pro-rata amount of the fair value of the additional media offerings as compared to the total combined value of the original contract and the fair value of the additional media offerings. The fair value of the additional media offerings is determined based on our standard rate card pricing for each of the additional media offerings. The Company estimates the additional media offerings to be delivered during the extended period based on historical lead generation performance for each of the offerings. The Company has managed and completed over 1,000 integrated ROI program offerings since 2004, which it feels provides a reasonable basis to establish these estimates. During the previous twelve months, lead shortfalls for integrated ROI program offerings were satisfied within an average extended period of forty-five days.

        As of December 31, 2006, substantially all of the integrated ROI program offerings that had a guaranteed minimum number of qualified sales leads had been delivered within the original contractual term. The standard contractual terms and conditions for integrated ROI program offerings allow for the Company to extend advertising campaigns in order to satisfy lead shortfalls. When it is unable to satisfy the lead shortfall within a mutually agreed-upon extended period, the Company recognizes revenue equal to, and the customer is only responsible for paying, a pro rata amount based on the actual number of leads delivered compared to the number of leads originally guaranteed. Historically, lead guarantees associated with integrated ROI program offerings have not required the Company to refund or extend payment terms to customers, nor has it resulted in deferral of a material amount of revenue outside of the original contractual term of the advertising campaign. These integrated ROI program offerings represented approximately 29% and 33% of the Company's online revenues, and 19% and 24% of its total revenues for the year ended December 31, 2006 and the three months ended March 31, 2007, respectively.

        Event Sponsorships.    Sponsorship revenues from events are recognized upon completion of the event in the period that the event occurs. Amounts collected or billed prior to satisfying the above revenue recognition criteria are recorded as deferred revenue. The majority of the Company's events are free to qualified attendees, however certain of the Company's events are based on a paid attendee model. Revenue is recognized for paid attendee events upon completion of the event and receipt of payment from the attendee. Deferred revenue relates to collection of the attendance fees in advance of the event.

        Print Publications.    Advertising revenues from print publications are recognized at the time the applicable publication is distributed. Amounts collected or billed prior to satisfying the above revenue recognition criteria are recorded as deferred revenue.

  Allowance for Doubtful Accounts

        The Company reduces gross trade accounts receivable by an allowance for doubtful accounts. The allowance for doubtful accounts is the Company's best estimate of the amount of probable credit losses in the Company's existing accounts receivable. The Company reviews its allowance for doubtful accounts on a regular basis and all past due balances are reviewed individually for collectibility. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. Provisions for allowance for doubtful accounts are recorded in general and administrative expenses.

        Below is a summary of the changes in the Company's allowance for doubtful accounts for the years ended December 31, 2004, 2005 and 2006 and the three months ended March 31, 2007.

	Balance at Beginning of Period	Acquisitions	Provision	Write-offs	Balance at End of Period
Year ended December 31, 2004	$764	325	11	(85)	$1,015
Year ended December 31, 2005	$1,015	(236)	(124)	(155)	$500
Year ended December 31, 2006	$500	—	366	(286)	$580
Three Months ended March 31, 2007 (unaudited)	$580	—	24	4	$608

  Property and Equipment

        Property and equipment is stated at cost. Property and equipment acquired through acquisitions of businesses are initially recorded at fair value. Depreciation is calculated on the straight-line method based on the month the asset is placed in service over the following estimated useful lives:

Estimated Useful Life
Furniture and fixtures	5 years
Computer equipment and software	2–3 years
Internal-use software and website development costs	3–4 years
Leasehold improvements	Shorter of useful life or life of lease

        Property and equipment consists of the following:

	As of December 31,		As of March 31,
	2005	2006	2007
			(unaudited)
Furniture and fixtures	$728	$771	$900
Computer equipment and software	8,959	9,487	9,955
Leasehold improvements	658	691	695
Internal-use software and website development costs	899	1,558	1,855

	11,244	12,507	13,405
Less accumulated depreciation	(8,843)	(9,987)	(10,318)

	$2,401	$2,520	$3,087

        Depreciation expense was $1,168, $1,792, $1,144, $218 and $330 for the years ended December 31, 2004, 2005 and 2006, and the three months ended March 31, 2006 and 2007, respectively. Repairs and maintenance charges that do not increase the useful life of the assets are charged to operations as incurred. Effective January 1, 2006, the Company changed the estimated useful life for computer equipment and software from two years to three years to more closely approximate the service lives of computer equipment and software assets placed in service to date. The change in accounting estimate did not have a material effect on the Company's results from operations for the year ended December 31, 2006. Management does not expect this change in accounting estimate to have a material effect on results of operations in future periods.

        The Company accounts for website development costs according to the guidance in the EITF Issue No. 00-2, Accounting for Web Site Development Costs which requires that costs incurred during the development of website applications and infrastructure involving developing software to operate a website be capitalized. Additionally, all costs relating to internal use software are accounted for under Statement of Position (SOP) 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use. The estimated useful life of costs capitalized is evaluated for each specific project. Internal-use software and website development costs of $404, $495, $659, $106 and $297 were capitalized for the years ended December 31, 2004, 2005 and 2006, and the three months ended March 31, 2006 and 2007, respectively.

  Financial Instruments

        Financial instruments consist of cash and cash equivalents, short-term investments, accounts receivable, accounts payable, a term loan payable and an interest rate swap. The carrying value of these instruments approximates their estimated fair values.

  Concentrations of Credit Risk and Off-Balance Sheet Risk

        Financial instruments that potentially expose the Company to concentrations of credit risk consist mainly of cash and cash equivalents and accounts receivable. The Company maintains its cash and cash equivalents principally in accredited financial institutions of high credit standing. The Company routinely assesses the credit worthiness of its customers. The Company generally has not experienced any significant losses related to individual customers or groups of customers in any particular industry or area. The Company does not require collateral. Due to these factors, no additional credit risk beyond amounts provided for collection losses is believed by management to be probable in the Company's accounts receivable.

        No single customer represented 10% or more of total accounts receivable at March 31, 2007. One customer accounted for 15% of total accounts receivable at December 31, 2006 and 2005. No other customer represented 10% or more of total accounts receivable at December 31, 2006 and 2005. No single customer accounted for greater than 10% of the Company's total revenue for the years ended December 31, 2004, 2005 and the three months ended March 31, 2007. For the year ended December 31, 2006, the Company had one customer representing 11% of the total revenues, with no other customers in 2006 representing 10% or more of revenue.

  Derivative Instruments

        The Company has adopted the accounting and disclosure requirements of Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 requires that all derivative instruments be recorded on the consolidated balance sheet at their fair value. In September, 2006, the Company entered into an interest rate swap agreement to mitigate interest rate fluctuations on its variable rate bank term loan, as further described in Note 7. Under SFAS No. 133, the interest rate swap agreement is deemed to be a cash flow hedge and qualifies for hedge accounting using the shortcut method. Accordingly, changes in the fair value of the interest rate swap agreement are recorded in "accumulated other comprehensive loss" on the consolidated statements of redeemable convertible preferred stock and stockholders' deficit. The Company has no foreign exchange contracts, option contracts, or other hedging arrangements.

  Long-lived Assets

        Long-lived assets consist of property and equipment, goodwill and other intangible assets. Goodwill and other intangible assets arise from acquisitions and are recorded in accordance with Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets. In accordance with this statement, a specifically identified intangible asset must be recorded as a separate asset from goodwill if either of the following two criteria is met: (1) the intangible asset acquired arises from contractual or other legal rights; (2) the intangible asset is separable. Accordingly, intangible assets consist of specifically identified intangible assets. Goodwill is the excess of any purchase price over the estimated fair market value of net tangible assets acquired not allocated to specific intangible assets.

        As required by SFAS No. 142, goodwill and indefinite-lived intangible assets are not amortized, but are reviewed annually for impairment or more frequently if impairment indicators arise. Separable intangible assets that are not deemed to have an indefinite life are amortized over their useful lives using the straight-line method over periods generally ranging from one to five years, and are reviewed for impairment when events or changes in circumstances suggest that the assets may not be recoverable under

SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The Company performs its annual test of impairment of goodwill on December 31st of each year, and whenever events or changes in circumstances suggest that the carrying amount may not be recoverable. Based on this evaluation, the Company believes that, as of each of the balance sheet dates presented, none of the Company's goodwill or other long-lived assets was impaired.

  Advertising Expense

        Advertising expense primarily includes promotional expenditures and are expensed as incurred. Advertising expense was $120, $129, $102, $37 and $0 for the years ended December 31, 2004, 2005 and 2006, and the three months ended March 31, 2006 and 2007, respectively.

  Income Taxes

        The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which is the asset and liability method for accounting and reporting for income taxes. Under SFAS No. 109, deferred tax assets and liabilities are recognized based on temporary differences between the financial reporting and income tax bases of assets and liabilities using statutory rates. In addition, SFAS No. 109 requires a valuation allowance against net deferred tax assets if, based upon available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

        In July 2006, the FASB issued Financial Accounting Standards Interpretation No. 48, Accounting for Uncertainty in Income Taxes, (FIN 48), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS No. 109. FIN 48 prescribes a recognition and measurement method of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transitions. The Company adopted the provisions of FIN 48 effective January 1, 2007. In accordance with FIN 48, the Company recognizes any interest and penalties related to unrecognized tax benefits in income tax expense.

  Stock-Based Compensation

        At December 31, 2005, the Company had one stock-based employee compensation plan which is more fully described in Note 11. Through December 31, 2005, the Company accounted for its stock-based awards to employees using the intrinsic value method prescribed in APB Opinion No. 25 and related interpretations. Under the intrinsic value method, compensation expense is measured on the date of the grant as the difference between the deemed fair value of the Company's common stock and the exercise or purchase price multiplied by the number of stock options or restricted stock awards granted.

        Through December 31, 2005, the Company accounted for stock-based compensation expense for non-employees using the fair value method prescribed by SFAS No. 123 and the Black-Scholes option-pricing model, and recorded the fair value of non-employee stock options as an expense over the vesting term of the option.

        In December 2004, FASB issued SFAS No. 123(R), which requires companies to expense the fair value of employee stock options and other forms of stock-based compensation. The Company adopted SFAS No. 123(R) effective January 1, 2006. SFAS No. 123(R) requires nonpublic companies that used the minimum value method in SFAS No. 123 for either recognition or pro forma disclosures to apply SFAS No. 123(R) using the prospective-transition method. As such, the Company will continue to apply APB Opinion No. 25 in future periods to equity awards outstanding at the date of SFAS No. 123(R)'s adoption that were measured using the minimum value method. In accordance with SFAS No. 123(R), the Company will recognize the compensation cost of employee stock-based awards using the straight line method over the vesting period of the award. Effective with the adoption of SFAS No. 123(R), the Company has elected to use the Black-Scholes option pricing model to determine the fair value of stock options granted.

  Comprehensive Income (Loss)

        SFAS No. 130, Reporting Comprehensive Income, establishes standards for reporting and displaying comprehensive income (loss) and its components in financial statements. Comprehensive income (loss) is defined to include all changes in equity during a period, except those resulting from investments by stockholders and distributions to stockholders. For the years ended December 31, 2004 and 2005, comprehensive income (loss) was equal to the reported net income (loss). For the year ended December 31, 2006 and the three months ended March 31, 2007, comprehensive income is the sum of net income and the change in the fair value of the Company's cash flow hedge, as follows:

	Year Ended December 31, 2006	Three Months Ended March 31, 2007
		(unaudited)
Net income	$7,173	$317
Other comprehensive income:
Change in fair value of cash flow hedge	(56)	(6)

Total comprehensive income	$7,117	$311

  Net Income (Loss) Per Share

        The Company calculates net income (loss) per share in accordance with SFAS No. 128, Earnings Per Share, as clarified by EITF Issue No. 03-6, Participating Securities and the Two-Class Method Under FASB Statement No. 128, Earnings Per Share. EITF Issue No. 03-6 clarifies the use of the "two-class" method of calculating earnings per share as originally prescribed in SFAS No. 128. Effective for periods beginning after March 31, 2004, EITF Issue No. 03-6 provides guidance on how to determine whether a security should be considered a "participating security" for purposes of computing earnings per share and how earnings should be allocated to a participating security when using the two-class method for computing basic earnings per share. The Company has determined that its redeemable convertible preferred stock represents a participating security and therefore has adopted the provisions of EITF Issue No. 03-6 retroactively for all periods presented.

        Under the two-class method, basic net income (loss) per share is computed by dividing the net income (loss) applicable to common stockholders by the weighted-average number of common shares outstanding for the fiscal period. Diluted net income (loss) per share is computed using the more dilutive of (a) the two-class method or (b) the if-converted method. The Company allocates net income first to preferred stockholders based on dividend rights under the Company's charter and then to preferred and common stockholders based on ownership interests. Net losses are not allocated to preferred stockholders. Diluted net income (loss) per share is the same as basic net income (loss) per share as losses have been allocated to the common stockholders in all periods presented.

        A reconciliation of the numerator and denominator used in the calculation of basic and diluted net loss per share is as follows:

	Years Ended December 31,			Three Months Ended March 31,
	2004	2005	2006	2006	2007
				(unaudited)
Numerator:
Net income (loss)	$(3,292)	$8,886	$7,173	$441	$317

Allocation of net income (loss):
Basic and diluted:
Accretion of preferred stock	$6,847	$10,621	$10,762	$2,613	$2,613

Net income applicable to preferred stockholders	6,847	10,621	10,762	2,613	2,613
Net loss applicable to common stockholders	(10,139)	(1,735)	(3,589)	(2,172)	(2,296)

Net income (loss)	$(3,292)	$8,886	$7,173	$441	$317

Denominator:
Weighted average shares of common stock outstanding	7,594,470	7,370,680	7,824,374	7,639,259	8,174,034

Calculation of Net Loss Per Common Share:
Basic and diluted:
Net loss applicable to common stockholders	$(10,139)	$(1,735)	$(3,589)	$(2,172)	$(2,296)

Weighted average shares of common stock outstanding	7,594,470	7,370,680	7,824,374	7,639,259	8,174,034

Net loss per common share	$(1.34)	$(0.24)	$(0.46)	$(0.29)	$(0.28)

        In calculating diluted earnings per share, shares related to redeemable convertible preferred stock and outstanding stock options and warrants were excluded because they were anti-dilutive.

  Recent Accounting Pronouncements

        In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements ("SFAS No. 157"). This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company does not expect the adoption of SFAS No. 157 in 2008 to have a material impact on its results of operations or financial position.

3. Acquisitions

  Ajaxian.com

        On February 27, 2007, the Company acquired substantially all of the assets of Ajaxian, Inc. ("Ajaxian") from Ajaxian for a purchase price of $1,013 in cash. Ajaxian is a provider of a website and two events dedicated to providing information and support for the community of developers for "Ajax" (Asynchronous Javascript and XML), a web development technique for creating interactive web applications.

        The Company applied the guidance included in EITF Issue No. 98-3, Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business, to conclude that the acquisition of Ajaxian constituted the acquisition of assets. The Company did not acquire any tangible assets from Ajaxian. The following table summarizes the estimated fair value of the intangible assets acquired by the Company at the date of acquisition:

	Useful Life	Estimated Fair Value
Customer relationship intangible asset	48 months	$552
Non-compete intangible asset	36 months	335
Trade name intangible asset	60 months	126

Total intangible assets		$1,013

        Contingent payments of $150 in May 2008 and $250 in May 2009 are due if certain event revenue and website traffic milestones are met as defined in the purchase agreement. All future payments made by the Company will be recorded as operating expense in the period incurred.

  2020Software.com

        On May 3, 2006, the Company acquired substantially all of the assets associated with 2020Software.com from 20/20 Software, Inc., which was a privately-held company based in Los Angeles, California, for $15.0 million in cash, plus $17 in acquisition related transaction costs. 2020Software.com is a website business focused on providing detailed feature-comparison information and access to trial software for businesses seeking trial versions of customer relationship management, accounting, and other business software. The acquisition provides the Company with an opportunity for considerable growth within segments and in other markets in which it currently does not have a significant presence, primarily vertical software applications and enterprise markets.

        The Company applied the guidance included in EITF Issue No. 98-3 to conclude the acquisition of 2020Software.com constituted the acquisition of a business. In connection with this acquisition, the Company purchased $397 of accounts receivable, recorded $9.4 million of goodwill and recorded $5.2 million of intangible assets related to customer relationships, customer order backlog and a non-compete agreement, with estimated useful lives ranging from one to five years.

        The estimated fair value of $5.2 million of acquired intangible assets is assigned as follows:

	Useful Life	Estimated Fair Value
Customer relationship intangible asset	60 months	$4,170
Non-compete agreement intangible asset	36 months	550
Customer order backlog intangible asset	12 months	460

Total intangible assets		$5,180

        The Company engaged a third party valuation specialist to assist management in determining the fair value of the acquired assets of 2020Software. To value the customer relationship and backlog intangible assets, an income approach was used, specifically a variation of the discounted cash-flow method. The projected net cash flows for 2020Software were tax affected using an effective rate of 40% and then discounted using a discount rate of 20.1% to calculate the value of the customer relationship and backlog intangible assets. Additionally, the present value of the sum of projected tax benefits was added to arrive at the total fair value of the customer relationship and backlog intangible assets. To value the non-compete agreement a comparative business valuation method was used. Based on a non-compete term of 36 months, management projected net cash flows for the Company with and without the non-compete agreement in place. The present value of the sum of the difference between the net cash flows with and without the non-compete agreement in place was calculated, based on a discount rate of 20.1%.

        The following pro forma results of operations for the years ended December 31, 2005 and 2006 have been prepared as though the acquisition of 2020Software.com had occurred as of January 1, 2005. This pro forma financial information is not indicative of the results of operations that may occur in the future.

	Year Ended December 31,
	2005	2006
	(unaudited)
Revenues	$70,027	$80,392

Net income	$9,583	$7,347

Basic and diluted net loss per common share	$(0.14)	$(0.44)

  Bitpipe, Inc.

        In December 2004, the Company acquired Bitpipe, Inc. (Bitpipe), which was a privately held company based in Boston, Massachusetts, for $40.5 million in cash. Bitpipe is a leading online source of in-depth, vendor-supplied content including IT white papers, product literature and case studies. In connection with the acquisition, the Company recorded $38.5 million of goodwill and other intangible assets. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

As of December 3, 2004
Cash and cash equivalents	$4,852
Current assets	2,927
Property and equipment, net	461
Goodwill	29,362
Intangible assets	9,176

Total assets acquired	46,778
Total liabilities assumed	(6,301)

Net assets acquired	$40,477

        The estimated fair value of $9.2 million of acquired intangible assets is assigned as follows:

	Useful Life	Estimated Fair Value
Customer relationship intangible asset	36 months	$4,150
User information database intangible asset	24 months	3,140
Trade name intangible asset	60 months	690
Customer order backlog intangible asset	13 months	620
Proprietary technology intangible asset	36 months	576

Total intangible assets		$9,176

        The Company engaged a third party valuation specialist to assist management in determining the fair value of the acquired assets of Bitpipe. The fair value of the customer relationship and customer order backlog intangible assets was determined by discounting to present value the estimated income associated with those customers for their remaining life, using a discounted cash-flow methodology and assumptions for customer revenue growth and attrition. The projected net cash flows for Bitpipe were tax affected using an effective rate of 41.2% and then discounted by a discount rate of 22.3%. The useful life of the customer relationship intangible asset was determined to be three years based on a review of customer turnover data. The useful life of the customer order backlog intangible asset was determined to be 13 months based on the projected revenue recognition pattern on the purchased order backlog. To determine the fair value of the user information database intangible asset, a replacement cost methodology approach was used. Replacement cost of the user information database was determined by applying the actual costs incurred to register a new user to the total number of registered users in the acquired database. The database was assumed to have a useful life of two years based on estimates of obsolescence in the database resulting from changes in internet service providers and the employment status of users. To determine the fair value of the trade name intangible asset, a variation of the income approach was used to estimate the pre-tax royalty savings to the Company related to the Bitpipe trade name. A 41.2% combined income tax rate was used to tax effect the pre-tax royalty savings, and a 22.3% risk adjusted discount rate was applied to derive fair value for the trade name. The useful life of the trade name intangible asset was estimated to be five years based on the Company's plans to eventually withdraw advertising for the Bitpipe name over that period. To determine the fair value of the proprietary technology intangible asset, a replacement cost methodology approach was used. Replacement cost to develop the proprietary technology was estimated by management based on the cost of similar internal IT development projects, and a useful life of three years was determined given the rapid pace of technological change in the industry sector.

        The following pro forma results of operations for the year ended December 31, 2004 have been prepared as though the acquisition of Bitpipe had occurred as of January 1, 2004. This pro forma financial information is not indicative of the results of operations that may occur in the future.

Year Ended, December 31
2004
(unaudited)
Revenues	$57,429

Net income (loss)	$(6,150)

Basic and diluted net loss per common share	$(1.71)

  The Middleware Company

        In November 2004, the Company acquired The Middleware Company from Veritas Operating Corporation (Veritas) for $1.1 million in cash, to expand the Company's IT media and events portfolio in the enterprise application developer market.

        The following table summarizes the estimated fair value of the assets acquired by the Company at the date of acquisition:

	Useful Life	Estimated Fair Value
Proprietary database intangible asset	24 months	$687
Advertiser list intangible asset	36 months	332
Trade name intangible asset	60 months	69
Property and equipment	24 months	12

Net assets acquired		$1,100

        The Company capitalized an additional $140 of intangible assets related to a preacquisition contingency that was settled in 2005.

4. Goodwill

        The changes in the carrying amount of goodwill for the years ended December 31, 2005 and 2006 and the three months ended March 31, 2007, are as follows:

	As of December 31,
			As of March 31, 2007
	2005	2006
			(unaudited)
Balance as of beginning of period	$29,362	$26,535	$36,190
Goodwill acquired during the period	—	9,440	—
Adjustments	(2,594)	215	—
Sale of assets (Note 6)	(233)	—	—

Balance as of end of period	$26,535	$36,190	$36,190

        During 2005, and within one year of the Bitpipe, Inc. acquisition, the Company completed its purchase price allocation and revised certain estimates made on the acquisition date for certain acquired assets and liabilities, which resulted in an adjustment to goodwill of $2,594 made up of the following:

Adjustment to fair value of acquired deferred revenue	$(1,260)
Sublease agreements signed on acquired lease obligations, and other adjustments	(802)
Utilization of acquired net operating losses	(532)

Total reductions in carrying value of goodwill	$(2,594)

5. Intangible Assets

        The following table summarizes the Company's intangible assets, net:

	As of December 31, 2005
	Gross Carrying Amount	Accumulated Amortization	Net
Customer, affiliate, and advertiser related relationships	$6,395	$(3,294)	$3,101
Developed technology and patents	576	(208)	368
Trademark, trade name and domain name	768	(167)	601
Proprietary user information database and Internet traffic	5,079	(3,234)	1,845

Total intangible assets	$12,818	$(6,903)	$5,915

	As of December 31, 2006
	Gross Carrying Amount	Accumulated Amortization	Net
Customer, affiliate, and advertiser related relationships	$11,575	$(6,132)	$5,443
Developed technology and patents	576	(400)	176
Trademark, trade name and domain name	768	(321)	447
Proprietary user information database and Internet traffic	5,079	(5,079)	—

Total intangible assets	$17,998	$(11,932)	$6,066

	As of March 31, 2007
	(unaudited)
	Gross Carrying Amount	Accumulated Amortization	Net
Customer, affiliate, and advertiser related relationships	$12,462	$(6,803)	$5,659
Developed technology and patents	576	(448)	128
Trademark, trade name and domain name	894	(361)	533
Proprietary user information database and Internet traffic	5,079	(5,079)	0

Total intangible assets	$19,011	$(12,691)	$6,320

        Intangible assets are amortized over their estimated useful lives, which range from thirteen months to five years, using methods of amortization that are expected to reflect the estimated pattern of economic use. The remaining amortization expense will be recognized over a weighted-average period of approximately 2.1 years.

        Amortization expense was $1,304, $5,172, $5,029, $1,084 and $759 for the years ended December 31, 2004, 2005 and 2006 and the three months ended March 31, 2006 and 2007, respectively.

        The Company expects amortization expense of intangible assets to be as follows:

Years Ending December 31:	As of December 31, 2006	As of March 31, 2007
		(unaudited)
2007(1)	$2,748	$2,218
2008	1,171	1,446
2009	1,035	1,310
2010	834	1,016
2011	278	326
2012	—	4

	$6,066	$6,320

(1)
The December 31, 2006 column reflects the 2007 amortization expense expected for the full year 2007. The March 31, 2007 column reflects the 2007 amortization expense expected for the period April 1, 2007 through December 31, 2007.

6. Sale of Assets

        In July 2005, the Company sold essentially all of the assets of its Analyst Views business, including all intellectual property, domain names, and existing customer contracts and receivables related to the business, to a third party for cash consideration totaling $233. The Analyst Views business had been purchased in the Bitpipe acquisition in December 2004. In conjunction with the sale, goodwill was reduced for the sales' proceeds plus the amount to settle any remaining liability obligations related to the business. No gain or loss was recognized on the sale.

7. Bank Term Loan Payable

        The Company previously maintained a term loan and security agreement (the "Bank Term Loan") with a bank. The outstanding balance due under the Bank Term Loan was $22.0 million at December 31, 2005. In August 2006, the Company entered into a credit agreement (the "Credit Agreement") with a commercial bank, which included a $10.0 million term loan (the "Term Loan") and a $20.0 million revolving credit facility (the "Revolving Credit Facility"). Initial borrowings under the Term Loan were used to repay the remaining principal and accrued interest balance of the Bank Term Loan.

        The Revolving Credit Facility matures on August 30, 2011. Unless earlier payment is required by an event of default, all principal and unpaid interest will be due and payable on August 30, 2011. At the Company's option, the Revolving Credit Facility bears interest at either the Prime Rate less 1.00% or the LIBOR rate plus 1.50%. The Company is also required to pay an unused line fee on the daily unused amount of its Revolving Credit Facility at a per annum rate of 0.375%. As of March 31, 2007, unused availability under the Revolving Credit Facility totaled $20.0 million.

        The Term Loan requires 39 consecutive monthly principal payments of $250, plus interest, beginning on September 30, 2006 through December 30, 2009. As of March 31, 2007, the outstanding balance due under the Term Loan was $8.25 million. There was no accrued interest on the Term Loan at March 31, 2007.

        In September 2006, the Company entered into an interest rate swap agreement with a commercial bank to mitigate the interest rate fluctuations on the Term Loan. With this interest rate swap agreement in place, the Company has fixed the annual interest rate at 6.98% for the Term Loan. The interest rate swap agreement terminates in December 2009. Under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, the interest rate swap agreement is deemed to be a cash flow hedge and qualifies for special accounting using the shortcut method. Accordingly, changes in the fair value of the interest rate swap agreement are recorded in "accumulated other comprehensive loss" on the consolidated statements of redeemable convertible preferred stock and stockholders' deficit. As of March 31, 2007, the fair value of the cash flow hedge was $62 and is recorded in other liabilities.

        Borrowings under the Credit Agreement are collateralized by a security interest in substantially all assets of the Company. Covenants governing the Credit Agreement require the maintenance of certain financial ratios. The Company was in compliance with all financial covenants as of March 31, 2007.

        The future maturities of the Term Loan agreement at March 31, 2007 are as follows:

Years Ending December 31:	As of March 31, 2007
(unaudited)
2007(1)	$2,250
2008	3,000
2009	3,000

8,250
Less current portion	(3,000)

$5,250

(1)
This amount reflects the 2007 future maturities anticipated for the period April 1, 2007 through December 31, 2007.

8. Commitments and Contingencies

  Operating Leases

        The Company conducts its operations in leased office facilities under various noncancelable operating lease agreements that expire through March, 2010. Certain of the Company's operating leases include escalating payment amounts and are renewable for varying periods. In accordance with SFAS No. 13, Accounting for Leases, the Company is recognizing the related rent expense on a straight-line basis over the term of the lease. Total rent expense under these leases was approximately $936, $1,348, $1,447, $364 and $363 for the years ended December 31, 2004, 2005 and 2006 and the three months ended March 31, 2006 and 2007, respectively.

        Future minimum lease payments under noncancelable operating leases at December 31, 2006 and March 31, 2007, net of minimum sublease rental payments of $175 and $141, respectively, are as follows:

Years Ending December 31:	As of December 31, 2006	As of March 31, 2007
		(unaudited)
2007(1)	$1,967	$1,575
2008	1,900	1,978
2009	1,851	1,929
2010	106	106
2011	—	—

	$5,824	$5,588

(1)
The December 31, 2006 column reflects the 2007 future minimum lease payments anticipated for the full year 2007. The March 31, 2007 column reflects the 2007 future minimum lease payments anticipated for the period April 1, 2007 through December 31, 2007.

  Litigation

        From time to time and in the ordinary course of business, the Company may be subject to various claims, charges, and litigation. At December 31, 2005 and 2006 and March 31, 2007, the Company did not have any pending claims, charges, or litigation that it expects would have a material adverse effect on its consolidated financial position, results of operations, or cash flows.

9. Accrued Expenses and Other Current Liabilities

        Accrued expenses and other current liabilities consist of the following:

	As of December 31,		As of March 31,
	2005	2006	2007
			(unaudited)
Acquisition accruals	$346	$246	$202
Accrued other	1,159	1,658	1,322

	$1,505	$1,904	$1,524

10. Redeemable Convertible Preferred Stock

        In February 2001, the Company issued and sold an aggregate of 45,154,005 shares of series A redeemable convertible preferred stock at a price of $0.5411 per share and 12,734,036 shares of series A redeemable convertible preferred stock at a price of $0.4163 per share plus the cancellation of debt, for gross proceeds of $29,734. For the shares issued at a price of $0.4163 per share, the Company recorded a beneficial conversion feature of $1.6 million related to these shares. In June 2003, the Company issued an additional 1,848,093 shares of series A redeemable convertible preferred stock for gross proceeds of $1,000. Aggregate costs associated with the issuance of the series A redeemable convertible preferred stock totaled $1,813.

        In June 2004, the Company repurchased 23,856,163 shares of series A preferred stock at a price of $1.36 per share as part of the Tender Offer (Note 11). These shares were subsequently retired and no longer authorized for issuance. In conjunction with this repurchase, the Company wrote off $639 of series A preferred stock issuance costs and $4,687 of dividends that had been accreted on the retired shares.

        In May and June 2004, the Company issued 51,470,588 shares of series B redeemable convertible preferred stock at $1.36 per share for gross proceeds of $70,000. Costs associated with the issuance of the series B redeemable convertible preferred stock totaled $76.

        In December 2004, the Company issued 10,141,302 shares of series C redeemable convertible preferred stock at $1.4791 per share for gross proceeds of $15,000. Costs associated with the issuance of the series C redeemable convertible preferred stock totaled $36.

        The rights, preferences, and privileges of the series A, B, and C redeemable convertible preferred stock are as follows:

  Dividends

        The holders of the series A, series B, and series C redeemable convertible preferred stock shall be entitled to receive dividends at the same rate as dividends are paid with respect to the common stock. The series A, series B and series C redeemable convertible preferred stock accrete a 10% dividend annually. Cumulatively through March 31, 2007, the Company has accreted dividends and issuance costs of $12,526 for the series A preferred stock, $20,066 for the series B preferred stock, and $3,446 for the series C preferred stock.

        Accretion of dividends, including accretion of applicable issuance costs, was as follows:

	As of December 31,			As of March 31,
	2004	2005	2006	2006	2007
				(unaudited)
Series A preferred stock	$2,690	$2,102	$2,028	$511	$511
Series B preferred stock	4,112	7,013	7,211	1,730	1,730
Series C preferred stock	45	1,506	1,523	372	372

Total accretion	$6,847	$10,621	$10,762	$2,613	$2,613

  Liquidation Preferences

        In certain events, including liquidation, dissolution, or winding-up of the Company, the holders of the redeemable convertible preferred stock have a preference in liquidation over the common stockholders of $0.5411 per share in the case of the series A preferred stock, $1.36 per share in the case of the series B preferred stock, and $1.4791 per share in the case of the series C preferred stock (the preferential amount), subject to adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization, plus any dividends declared but unpaid thereon.

  Voting Rights

        Each holder of outstanding shares of the redeemable convertible preferred stock shall be entitled to the number of votes equal to the number of whole shares of common stock into which the shares of the redeemable convertible preferred stock held by such holder are then convertible.

  Conversion

        Each share of the redeemable convertible preferred stock is convertible at any time into common stock at the option of the holder into the number of shares obtained by dividing $2.16 in the case of the series A preferred stock, $5.44 in the case of the series B preferred stock, and $5.92 in the case of the series C preferred stock, by the conversion price in effect at the time of conversion. The conversion prices of $2.16 for the series A preferred stock, $5.44 for the series B preferred stock, and $5.92 for the series C preferred stock are subject to adjustment in the case of certain dilutive events. The redeemable convertible preferred stockholders are required to convert all of their shares into common stock at the then-effective conversion rate upon the closing of a public offering of the Company's common stock in which the price per share is at least $17.76. In February 2007, pursuant to an agreement with certain stockholders, the mandatory conversion price per share was reduced to $11.84 through June 30, 2007, at which time the agreement expires.

  Redemption

        At any time after May 21, 2009, upon the written request of holders of at least two-thirds of the then-outstanding shares of the redeemable convertible preferred stock, the Company shall redeem one-third of all outstanding shares of the redeemable convertible preferred stock per year in three equal installments. The redemption price for each share shall be equal to $2.16 per share of series A preferred stock, $5.44 per share of series B preferred stock, and $5.92 per share of series C preferred stock plus all dividends declared or accrued but unpaid, plus an additional amount equal to 10% annually calculated from the original date of issuance to the date of redemption.

  Warrants

        In connection with the series A redeemable convertible preferred stock financing, the Company issued to the placement agent a fully exercisable warrant to purchase up to 334,969 shares of common stock at $1.84 per share. The Company determined the fair value of the warrant, $471, using the Black-Scholes option-pricing model, utilizing a volatility factor of 70%, risk-free interest rate of 4.74%, and an expected life of five years. In April 2004, the placement agent partially exercised its warrant and purchased 150,736 shares of common stock for gross proceeds of $277. In May 2004, the Company paid $820 to purchase the 150,736 shares of common stock from the placement agent through the Tender Offer (Note 11). In February 2006, the placement agent exercised its remaining warrants and purchased 184,233 shares of common stock for gross proceeds of $338.

        In connection with the original Bank Term Loan agreement, in July 2001 the Company issued to the bank a warrant to purchase up to 74,074 shares of series A redeemable convertible preferred stock at $0.5411 per share. The warrant is exercisable immediately and expires on July 13, 2008. The Company determined the fair value at March 31, 2007 of the warrant, $172, using the Black-Scholes option-pricing model, utilizing a volatility factor of 42%, risk-free interest rate of 4.49%, and an expected life of 1.28 years. In connection with the amendment to the Bank Term Loan agreement, in April 2002 the Company issued a warrant to purchase 55,443 shares of series A redeemable convertible preferred stock at a price of $0.5411 per share. The warrant is exercisable immediately and expires on April 26, 2009. The Company determined the fair value at March 31, 2007 of the warrant, $130, using the Black-Scholes option-pricing model, utilizing a volatility factor of 46%, risk-free interest rate of 4.48%, and an expected life of 2.07 years. At March 31, 2007, these warrants have been reported at fair value and are classified in other liabilities on the Company's consolidated balance sheet.

        In connection with an acquisition in May 2000, the Company issued a warrant to purchase 40,625 shares of common stock at a price of $2.36 per share. The warrant is exercisable immediately and expires on May 30, 2010. The Company determined the fair value of the warrant, $55, using the Black-Scholes option-pricing model, utilizing a volatility factor of 70%, risk-free interest rate of 6.50% and an expected life of four years.

11. Stockholders' Equity (Deficit)

  Reserved Common Stock

        As of March 31, 2007, the Company has reserved common stock for the following:

Number of Shares
(unaudited)
Options outstanding and available for grant under stock option plan	9,669,192
Conversion of preferred stock	24,372,954
Warrants	73,003

34,115,149

  Tender Offer

        In conjunction with the Company issuing 51,470,588 shares of series B redeemable convertible preferred stock, in May 2004, the Company offered to repurchase for cash (i) up to 100% of the issued and outstanding shares of the Company's series A redeemable convertible preferred stock; and (ii) up to 45% of the aggregate issued and outstanding shares of common stock and/or options to purchase the same (provided the option holder had either completed four years of service to the Company as of May 1, 2004, or had held the option for at least four years as of May 1, 2004). The issuance of series B redeemable convertible preferred stock and the repurchase of shares were contemplated together to increase the Company's working capital and to allow certain stockholders and option holders liquidity. The Company paid $1.36 per share for the series A redeemable convertible preferred stock, which was the price per share of the Series B redeemable convertible preferred stock, and $5.44 per share for the common stock (in the case of options, less the exercise price per share of the applicable option). A total of 23,856,163 shares of series A redeemable convertible preferred stock and 2,265,167 shares of common stock were tendered and the Company paid a total of $43,662 on June 1, 2004. Of the total shares tendered, the Company purchased 836,010 shares of common stock for a total of $4,548. These shares were retired in September 2006. The Company recorded stock-based compensation expense of $6,012 in 2004 related to the purchase of 1,429,157 options all of which were held by employees. The options had various grant dates occurring between September 1999 and January 2002.

        As of November 2006, there were outstanding options to purchase 17,456 shares of the Company's common stock at an exercise price of $2.36 per share, the issuance of which may not have been exempt from registration or certain qualification requirements under federal or state securities laws. To address this issue, the Company made a rescission offer that was completed in December 2006 to all holders of these options pursuant to which the Company offered to repurchase these options for cash or shares of its common stock. In connection with the completion of the of the rescission offer, the Company issued 10,726 shares and paid out approximately $7 in cash, which included statutory interest.

  Stock Option Plan

        The Company has a stock option plan (the Plan) that provides for the issuance of up to 12,384,646 shares of common stock incentives. The Plan provides for the granting of incentive stock options (ISOs), nonqualified stock options, and stock grants. These incentives may be offered to the Company's employees, officers, directors, consultants, and advisors, as defined.

        Nonqualified options and stock grants may be issued at no less than par value per share of common stock. ISOs may be granted at no less than fair market value (FMV) on the date of grant, as determined by the Company's Board of Directors (the Board) (no less than 110% of FMV on the date of grant for 10% or greater stockholders). Each option shall be exercisable at such times and subject to such terms as determined by the Board, generally four years, and shall expire within ten years of issuance.

        The Company uses the Black-Scholes option pricing model to calculate the grant-date fair value of an award. The fair values of options granted were calculated using the following estimated weighted-average assumptions:

	Years Ended December 31,
	2004	2005	2006
Options granted	1,074,475	42,500	4,243,500
Weighted-average exercise prices stock options	$4.40	$6.44	$7.36
Weighted-average grant date fair-value stock options	$1.16	$1.52	$4.48
Intrinsic value of stock options exercised	$72	$587	$2,196
Assumptions:
Weighted-average expected volatility	—%	—%	57%-63%
Weighted-average expected term (in years)	7.00 years	6.20 years	6.25 years
Risk-free interest rate	3.92%-4.59%	4.00%-4.47%	4.68%-5.05%
Expected dividend yield	—%	—%	—%

        The Company did not grant any stock options during the three months ended March 31, 2007.

        As there has been no public market for the Company's common stock prior to this offering, the volatility for options granted in 2006 has been determined based on an analysis of reported data for a peer group of companies that issued options with substantially similar terms. The expected volatility of options granted has been determined using an average of the historical volatility measures of this peer group of companies for a period equal to the expected life of the option. The expected volatility for options granted during the year ended December 31, 2006 ranged from 57% to 63%. The expected life of options has been determined utilizing the "simplified" method as prescribed by the SEC's Staff Accounting Bulletin No. 107, Share-Based Payment. The expected life of options granted during the year ended December 31, 2006 was 6.25 years. For the year ended December 31, 2006, the weighted-average risk free interest rate used ranged from 4.68% to 5.05%. The risk-free interest rate is based on a zero coupon United States treasury instrument whose term is consistent with the expected life of the stock options. The Company has not paid and does not anticipate paying cash dividends on its shares of common stock; therefore, the expected dividend yield is assumed to be zero. In addition, SFAS No. 123(R) requires companies to utilize an estimated forfeiture rate when calculating the expense for the period, whereas SFAS No. 123 permitted companies to record forfeitures based on actual forfeitures, which was the Company's historical policy under SFAS No. 123. As a result, the Company applied an estimated forfeiture rate, based on its historical forfeiture experience during the previous six years, of 8.40% in the year ended December 31, 2006 in determining the expense recorded in its consolidated statement of operations.

        The Company has historically granted stock options at exercise prices no less than the fair market value as determined by the Board, with input from management. The Board exercised judgment in determining the estimated fair value of the Company's common stock on the date of grant based on a number of objective and subjective factors, including operating and financial performance, external market conditions affecting the Company's industry sector, an analysis of publicly-traded peer companies, the prices at which shares of convertible preferred stock were sold, the superior rights and preferences of securities senior to common stock at the time of each grant and the likelihood of achieving a liquidity event such as an initial public offering or sale of the Company. On April 18, 2006, July 25, 2006 and September 27, 2006 the Board granted stock options to purchase an aggregate of 167,000, 9,000 and 4,017,500 shares of common stock, respectively, with an exercise price of $7.36 per share. On October 30, 2006, the Board granted an additional option to purchase 50,000 shares of common stock at $7.80 per share. At the time of these grants, the exercise price was determined by the Board with input by management based on the various objective and subjective factors mentioned above. In addition, for certain stock option grants in 2006, the Company engaged an unrelated third party valuation specialist to assist management in preparing contemporaneous valuation reports to document the fair value of its common stock for income tax considerations.

        In connection with the preparation of its consolidated financial statements for the year ended December 31, 2006 and in preparing for the initial public offering of its common stock, management reexamined the valuations of its common stock during 2006. In connection with this reexamination, the Company engaged a valuation specialist to assist management in preparing retrospective valuation reports of the fair value of its common stock for accounting purposes as of July 31, 2006, September 30, 2006 and October 27, 2006. Management believes that the valuation methodologies used in the retrospective valuations are consistent with the Practice Aid of the American Institute of Certified Public Accountants entitled Valuation of Privately Held Company Equity Securities Issued as Compensation. In its retrospective valuations, the Company determined that the fair value of its common stock on July 31, 2006, September 30, 2006 and October 27, 2006 was $6.92, $7.44 and $7.80 per share, respectively. A retrospective valuation for the April 18, 2006 grants was not prepared.

        In each retrospective valuation, a probability-weighted combination of the guideline public company method and the discounted future cash flow method was used to estimate the aggregate enterprise value of the Company at the applicable valuation date. The guideline public company method estimates the fair market value of a company by applying to that company market multiples, in this case revenue and EBITDA multiples, of publicly traded firms in similar lines of business. The companies used for comparison under the guideline public company method were selected based on a number of factors, including but not limited to, the similarity of their industry, business model, financial risk and other factors to those of the Company's. Equal weighting has been applied to the valuations derived from the using the revenue and EBITDA multiples in determining the guideline public company fair market value estimate. The discounted future cash flow method involves applying appropriate risk-adjusted discount rates of approximately 17% to estimated debt-free cash flows, based on forecasted revenues and costs. The projections used in connection with this valuation were based on the Company's expected operating performance over the forecast period. There is inherent uncertainty in these estimates; if different discount rates or assumptions had been used, the valuation would have been different.

        In order to allocate the enterprise value determined under the guideline public company method and the discounted future cash flow method to its common stock, the Company used the probability-weighted expected return method. Under the probability-weighted expected return method, the fair market value of the common stock is estimated based upon an analysis of future values for the Company assuming various future outcomes, the timing of which is based on the plans of its board and management. Share value is based on the probability-weighted present value of expected future investment returns, considering each of the possible outcomes available as well as the rights of each share class. The fair market value of the Company's common stock was estimated using a probability-weighted analysis of the present value of the returns afforded to its shareholders under each of three possible future scenarios. Two of the scenarios assume a shareholder exit, either through an initial public offering, or IPO, or a sale of the Company. The third scenario assumes operations continue as a private company and no exit transaction occurs. For the IPO scenario, the estimated future and present values for the Company's common stock was calculated using assumptions including; the expected pre-money valuation (pre-IPO) based on the guideline public company method discussed above; the expected dates of the future expected IPO; and an appropriate risk-adjusted discount rate. For the sale scenario, the estimated future and present values for the Company's common stock was calculated using assumptions including: an equal weighting of the guideline public company method and the discounted cash flow method discussed above; the expected dates of the future expected sale and an appropriate risk-adjusted discount rate. For the private company with no exit scenario, an equal weighting of the guideline public company method and the discounted cash flow method based on present day assumptions was used. Finally, the present value calculated for the Company's common stock under each scenario was probability weighted based on management's estimate of the relative occurrence of each scenario. The probability associated with the occurrence of an IPO was increased from 40% in July 2006 to 45% in September 2006 to 50% in October 2006. The probability associated with the occurrence of a sale was decreased from 40% in July 2006 to 35% in September 2006 to 30% in October 2006. The probability of continuing operations as a private company remained constant at 20% in each valuation. The estimated fair market value of the Company's common stock at each valuation date is equal to the sum of the probability weighted present values for each scenario.

        The Company has incorporated the fair values determined in the retrospective valuations into the Black-Scholes option pricing model when calculating the compensation expense to be recognized for the stock options granted in July, September and October of 2006. In determining the fair value of the April 2006 grants using the Black-Scholes option pricing model, it was assumed that the fair market value of the common stock was equal to the exercise price of the stock options.

        The following table details the effect on net income (loss) and net income (loss) per share had stock-based compensation expense been recorded in 2004 and 2005 based on the fair-value method under SFAS No. 123, Accounting for Stock-Based Compensation.

	Years Ended December 31,
	2004	2005
Net income (loss), as reported	$(3,292)	$8,886
Add: Stock-based employee compensation expense included in reported net loss	6,012	—
Deduct: Total stock-based employee compensation expense determined under fair value-based method for all awards	(6,377)	(678)

Pro forma net income (loss)	$(3,657)	$8,208

Pro forma net loss per share:
Basic and diluted—as reported	$(1.32)	$(0.24)

Basic and diluted—pro forma	$(1.40)	$(0.32)

        A summary of the activity under the Company's stock option plan for the year ended December 31, 2006 and the three months ended March 31, 2007 is presented below:

	Options Outstanding	Weighted-Average Exercise Price Per Share	Weighted-Average Remaining Contractual Term in Years	Aggregate Intrinsic Value
Outstanding at December 31, 2005	4,129,632	$2.18
Options granted	4,243,500	7.37
Options exercised	(371,634)	1.49
Options forfeited	(59,199)	6.17
Options canceled	(19,976)	2.77

Outstanding at December 31, 2006	7,922,323	4.96
Options granted	—	—
Options exercised	(278,719)	0.46
Options forfeited	(30,069)	4.42
Options canceled	(625)	3.65

Outstanding at March 31, 2007 (unaudited)	7,612,910	$5.13	7.5	$45,030

Options exercisable at March 31, 2007 (unaudited)	3,050,419	$2.10	4.7	$27,275

Options vested or expected to vest at March 31, 2007(1) (unaudited)	7,229,661	$5.02	7.4	$43,539

(1)
In addition to the vested options, the Company expects a portion of the unvested options to vest at some point in the future. Options expected to vest is calculated by applying an estimated forfeiture rate to the unvested options.

        The total intrinsic value of options exercised (i.e. the difference between the market price at exercise and the price paid by the employee to exercise the options) during the three months ended March 31, 2007 was $2,463 and the total amount of cash received by the Company from exercise of these options was $121. None of the options granted after the adoption of SFAS No. 123(R) on January 1, 2006 vested during the three months ended March 31, 2007.

        Unrecognized stock-based compensation expense of non-vested stock options of $13.4 million is expected to be recognized using the straight line method over a weighted-average period of 3.47 years.

        Information with respect to activity under the stock option plan is set forth below:

	Number of Shares	Weighted-Average Exercise Price Per Share
Balance at December 31, 2003	4,770,761	$1.24
Options granted	1,074,475	4.35
Options canceled	(65,367)	2.35
Options purchased through tender offer	(1,429,157)	0.76
Options exercised	(27,626)	1.84

Balance at December 31, 2004	4,323,086	2.17
Options granted	42,500	6.44
Options canceled	(94,229)	4.32
Options exercised	(141,725)	1.68

Balance at December 31, 2005	4,129,632	2.18
Options granted	4,243,500	7.37
Options canceled and forfeited	(79,175)	5.31
Options exercised	(371,634)	1.49

Balance at December 31, 2006	7,922,323	4.96
Options granted	—	—
Options canceled and forfeited	(30,694)	4.40
Options exercised	(278,719)	0.46

Balance at March 31, 2007 (unaudited)	7,612,910	$5.13

        As of March 31, 2007, a total of 2,056,282 common shares were available for future grants under the Company's stock option plan.

12. Income Taxes

        As of December 31, 2006, the Company had U.S. federal and state net operating loss (NOL) carryforwards of approximately $3,444 and $2,095, respectively, which may be used to offset future taxable income. The NOL carryforwards expire through 2024, and are subject to review and possible adjustment by the Internal Revenue Service. The Internal Revenue Code contains provisions that limit the NOL and tax credit carryforwards available to be used in any given year in the event of certain changes in the ownership interests of significant stockholders. The federal NOL carry forwards of $3,444 available at December 31, 2006 were acquired from Bitpipe and are subject to limitations on their use in future years.

        The income tax provision (benefit) for the years ended December 31, 2004, 2005 and 2006 consisted of the following:

	Years Ended December 31,
	2004	2005	2006
Current:
Federal	$—	$248	$4,321
State	32	67	1,316

Total current	32	315	5,637
Deferred:
Federal	—	(2,553)	185
State	—	(443)	(11)

Total deferred	—	(2,996)	174

	$32	$(2,681)	$5,811

        The income tax provision (benefit) for the years ended December 31, 2004, 2005 and 2006 differ from the amounts computed by applying the statutory federal income tax rate to the consolidated income (loss) before income taxes as follows:

	Years Ended December 31,
	2004	2005	2006
Provision (benefit) computed at statutory rate	$(1,119)	$2,120	$4,544
Increase (reduction) resulting from:
Valuation allowance	788	(4,497)	—
Nondeductible expenses	331	72	515
State income tax provision (benefit)	32	(376)	849
Other	—	—	(97)

Provision for (benefit from) income taxes	$32	$(2,681)	$5,811

        Significant components of the Company's net deferred tax assets and liabilities are as follows:

	As of December 31,
	2005	2006
Deferred tax assets:
Net operating loss carryforwards	$3,434	$1,331
Accruals and allowances	289	352
Depreciation	201	257
Purchase price adjustments	139	101
Stock-based compensation	206	223
Deferred rent expense	221	204

Gross deferred tax assets	4,490	3,139
Less valuation allowance	—	—

Total deferred tax assets	4,490	3,139
Deferred tax liabilities:
Intangible asset amortization	(963)	—

Total deferred tax liabilities	(963)	—

Net deferred tax assets	$3,527	$3,139

As reported:
Current deferred tax assets	$1,965	$1,784
Non-current deferred tax assets	1,562	1,355

Total deferred tax assets	$3,527	$3,139

        In evaluating the ability to realize the net deferred tax asset, the Company considers all available evidence, both positive and negative, including past operating results, the existence of cumulative losses in the most recent fiscal years, tax planning strategies that are prudent, and feasible and forecasts of future taxable income. In considering sources of future taxable income, the Company makes certain assumptions and judgments that are based on the plans and estimates that are used to manage the underlying business of the Company. Changes in the Company's assumptions and estimates may materially impact income tax expense for the period. In determining the Company's fiscal 2004 tax provision under SFAS No. 109, management considered a number of factors including the positive and negative evidence regarding the realization of deferred tax assets, and determined that a valuation allowance should be recognized. In the fourth quarter of 2005, the Company reversed the $6,751 valuation allowance because management determined that sufficient positive evidence existed to conclude that it was more likely than not that the Company would be able to realize its deferred tax assets. This conclusion was based on the Company's operating performance over the previous few years and its operating plans for the foreseeable future.

        The Company files income tax returns in the U.S. federal jurisdiction, various state jurisdictions and the United Kingdom. With few exceptions, the Company is no longer subject to income tax examinations by U.S. federal, state or United Kingdom tax authorities for years before 2003.

        The Company adopted the provisions of Financial Accounting Standards Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48), effective January 1, 2007. The Company did not recognize any liability for unrecognized tax benefits as a result of adopting FIN 48 on January 1, 2007 and during the three months ended March 31, 2007. The Company did not recognize any interest and penalties in the years ended December 31, 2004, 2005 and 2006 and the three months ended March 31, 2007.

13. Segment Information

        SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, establishes standards for reporting information about operating segments in annual financial statements and requires selected information of these segments be presented in interim financial reports to stockholders. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in making decisions on how to allocate resources and assess performance. The Company's chief operating decision making group, as defined under SFAS No. 131, consists of the Company's chief executive officer, president and executive vice president. The Company views its operations and manages its business as one operating segment.

  Geographic Data

        Net sales to unaffiliated customers by geographic area were as follows:

	Years Ended December 31,			Three Months Ended March 31,
	2004	2005	2006	2006	2007
				(unaudited)
United States and Canada	$46,329	$65,893	$78,029	$14,685	$17,998
International	398	853	983	226	347

Total	$46,727	$66,746	$79,012	$14,911	$18,345

14. 401(k) Plan

        The Company maintains a 401(k) retirement savings plan (the Plan) whereby employees may elect to defer a portion of their salary and contribute the deferred portion to the Plan. The Company contributes an amount equal to 100% of the first $1,500 of an employee's contribution to the Plan. The Company contributed $360, $482, $492, $294 and $346, to the Plan for the years ended December 31, 2004, 2005 and 2006, and the three months ended March 31, 2006 and 2007, respectively. Employee contributions and the Company's matching contributions are invested in one or more collective investment funds at the participant's direction. The Company's matching contributions vest 25% annually and are 100% vested after four consecutive years of service.

15. Quarterly Financial Data (unaudited)

        The following table presents the Company's unaudited quarterly consolidated results of operations for the nine quarters ended March 31, 2007. The unaudited quarterly consolidated information has been prepared on the same basis as the Company's audited consolidated financial statements. The operating results for any quarter are not necessarily indicative of the operating results for any future period.

	Three Months Ended
	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006	March 31, 2007
Total revenues	$13,160	$19,003	$16,305	$18,278	$14,911	$20,717	$20,267	$23,117	$18,345
Total cost of revenues	4,100	5,603	6,075	6,222	5,302	6,150	6,661	6,707	6,026
Total gross profit	9,060	13,400	10,230	12,056	9,609	14,567	13,606	16,410	12,319
Total operating expenses	9,399	9,955	8,589	10,568	9,089	10,496	10,294	11,650	11,599
Operating income (loss)	(339)	3,445	1,641	1,488	520	4,071	3,312	4,760	720
Net income (loss)	(399)	3,402	1,653	4,230	441	2,374	1,587	2,771	317
Net income (loss) per common share:
Basic	$(0.41)	$0.02	$(0.14)	$0.05	$(0.29)	$(0.03)	$(0.16)	$0.00	$(0.28)
Diluted	$(0.41)	$0.02	$(0.14)	$0.04	$(0.29)	$(0.03)	$(0.16)	$0.00	$(0.28)

16. Reverse Stock Split

      On April 26, 2007, the Company's board of directors approved a 1-for-4 reverse stock split of the Company's outstanding common stock. The reverse stock split is effective immediately and all common share and per share amounts in the accompanying consolidated financial statements and notes to the consolidated financial statements have been retroactively adjusted for all periods presented to give effect to the reverse stock split.

17. Subsequent Events (unaudited)

        In April 2007, the Company's board of directors approved the 2007 Stock Option Plan, which will become effective with the completion of the offering. The 2007 Stock Option Plan permits the Company to grant incentive stock options, non-qualified stock options, stock appreciation rights, deferred stock awards and restricted stock awards at fair market value on the date of grant. These incentives may be granted to all full-time and part-time officers, employees, directors and other key persons as defined. The Company has initially reserved 2,911,667 shares of its common stock for issuance of awards under the 2007 Stock Option Plan.

        On April 26, 2007, the Company acquired substantially all of the assets of TechnologyGuide.com, Inc., a privately held company based in Cincinnati, Ohio for a purchase price of approximately $15.0 million in cash. TechnologyGuide.com develops and operates a portfolio of proprietary Internet content sites that provide product reviews, price comparisons and user forums for mobile technology products such as laptops, PDAs and tablet PCs. The Company funded $12.0 million of the purchase price through a borrowing under its revolving credit facility.

Report of Independent Auditors

To the Board of Directors and Stockholders of
Bitpipe, Inc.

        In our opinion, the accompanying balance sheets and the related statements of operations, of redeemable convertible preferred stock and stockholders' deficit and cash flows present fairly, in all material respects, the financial position of Bitpipe, Inc. at December 31, 2003 and 2002, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
October 1, 2004

Bitpipe, Inc.

Balance Sheets

December 31, 2003 and 2002

	2003	2002
Assets
Current assets
Cash and cash equivalents	$1,152,680	$518,182
Accounts receivable, net of allowance for doubtful accounts of $62,455 and 60,230 at December 31, 2003 and 2002, respectively	1,750,230	998,744
Prepaid expenses and other current assets	3,561	1,760

Total current assets	2,906,471	1,518,686
Property and equipment, net	235,034	126,994
Intangible assets, net	18,888	—
Other assets	48,982	42,484

Total assets	$3,209,375	$1,688,164

Liabilities, Redeemable Convertible Preferred Stock and Stockholders' Deficit
Current liabilities
Accounts payable	$160,326	$130,338
Accrued compensation	590,448	286,166
Other accrued expenses	211,500	164,059
Deferred revenue	1,816,363	1,224,048
Current portion of capital lease obligation	—	6,939

Total current liabilities	2,778,637	1,811,550

Commitments (Note 9)
Series B redeemable convertible preferred stock; $0.01 par value, 15,000,000 shares authorized; 12,792,465 shares issued and outstanding at December 31, 2003 and 2002 (liquidation preference of $3,031,741 at December 31, 2003)	2,987,440	2,776,262
Stockholders' deficit
Series A convertible preferred stock; $0.01 par value; 5,750,000 shares authorized; 5,622,502 shares issued and outstanding at December 31, 2003 and 2002	3,179,998	3,179,998
Common stock, $.001 par value; 34,000,000 shares authorized, 5,825,426 and 5,654,297 shares issued and outstanding at December 31, 2003 and 2002, respectively	58,254	56,543
Additional paid-in capital	—	175,452
Accumulated deficit	(5,794,954)	(6,311,641)

Total stockholders' deficit	(2,556,702)	(2,899,648)

Total liabilities, redeemable convertible preferred stock and stockholders' deficit	$3,209,375	$1,688,164

The accompanying notes are an integral part of these financial statements.

Bitpipe, Inc.

Statements of Operations

Years Ended December 31, 2003 and 2002

	2003	2002
Revenues
Services	$7,807,973	$4,359,397
Other	—	133,335

Total revenues	7,807,973	4,492,732

Operating expenses
Cost of revenues	1,689,496	1,130,251
Sales and marketing	2,704,297	1,815,231
Research and development	483,033	352,239
General and administrative	2,396,864	1,450,388

Total operating expenses	7,273,690	4,748,109

Income (loss) from operations	534,283	(255,377)
Interest income, net	2,728	5,977

Net income (loss)	$537,011	$(249,400)

The accompanying financial statements are an integral part of these financial statements.

Bitpipe, Inc.

Statements of Cash Flows

Years Ended December 31, 2003 and 2002

	2003	2002
Cash flows from operating activities
Net income (loss)	$537,011	$(249,400)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	107,092	105,479
Provision for doubtful accounts	9,206	26,230
Changes in assets and liabilities
Accounts receivable	(760,692)	(473,684)
Prepaid expenses	(1,801)	67,164
Other assets	(6,498)	—
Accounts payable	29,988	26,122
Accrued expenses	351,723	246,463
Deferred revenue	592,315	(43,431)

Net cash provided by (used in) operating activities	858,344	(295,057)

Cash flows from investing activities
Purchases of property and equipment	(214,020)	(78,423)
Purchase of intangible assets	(20,000)	—

Net cash used in investing activities	(234,020)	(78,423)

Cash flows from financing activities
Principal payments of capital lease obligation	(6,939)	(13,124)
Proceeds from exercise of common stock options	17,113	—

Net cash provided by (used in) financing activities	10,174	(13,124)

Net change in cash and cash equivalents	634,498	(386,604)
Cash and cash equivalents, beginning of year	518,182	904,786

Cash and cash equivalents, end of year	1,152,680	518,182

Supplemental disclosure of cash flow information
Cash paid for interest	$818	$2,392

The accompanying notes are an integral part of these financial statements.

Bitpipe, Inc.

Statements of Redeemable Convertible Preferred Stock and Stockholders' Deficit

Years Ended December 31, 2003 and 2002

	Series B Redeemable Convertible Preferred Stock		Series A Convertible Preferred Stock
					Common Stock
							Additional Paid-in Capital	Accumulated Deficit	Stockholders' Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2001	12,792,465	$2,572,419	5,622,502	$3,179,998	5,654,297	$56,543	$379,295	$(6,062,241)	$(2,446,405)
Accretion of $203,843 on Series B convertible preferred stock		203,843					(203,843)		(203,843)
Net loss								(249,400)	(249,400)

Balance at December 31, 2002	12,792,465	2,776,262	5,622,502	3,179,998	5,654,297	56,543	175,452	(6,311,641)	(2,899,648)
Exercise of employee stock options					171,129	1,711	15,402		17,113
Accretion of $211,178 on Series B convertible preferred stock		211,178					(190,854)	(20,324)	(211,178)
Net income								537,011	537,011

Balance at December 31, 2003	12,792,465	$2,987,440	5,622,502	$3,179,998	5,825,426	$58,254	$—	$(5,794,954)	$(2,556,702)

The accompanying notes are an integral part of these financial statements.

Bitpipe, Inc.

Notes to Financial Statements

December 31, 2003 and 2002

1. Business

        Bitpipe, Inc., a Delaware corporation, was incorporated in 2000 and is a syndicator of information technology ("IT") literature over the Internet. The Company collects IT literature, in the form of white papers, webcasts, product collateral, and case studies from IT vendors and analysts, catalogs and distributes them to other websites through its proprietary data base.

        The Company is subject to a number of risks similar to other companies in the industry including, but not limited to, new technological innovations, dependence on key personnel, protection of proprietary technology, and compliance with government regulations.

2. Summary of Significant Accounting Policies

Cash and Cash Equivalents

        The Company considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents. At December 31, 2003 and 2002, cash equivalents consist of money market instruments of $434,567 and $431,091, respectively. These investments are classified as available for sale and recorded at amortized cost, which approximates fair value.

Fair Value of Financial Instruments

        The carrying amounts of the Company's financial instruments, which include cash and cash equivalents, accounts receivable, accounts payable, and capital lease obligations approximate their fair values at December 31, 2003 and 2002.

Accounts Receivable, Concentration of Credit Risk and Significant Customers

        Financial instruments which potentially expose the Company to concentrations of credit risk are primarily comprised of cash and cash equivalents and accounts receivable. The Company places its temporary cash in highly rated financial institutions. Management believes its credit policies reflect normal industry terms and business risk. The Company does not anticipate nonperformance by the counterparties and, accordingly, does not require collateral. Credit losses have not been significant to date.

        At December 31, 2003, one customer accounted for 12% of the Company's accounts receivable.

Property and Equipment

        Fixed assets are recorded at cost and depreciated using the straight-line method over the estimated useful life of the asset. Upon retirement or sale, the cost of the asset disposed of and the related accumulated depreciation is removed from the accounts and any resulting gain or loss is credited or charged to income. Repair and maintenance costs are expensed as incurred. Equipment acquired under capital lease is stated at the lower of the fair value of the equipment or the present value of the minimum lease payments at the inception of the lease and amortized on a straight-line basis over the useful life of the asset.

Intangible Assets

        Intangible assets consist of intellectual property and subscriber lists. The assets were recorded at the purchase date at fair value and are amortized on a straight-line basis over the useful life of three years.

Revenue Recognition

        The Company's revenues are primarily generated from fees charged to customers for cataloging and listing whitepapers and other IT literature in its proprietary data base. Revenues are recognized when evidence of arrangement exists, services have been performed, fees are fixed and determinable and collectibility is probable. Revenue associated with listing whitepapers is deferred and recognized monthly on a pro rata basis over the listing period, which generally do not exceed one year.

        In 1999, the Company entered into a contract valued at $422,500 to license its internet publishing system and IT literature catalog system and to provide related installation, training and maintenance services. Revenues from software licenses are recorded when all delivery obligations are met, provided there is vendor-specific objective evidence of fair value of the remaining obligations, generally training and maintenance services. Since vendor-specific evidence of fair value of these remaining obligations cannot be established, revenue from the entire contract is being recognized ratably over the three-year contract period. For the year ended December 31, 2003 and 2002, $0 and $133,335 has been recognized, respectively, as other revenue in the statement of operations.

        Deferred revenue consists of amounts received or billed in advance of services performed.

Income Taxes

        Deferred income taxes are recorded for all temporary differences between the financial statement and tax basis of assets and liabilities and loss carryforwards, and that deferred tax balances be based on enacted tax laws at tax rates that are expected to be in effect when the temporary differences reverse. A valuation allowance is provided for net deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Stock-Based Compensation

        Employee stock awards under the Company's compensation plan are accounted for in accordance with the Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"), and related interpretations. The Company provides the disclosure requirements of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123") and Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, an Amendment of Statement No. 123 ("SFAS 148"), and related interpretations. Stock-based awards to nonemployees are accounted for under the provisions of SFAS No. 123, as amended, and Emerging Issues Task Force Issue No. 96-18 ("EITF 96-18").

        Had compensation cost been determined based on the fair value of the options granted to employees at the grant date consistent with the provisions of SFAS No. 123, the Company's net income (loss) on a pro forma basis would be as follows:

	Year Ended December 31,
	2003	2002
Net income (loss)
As reported	$537,011	$(249,400)
Less: Stock-based employee compensation expense determined under fair value based method for all awards net of related tax effects	(15,799)	(17,016)

Pro forma net income (loss)	$521,212	$(266,416)

        For purposes of pro forma disclosure, for the years ended December 31, 2003 and 2002, the fair value of each option was estimated on the date of grant using the minimum value method with the following assumptions: no dividend yield, no volatility, weighted average risk-free interest rate of 3.52% and 3.85%, respectively, and weighted average expected option term of five years.

        Because options vest over several years and additional option grants are expected to be made in future years, the above results are not representative of the pro forma results in future years.

Advertising Costs

        Advertising costs are expensed as incurred. Advertising costs incurred by the Company were $110,320 and $110,952 for the years ended December 31, 2003 and 2002, respectively.

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Risks and Uncertainties

        The Company's future results of operations involve a number of risks and uncertainties that could affect the Company's future operating results and cause actual results to vary materially from expectations. These factors include, but are not limited to, dependence on strategic partners, limited operating history, ability to fund and manage growth, and technological change.

Reclassifications

        Certain prior year amounts have been reclassified to conform with the current year's presentation.

3. Property and Equipment

        Property and equipment (and their estimated useful lives in years) consists of the following at December 31:

	Years	2003	2002
Furniture and fixtures	5	$42,768	$4,932
Computer equipment	3	504,786	361,323
Leasehold improvements	Life of lease	32,721	12,500

		580,275	378,755
Less accumulated depreciation		(345,241)	(251,761)

		$235,034	$126,994

        At December 31, 2003 and 2002, the cost of equipment held under capital leases was $26,625 and the related accumulated depreciation was $26,625 and $19,686, respectively.

        Depreciation and amortization expense was $105,980 and $105,479 for the years ended December 31, 2003 and 2002, respectively.

4. Redeemable Convertible Preferred Stock

        In February and March 2000, the Company authorized and issued a total of 5,622,502 shares of Series A convertible preferred stock ("Series A preferred") to several investors for $0.566 per share resulting in gross proceeds to the Company of $3,204,483.

        In July 2001, the Company authorized and issued a total of 12,792,465 shares of Series B redeemable convertible preferred stock ("Series B preferred") to several investors for $0.20 per share resulting in gross proceeds to the Company of $1,925,993.

        In July 2001, as part of the issuance of Series B redeemable convertible preferred stock, the Convertible Note and accumulated interest totaling $632,500 was converted into 3,162,500 shares of Series B redeemable convertible preferred stock at $0.20 per share.

        In conjunction with the issuance of Series B preferred, certain rights of Series A preferred were amended or eliminated, including liquidation preferences, redemption rights, and cumulative dividend rights. Each holder of Series A preferred stock was issued, in exchange for agreement to the modification of these certain terms and conditions, a warrant to purchase shares of the Company's common stock (Note 5).

        The Series A and B preferred have the following characteristics:

Conversion Rights

        Each share of the Series A and B preferred is convertible, at the option of the holder, into one share of common stock, subject to adjustment for certain dilutive events. Concurrent with the closing of any underwritten public offering for the sale of the Company's common stock in which the gross proceeds exceed $10 million and the valuation of the Company as a whole of at least $50 million ("Qualified Public Offering"), all outstanding shares of the Series A and B preferred automatically convert into shares of common stock at the then conversion rate (currently one share of common stock for each share of Series A and B preferred). In addition, in the case of a Qualified Public Offering, the Company shall pay to each holder of Series B preferred stock an amount equal to the aggregate purchase price paid plus declared and unpaid dividends less the par value of the common stock received on conversion.

        All remaining outstanding shares of Series A and B preferred shall automatically be converted into the Company's common stock upon the conversion of 51% or more of the Series B preferred into the Company's common stock.

Voting Rights

        Each holder of outstanding shares of the Series A and B preferred shall be entitled to the number of votes equal to the number of whole shares of common stock into which they are convertible.

Liquidation Preference

        In the event of any liquidation, dissolution, winding-up of the Company, consolidation or merger, the holders of Series B preferred shall be entitled to receive an amount equal to $0.20 per share plus any accrued but unpaid dividends. If the assets of the Company are insufficient to permit the payment in full to the Series B preferred stockholders, the entire assets of the Company will be distributed ratably among the Series B preferred holders. Any assets remaining following any liquidation distribution to the holders of Series B preferred will be distributed among the holders of the Company's Series A and B preferred and common stock.

Redemption

        Commencing any time after January 30, 2006, at the option of the holders of at least a 51% of the shares of Series B preferred then outstanding, the Company shall redeem all outstanding shares of Series B preferred. The redemption shall take place in three annual installments. The redemption price for Series B preferred is $0.20 per share plus all accrued and unpaid dividends. All per share prices will be adjusted for certain dilutive events. There is no redemption feature on the Series A preferred stock.

Dividends

        The holders of Series B preferred are entitled to receive cumulative annual dividends (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), when and as declared by the Board of Directors of the Company. The right to receive dividends shall be cumulative and accrue at a rate of 7% per annum of the original purchase price of the Series B preferred, $0.20. Such dividends shall be deemed to accrue on the Series B preferred and be cumulative, whether or not earned or declared and whether or not there are profits, surplus or other funds legally available for the payment of dividends. The Company shall not declare or pay any dividends on shares of Series A preferred or common stock until the preferred stockholders have received a distribution. Upon a liquidation, dissolution or winding-up of the Company or the conversion of Series B preferred, all accumulated and unpaid dividends on Series B Preferred shall be paid (Note 10).

5. Common Stock

Amendment of the Articles of Incorporation

        In June 2002, the Company amended its Articles of Incorporation to increase the number of authorized shares of common stock from 30,750,000 to 34,000,000. The Company also amended the 2000 Plan (Note 6) to increase the number of shares of common stock that may be issued pursuant to options granted under the 2000 Plan from 3,493,925 to 4,493,925.

        During 2001, the Company amended its Articles of Incorporation to increase the number of authorized shares of common stock to 30,750,000 shares of $0.01 par value. The Company has reserved 29,190,857 shares of its common stock for conversion of Series A and B preferred stock, and the exercise of warrants and stock options.

        Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of holders of all classes of stock outstanding.

Restricted Stock

        In February 2000, the Company entered into a Stock Restriction and Repurchase Agreement with all founders of the Company. The stock restrictions relate to the sale and transferability of the stock and lapse ratably according to the vesting schedule, and is contingent upon continued employment of the founders to the Company. Fifty percent of the restricted common stock vested immediately while the remaining fifty percent vests ratably over three years. In the event employment is terminated, the Company has the right to repurchase unvested shares at $.01 per share. At December 31, 2003, all shares of common stock were vested and not subject to repurchase by the Company.

Common Stock Warrants

        In July 2001, the holders of Series A preferred were issued a warrant to purchase 4,216,858 shares of the Company's common stock at an exercise price of $1.20 per share in consideration for eliminated or amended rights, privileges and preferences of the Series A preferred. The warrant expires on June 30, 2009. The estimated fair value of the warrants (as of the date of issue) using the Black-Scholes option pricing was $256,956 using the following assumptions: no dividend yield, 100% volatility, risk-free rate of 4.3% and a life of eight years. The value of the warrant was recorded against the Company's accumulated deficit in 2001.

6. Stock Option Plan

        In 1999, the Company adopted the 1999 Incentive and Non-Qualified Stock Option Plan (the "1999 Plan"). The 1999 Plan was superseded when in February of 2000, the Company adopted the 2000 Incentive and Non-Qualified Stock Option Plan (the "2000 Plan") which is administered by the Board of Directors. The 2000 Plan, as amended, provides for the issuance of a maximum of 4,493,925 shares of the Company's common stock to directors, officers, consultants and employees of the Company.

        Awards granted under the Plan may include incentive stock options and nonqualified stock options. For incentive stock options, the exercise price shall not be less than the fair market value of a share of common stock on the date of grant. Options expire no later than ten years after the date of grant. If the options are held by a 10% shareholder of the Company, the exercise price of the option shall not be less than 110% of the fair market value of the share on the date of grant. These options expire no later than five years from the grant date. For nonqualified stock options, the exercise price and expiration date of options shall be determined by the Board of Directors of the Company.

        A summary of stock option activity under the Plan for the two years ended December 31, 2003 is as follows:

	Number of Shares	Weighted-Average Exercise Price
Outstanding at December 31, 2001	2,249,302	$0.15
Granted	693,402	0.10
Exercised	—	—
Canceled	(62,000)	0.10

Outstanding at December 31, 2002	2,880,704	0.14
Granted	857,504	0.10
Exercised	(171,129)	0.10
Canceled	(448,262)	0.10

Outstanding at December 31, 2003	3,118,817	$0.13

        The following summarizes information about the Company's stock options outstanding at December 31, 2003:

				Exercisable
		Weighted Average Remaining Contractual Life
Range of Exercise Prices	Number of Options Outstanding		Weighted Average Exercise Price	Number of Options Exercisable	Weighted Average Exercise Price
$0.10	2,734,484	5.1	$0.10	1,589,524	$0.10
$0.30–$0.33	349,333	2.7	0.31	349,333	0.31
$0.75	35,000	3.6	0.75	35,000	0.75

	3,118,817	4.8	$0.13	1,973,857	$0.15

        The weighted average fair value of the options granted during 2003 and 2002 was $0.02 on the date of grant.

        The Company follows SFAS No. 123 in accounting for stock options granted to individuals other than employees and directors. During 2000, the Company granted an option to purchase 35,000 shares of the Company's common stock at an exercise price $0.75 a share to a nonemployee consultant. These options are exercisable immediately after the grant and expire in August 2007. The value of these options was not material to the financial statements.

7. Employee Benefit Plan

        Effective June 2000, the Company established a defined contribution plan, the Bitpipe 401(k) Retirement Plan, for certain eligible employees of the Company. All eligible employees are permitted to contribute to the 401(k) plan through payroll deductions within statutory and plan limits. The Company may contribute an amount, if any, deemed employer match by action of the Board of Directors. The Company did not make any matching contributions for the years ended December 31, 2003 and 2002.

8. Income Taxes

        There was no income tax expense recorded in 2003 due to the use of research and development tax credits and net operating loss carryforwards.

        The approximate income tax effect of each type of temporary difference and carryforward that gives rise to the Company's deferred tax asset as of December 31, 2003 and 2002 is as follows:

	2003	2002
Deferred tax asset (liability)
Net operating loss carryforwards	$1,988,728	$2,266,788
Accrued expenses	172,793	46,135
Research and development credits	134,594	95,315
Allowance for doubtful accounts	25,070	52,463
Other	(18,451)	21,927

	2,302,734	2,482,628
Less: valuation allowance	(2,302,734)	(2,482,628)

Net deferred tax assets	$—	$—

        As of December 31, 2003, the Company had federal and state net operating loss ("NOL") carryforwards of approximately $4,943,000 and $4,915,000, respectively, which may be available to offset future federal income tax liabilities and begin to expire in 2020 and 2006, respectively. The Company has federal and state credit carryforwards of approximately $90,000 and $68,000, respectively, which begin to expire in 2020 and 2016, respectively.

        As required by Statement of Accounting Standards No. 109, management of the Company has evaluated positive and negative evidence bearing upon the realizability of its deferred tax assets which are comprised principally of net operating loss carryforwards. Management has determined that it is more likely than not the Company will not recognize the benefits of federal and state deferred tax assets and as a result, a full valuation allowance has been established at December 31, 2003 and 2002.

        Under the Internal Revenue Code, certain substantial changes in the Company's ownership could result in an annual limitation on the amount of net operating loss carryforwards and research and development credit carryforwards which could be utilized in future years to offset future taxable income or liability.

9. Commitments

        The Company entered into several noncancelable operating lease agreements for the use of its office facilities through July 2008. Rent expense was $179,977 and $185,205 for the years ended December 31, 2003 and 2002, respectively. Future minimum lease payments as of December 31, 2003 under noncancelable operating leases are as follows (Note 10):

Year Ending December 31,
2004	$175,521
2005	176,491
2006	164,290
2007	155,393
2008	92,904

$764,599

Guarantor Arrangements

        In November 2002, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34 ("FIN 45"). The Interpretation requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken by issuing the guarantee. The Interpretation also requires additional disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees it has issued. The accounting requirements for the initial recognition of guarantees are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements ending after December 15, 2002. The following is a summary of agreements that the Company has within the scope of FIN No. 45.

        The Company enters into standard indemnification agreements in the ordinary course of business. Pursuant to these agreements, the Company will indemnify, hold harmless, and agree to reimburse the indemnified party for losses suffered or incurred by the indemnified party, generally business partners or customers, in connection with any U.S. patent, or any copyright or other intellectual property infringement claim by any third party with respect to the Company's products. The term of these indemnification agreements is generally perpetual any time after execution of the agreement. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is generally unlimited. The Company has never incurred costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the Company believes the estimated cost of these agreements is minimal.

10. Subsequent Events

Facility Lease

        In February 2004, the Company amended one of its noncancelable operating leases for its office facilities to add additional space (Note 9). The lease amendment expires in July 2008.

        Additional minimum lease payments under the amendment are as follows:

Year Ending December 31,
2004	$45,135
2005	60,180
2006	62,688
2007	65,697
2008	39,869

$273,569

Issuance of Series C Preferred and Amendments of Articles of Incorporation and Stock Option Plan

        In April 2004, the Company sold a total of 6,437,924 shares of Series C preferred stock ("Series C preferred") to several investors for $0.46599 per share, resulting in gross proceeds to the Company of approximately $3,000,000.

        In conjunction with the issuance of the Series C preferred, the Company amended its Articles of Incorporation, which among other things, included an increase in the authorized shares to 24,852,891 and 47,000,000 shares of preferred stock and common stock, respectively, and removed all dividends on Series B preferred.

        In addition, the Company also amended the 2000 Plan to increase the number of shares of common stock that may be issued pursuant to options granted under the 2000 Plan to 11,774,202.

Acquisition of Assets

        In June 2004, the Company entered into an agreement to purchase certain net assets of a firm specializing in IT user data analysis for $250,000, payable in four installments through April 2005.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses, other than the underwriting discount, payable by us in connection with the sale of common stock being registered. All amounts are estimated except the SEC registration fee and the NASD filing fees.

SEC registration fee	$9,529
NASD filing fee	12,897
NASDAQ Global Market listing fee	100,000
Printing and engraving expenses	275,000
Legal fees and expenses	1,000,000
Accounting fees and expenses	975,000
Miscellaneous	147,574

Total	$2,520,000

Item 14. Indemnification of Directors and Officers.

        Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

        Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

        Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the Delaware General Corporation Law.

        Article VII of our amended and restated certificate of incorporation (the "Charter"), provides that no director of our company shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases, or (4) for any transaction from which the director derived an improper personal benefit. In addition, our Charter provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of our company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

        Article VII of the Charter further provides that any repeal or modification of such article by our stockholders or an amendment to the Delaware General Corporation Law will not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a director serving at the time of such repeal or modification.

        Article V of our amended and restated bylaws (the "Bylaws"), provides that we will indemnify each of our directors and officers and, in the discretion of our board of directors, certain employees, to the fullest extent permitted by the Delaware General Corporation Law as the same may be amended (except that in the case of an amendment, only to the extent that the amendment permits us to provide broader indemnification rights than the Delaware General Corporation Law permitted us to provide prior to such the amendment) against any and all expenses, judgments, penalties, fines and amounts reasonably paid in settlement that are incurred by the director, officer or such employee or on the director's, officer's or employee's behalf in connection with any threatened, pending or completed proceeding or any claim, issue or matter therein, to which he or she is or is threatened to be made a party because he or she is or was serving as a director, officer or employee of our company, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of our company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Article V of the Bylaws further provides for the advancement of expenses to each of our directors and, in the discretion of the board of directors, to certain officers and employees.

        In addition, Article V of the Bylaws provides that the right of each of our directors and officers to indemnification and advancement of expenses shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any statute, provision of the Charter or Bylaws, agreement, vote of stockholders or otherwise. Furthermore, Article V of the Bylaws authorizes us to provide insurance for our directors, officers and employees, against any liability, whether or not we would have the power to indemnify such person against such liability under the Delaware General Corporation Law or the provisions of Article V of the Bylaws.

        In connection with the sale of common stock being registered hereby, we intend to enter into indemnification agreements with each of our directors and our executive officers. These agreements will provide that we will indemnify each of our directors and such officers to the fullest extent permitted by law and the Charter and Bylaws.

        We also maintain a general liability insurance policy which covers certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.

        In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act, against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

        In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act:

  (a) Issuances of Capital Stock.

        In May 2004 and June 2004, we issued and sold an aggregate of 51,470,588 shares of series B preferred stock at a price of $1.36 per share. In December 2004, we issued and sold an aggregate of 10,141,302 shares of series C preferred stock at a price of $1.4791 per share.

        No underwriters were used in the foregoing transactions. All sales of securities described above were made in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act (and/or Regulation D promulgated thereunder) for transactions by an issuer not involving a public offering. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

        As of November 2006, there were outstanding options to purchase 17,456 shares of our common stock at an exercise price of $2.36 per share, the issuance of which may not have been exempt from registration or certain qualification requirements under federal or state securities laws. To address this issue, we made a rescission offer that was completed in December 2006 to all holders of these options pursuant to which we offered to repurchase these options for cash or shares of our common stock. In connection with the completion of the rescission offer, we issued 10,726 shares and paid out $6,561 in cash, which included statutory interest. The sales of securities pursuant to the rescission offer were made in reliance upon the exemption from registration provided by Section 3(b) of the Securities Act for transactions by an issuer not involving a public offering. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

  (b) Grants and Exercises of Stock Options.

        To date in 2007, pursuant to our 1999 Stock Option Plan, we issued and sold 309,313 shares of our common stock upon the exercise of stock options for aggregate consideration of $123,034.

        During 2006, pursuant to our 1999 Stock Option Plan, we granted stock options to purchase 4,243,500 shares of common stock with a weighted average exercise price of $7.36 per share to our employees. During 2006, 371,634 options were exercised for aggregate consideration of $553,659. During 2005, pursuant to our 1999 Stock Option Plan, we granted stock options to purchase 42,500 shares of common stock with a weighted average exercise price of $6.44 per share to our employees. During 2005, 141,725 options were exercised for aggregate consideration of $237,227. During 2004, pursuant to our 1999 Stock Option Plan, we granted stock options to purchase 1,074,475 shares of common stock with a weighted average exercise price of $4.40 per share to our employees. During 2004, 27,626 options were exercised for aggregate consideration of $50,402. The issuance of common stock upon exercise of the options was exempt either pursuant to Rule 701, as a transaction pursuant to a compensatory benefit plan, or pursuant to Section 4(2), as a transaction by an issuer not involving a public offering. The common stock issued upon exercise of options are deemed restricted securities for the purposes of the Securities Act.

  (c) Exercise of Warrant.

        In April 2004, we issued and sold 150,736 shares of our common stock upon the exercise of a warrant for aggregate consideration of $277,354.

        In February 2006, we issued and sold 184,233 shares of our common stock upon the exercise of a warrant for aggregate consideration of $338,988.

        The issuances of common stock upon the exercise of the warrants were made in reliance upon the exemption from registration proved by Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

Item 16. Exhibits.

        (a)   See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

        (b)   Financial Statement Schedules

        None.

Item 17. Undertakings.

        The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

        (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a line of contract or sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

        (4)   In a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  (i)
  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

  (ii)
  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

  (iii)
  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

  (iv)
  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Needham, Commonwealth of Massachusetts, on May 1, 2007.

TECHTARGET, INC.
By:	/s/ GREG STRAKOSCH
Greg Strakosch Chief Executive Officer and Director

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 1, 2007:

Signature	Title(s)
/s/ GREG STRAKOSCH Greg Strakosch	Chief Executive Officer and Director (Principal Executive Officer)
/s/ ERIC SOCKOL Eric Sockol	Chief Financial Officer (Principal Financial and Principal Accounting Officer)
* Leonard Forman	Director
* Jay C. Hoag	Director
* Bruce Levenson	Director
* Roger M. Marino	Director
* Alan G. Spoon	Director
*By:	/s/ GREG STRAKOSCH Greg Strakosch Attorney-in-Fact

EXHIBIT INDEX

Number	Description
1.1**	Form of Underwriting Agreement
3.1**	Third Amended and Restated Certificate of Incorporation of the Registrant
3.2**	Form of Fourth Amended and Restated Certificate of Incorporation of the Registrant (to be effective upon the completion of the offering)
3.3**	Amended and Restated Bylaws of the Registrant
4.1**	Specimen Stock Certificate for shares of the Registrant's Common Stock
5.1**	Opinion of Goodwin Procter LLP
10.1**	Second Amended and Restated Investors' Rights Agreement by and among the Registrant, the Investors named therein and SG Cowen Securities Corporation, dated as of December 17, 2004
10.2*	Form of Indemnification Agreement between the Registrant and its Directors and Officers
10.3†**	2007 Stock Option and Incentive Plan
10.4†**	Form of Incentive Stock Option Agreement under the 2007 Stock Option and Incentive Plan
10.5†**	Form of Non-Qualified Stock Option Agreement under the 2007 Stock Option and Incentive Plan
10.5.1**	Form of Non-Qualified Stock Option Agreement for Non-Employee Directors
10.6†**	Form of Restricted Stock Agreement under the 2007 Stock Option and Incentive Plan
10.7†**	Executive Incentive Bonus Plan
10.8†**	1999 Stock Option Plan
10.9†**	Form of Incentive Stock Option Grant Agreement under the 1999 Stock Option Plan (for grants prior to September 27, 2006)
10.10†**	Form of Incentive Stock Option Grant Agreement under the 1999 Stock Option Plan (for grants on or after September 27, 2006)
10.10.1†	Form of Incentive Stock Option Grant Agreement under the 1999 Stock Option Plan (for grants to executives)
10.11†**	Form of Nonqualified Stock Option Grant Agreement under the 1999 Stock Option Plan
10.12**	Lease Agreement between the Registrant and Wellsford/Whitehall Holdings, L.L.C. for the premises located at 117 Kendrick Street, Needham, MA, dated as of November 25, 2003
10.13**	First Amendment to Lease Agreement between the Registrant and Wellsford/Whitehall Holdings, L.L.C. for the premises located at 117 Kendrick Street, Needham, MA, dated as of July 27, 2004
10.14**	Second Amendment to Lease Agreement between the Registrant and Wellsford/Whitehall Holdings, L.L.C. for the premises located at 117 Kendrick Street, Needham, MA, dated as of December, 2004
10.15**	Third Amendment to Lease Agreement between the Registrant and Intercontinental Fund III for the premises located at 117 Kendrick Street, Needham, MA, dated as of September 21, 2006

10.16**	Credit Facility Agreement between the Registrant and Citizens Bank of Massachusetts, dated as of August 30, 2006
10.17†**	Employment Agreement between the Registrant and Greg Strakosch
10.18†**	Employment Agreement between the Registrant and Don Hawk
10.19†**	Employment Agreement between the Registrant and Eric Sockol
10.20†**	Employment Agreement between the Registrant and Kevin Beam
10.21†**	Employment Agreement between the Registrant and Rick Olin
21.1**	List of Subsidiaries
23.1	Consent of Ernst & Young LLP
23.2	Consent of PricewaterhouseCoopers LLP
23.3**	Consent of Goodwin Procter LLP (included in Exhibit 5.1)
23.4	Consent of MFA Risk Services, LLC
24.1**	Power of Attorney (included in page II-5)

*
To be filed by amendment.

**
Previously filed.

†
Indicates a management contract or any compensatory plan, contract or arrangement.